Exhibit 99.1
ITEM 7.    MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
As described below, on April 2, 2025, the Company completed the sale of the Foxtel Group (“Foxtel”). All assets and liabilities of Foxtel have been classified as held for sale and the results of operations and cash flows have been classified as discontinued operations for all periods presented. Upon reclassification, the Company determined that the Subscription Video Services segment was no longer a reportable segment and the residual results of the segment were aggregated into the News Media segment. News Media segment results have been recast to reflect this change for all periods presented. This information is provided solely to present recast financial information to reflect these organizational structure changes. Accordingly, the following information speaks as of the original filing date of the Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on August 13, 2024 (the “Annual Report”), does not reflect events that may have occurred subsequent to the original filing date, and should be read in conjunction with the Annual Report and our other filings with the SEC since the date of the Annual Report.
This discussion and analysis contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. All statements that are not statements of historical fact are forward-looking statements. The words “expect,” “will,” “estimate,” “anticipate,” “predict,” “believe,” “should” and similar expressions and variations thereof are intended to identify forward-looking statements. These statements appear in a number of places in this discussion and analysis and include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things, trends affecting the Company’s business, financial condition or results of operations, the Company’s strategy and strategic initiatives, including the sale of Foxtel and other potential acquisitions, investments and dispositions, the Company’s cost savings initiatives and the outcome of contingencies such as litigation and investigations. Readers are cautioned that any forward-looking statements are not guarantees of future performance and involve risks and uncertainties. More information regarding these risks and uncertainties and other important factors that could cause actual results to differ materially from those in the forward-looking statements is set forth under the heading “Risk Factors” in Item 1A of the Annual Report. The Company does not ordinarily make projections of its future operating results and undertakes no obligation (and expressly disclaims any obligation) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Readers should carefully review this document and the other documents filed by the Company with the SEC. This section should be read together with the Consolidated Financial Statements of News Corporation and related notes set forth elsewhere herein.
INTRODUCTION
News Corporation (together with its subsidiaries, “News Corporation,” “News Corp,” the “Company,” “we” or “us”) is a global diversified media and information services company comprised of businesses across a range of media, including: information services and news, digital real estate services and book publishing.
The consolidated financial statements are referred to herein as the “Consolidated Financial Statements.” The consolidated statements of operations are referred to herein as the “Statements of Operations.” The consolidated balance sheets are referred to herein as the “Balance Sheets.” The consolidated statements of cash flows are referred to herein as the “Statements of Cash Flows.” The Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).
Management’s discussion and analysis of financial condition and results of operations is intended to help provide an understanding of the Company’s financial condition, changes in financial condition and results of operations. This discussion is organized as follows:
•Overview of the Company’s Businesses—This section provides a general description of the Company’s businesses, as well as developments that occurred during the fiscal years ended June 30, 2024 and 2023 and through the date of this filing that the Company believes are important in understanding its results of operations and financial condition or to disclose known trends.
•Results of Operations—This section provides an analysis of the Company’s results of operations for the fiscal years ended June 30, 2024, 2023 and 2022. These analyses are presented on both a consolidated basis and a segment basis. Supplemental revenue information is also included for reporting units within certain segments and is presented on a gross basis, before eliminations in consolidation. In addition, a brief description is provided of significant transactions and events that impact the comparability of the results being analyzed. The Company maintains a 52-53 week fiscal year ending on the Sunday closest to June 30 in each year. Fiscal 2024 and 2023 each included 52 weeks and fiscal 2022 included 53 weeks. As a result, the Company has referenced the impact of the 53rd week, where applicable, when providing analysis of the results of operations.

•Liquidity and Capital Resources—This section provides an analysis of the Company’s cash flows for the fiscal years ended June 30, 2024, 2023 and 2022, as well as a discussion of the Company’s financial arrangements and outstanding commitments, both firm and contingent, that existed as of June 30, 2024.
•Critical Accounting Policies and Estimates—This section discusses accounting policies considered important to the Company’s financial condition and results of operations, and which require significant judgment and estimates on the part of management in application. In addition, Note 2 to the Consolidated Financial Statements summarizes the Company’s significant accounting policies, including the critical accounting policies discussed in this section.
OVERVIEW OF THE COMPANY’S BUSINESSES
The Company manages and reports its businesses in the following five segments:
•Dow Jones—The Dow Jones segment consists of Dow Jones, a global provider of news and business information whose products target individual consumers and enterprise customers and are distributed through a variety of media channels including newspapers, newswires, websites, mobile apps, newsletters, magazines, proprietary databases, live journalism, video and podcasts. Dow Jones’s consumer products include premier brands such as The Wall Street Journal, Barron’s, MarketWatch and Investor’s Business Daily. Dow Jones’s professional information products, which target enterprise customers, include Dow Jones Risk & Compliance, a leading provider of data solutions to help customers identify and manage regulatory, corporate and reputational risk with tools focused on financial crime, sanctions, trade and other compliance requirements, Dow Jones Energy, a leading provider of pricing data, news, insights, analysis and other information for energy commodities and key base chemicals, Factiva, a leading provider of global business content, and Dow Jones Newswires, which distributes real-time business news, information and analysis to financial professionals and investors.
•Digital Real Estate Services—The Digital Real Estate Services segment consists of the Company’s 61.4% interest in REA Group and 80% interest in Move. The remaining 20% interest in Move is held by REA Group. REA Group is a market-leading digital media business specializing in property and is listed on the Australian Securities Exchange (“ASX”) (ASX: REA). REA Group advertises property and property-related services on its websites and mobile apps, including Australia’s leading residential, commercial and share property websites, realestate.com.au, realcommercial.com.au and Flatmates.com.au, property.com.au and property portals in India. In addition, REA Group provides property-related data to the financial sector and financial services through a digital property search and financing experience and a mortgage broking offering.
Move is a leading provider of digital real estate services in the U.S. and primarily operates Realtor.com®, a premier real estate information, advertising and services platform. Move offers real estate advertising solutions to agents and brokers, including its ConnectionsSM Plus, Market VIPSM, AdvantageSM Pro and Listing Toolkit products as well as its referral-based services, ReadyConnect ConciergeSM and RealChoiceTM Selling (formerly UpNest). Move also offers online tools and services to do-it-yourself landlords and tenants.
•Book Publishing—The Book Publishing segment consists of HarperCollins, the second largest consumer book publisher in the world, with operations in 15 countries and particular strengths in general fiction, nonfiction, children’s and religious publishing. HarperCollins owns more than 120 branded publishing imprints, including Harper, William Morrow, Mariner, HarperCollins Children’s Books, Avon, Harlequin and Christian publishers Zondervan and Thomas Nelson, and publishes works by well-known authors such as Harper Lee, George Orwell, Agatha Christie and Zora Neale Hurston, as well as global author brands including J.R.R. Tolkien, C.S. Lewis, Daniel Silva, Karin Slaughter and Dr. Martin Luther King, Jr. It is also home to many beloved children’s books and series and a significant Christian publishing business.
•News Media—The News Media segment consists primarily of News Corp Australia, News UK and the New York Post and includes The Australian, The Daily Telegraph, Herald Sun, The Courier Mail, The Advertiser and the news.com.au website in Australia, The Times, The Sunday Times, The Sun, The Sun on Sunday and thesun.co.uk in the U.K. and the-sun.com in the U.S. This segment also includes Wireless Group, operator of talkSPORT, the leading sports radio network in the U.K., Talk in the U.K., Australian News Channel (“ANC”), which operates the Sky News Australia network, Australia’s 24-hour multi-channel, multi-platform news service, and Storyful, a social media content agency.
•Other—The Other segment consists primarily of general corporate overhead expenses, strategy costs and costs related to the U.K. Newspaper Matters (as defined in Note 17—Commitments and Contingencies to the Consolidated Financial Statements).

Dow Jones
The Dow Jones segment’s products target individual consumers and enterprise customers. Revenue from the Dow Jones segment’s consumer business is derived primarily from circulation, which includes subscription and single-copy sales of its digital and print consumer products, the sale of digital and print advertising, licensing fees for its print and digital consumer content and participation fees for its live journalism events. Circulation revenues are dependent on the content of the Dow Jones segment’s consumer products, prices of its and/or competitors’ products, as well as promotional activities and news cycles. Advertising revenue is dependent on a number of factors, including demand for the Dow Jones segment’s consumer products, general economic and business conditions, demographics of the customer base, advertising rates and effectiveness and brand strength and reputation. Certain sectors of the economy account for a significant portion of Dow Jones’s advertising revenues, including technology and finance, which continued to be affected by economic uncertainty in fiscal 2024. Advertising revenues are also subject to seasonality, with revenues typically highest in the Company's second fiscal quarter due to the end-of-year holiday season. In addition, the consumer print business faces challenges from alternative media formats and shifting consumer preferences, which have adversely affected, and are expected to continue to adversely affect, both print circulation and advertising revenues. Advertising, in particular, has been impacted by the shift in spending from print to digital, which has increased advertising choices and formats, resulting in audience fragmentation and increased competition. Technologies, standards, regulations, policies and practices have also been and will continue to be developed and implemented that make it more difficult to target and measure the effectiveness of digital advertising, which may impact rates or revenues. As a multi-platform news provider, the Dow Jones segment seeks to maximize revenues from a variety of media formats and platforms, including leveraging its content through licensing arrangements with third-party platforms, developing new advertising models and growing its live journalism events business, and continues to invest in its digital and other products, which represent an increasingly larger share of revenues at its consumer business. Mobile devices and apps and other technologies provide continued opportunities for the Dow Jones segment to make its content available to a new audience of readers, introduce new or different pricing schemes and develop its products to continue to attract advertisers and/or affect the relationship between content providers and consumers.
Operating expenses for the consumer business include costs related to paper, production, distribution, third-party printing, editorial and commissions. Selling, general and administrative expenses include promotional expenses, salaries, employee benefits, rent and other routine overhead. The costs associated with printing and distributing newspapers, including paper prices and delivery costs, are key operating expenses whose fluctuations can have a material effect on the results of the Dow Jones segment’s consumer business. The consumer business is affected by the cyclical changes in the price of paper and other factors that may affect paper prices, including, among other things, inflation, supply chain disruptions, industry trends or economics and tariffs or other restrictions on non-U.S. paper suppliers. In addition, the Dow Jones segment relies on third parties for much of the printing and distribution of its print products. The shift from print to digital and changing labor markets present challenges to the financial and operational stability of these third parties which could, in turn, impact the availability, or increase the cost, of third-party printing and distribution services for the Company's newspapers.
The Dow Jones segment’s consumer products compete for consumers, audience and advertising with other local and national newspapers, web and app-based media, news aggregators, customized news feeds, search engines, blogs, magazines, investment tools, social media sources, podcasts and event producers, as well as other media such as television, radio stations and outdoor displays. As a result of rapidly changing and evolving technologies (including recent developments in artificial intelligence (“AI”), particularly generative AI), distribution platforms and business models, and corresponding changes in consumer behavior, the consumer business continues to face increasing competition for both circulation and advertising revenue, including from a variety of alternative news and information sources, as well as programmatic advertising buying channels and off-platform distribution of its products.
The Dow Jones segment’s professional information business, which targets enterprise customers, derives revenue primarily from subscriptions to its professional information products. The professional information business serves enterprise customers with products that combine news and information with technology and tools that inform decisions and aid awareness, research, understanding and compliance. The success of the professional information business depends on its ability to provide products, services, applications and functionalities that meet the needs of its enterprise customers, who operate in information-intensive and oftentimes highly regulated industries such as finance and insurance, and it must also anticipate and respond to industry trends and regulatory and technological changes.
Significant expenses for the professional information business include development costs, sales and marketing expenses, hosting and support services, royalties, salaries, consulting and professional fees, sales commissions, employee benefits and other routine overhead expenses.

The Dow Jones segment’s professional information products compete with various information service providers, compliance data providers, global financial newswires and energy and commodities pricing and data providers, including Reuters News, RELX (including LexisNexis and ICIS), Refinitiv, S&P Global, DTN and Argus Media, as well as many other providers of news, information and compliance data.
Digital Real Estate Services
The Digital Real Estate Services segment generates revenue through property and property-related advertising and services, including: the sale of real estate listing and lead generation products and referral-based services to agents, brokers, developers, homebuilders and landlords; real estate-related and property rental-related services; display advertising on residential real estate and commercial property sites; and residential property data services to the financial sector. The Digital Real Estate Services segment also generates revenue through commissions from referrals generated through its digital property search and financing offering and mortgage broking services. Significant expenses associated with these sites and services include development costs, advertising and promotional expenses, hosting and support services, salaries, broker commissions, employee benefits and other routine overhead expenses. The Digital Real Estate Services segment’s results are highly sensitive to conditions in the real estate market, as well as macroeconomic factors such as interest rates and inflation, which are expected to continue to adversely impact real estate lead and transaction volumes and adjacent businesses in the near term, particularly in the U.S.
Consumers overwhelmingly turn to the internet and mobile devices for real estate information and services. The Digital Real Estate Services segment’s success depends on its continued innovation to provide products and services that are useful for consumers and real estate, mortgage and financial services professionals, homebuilders and landlords and attractive to its advertisers. The Digital Real Estate Services segment operates in a highly competitive digital environment with other operators of real estate and property websites and mobile apps.
Book Publishing
The Book Publishing segment derives revenues from the sale of general fiction, nonfiction, children’s and religious books in the U.S. and internationally. The revenues and operating results of the Book Publishing segment are significantly affected by the timing of releases and the number of its books in the marketplace. The book publishing marketplace is subject to increased periods of demand during the end-of-year holiday season in its main operating geographies. This marketplace is highly competitive and continues to change due to technological developments, including additional digital platforms and distribution channels, and other factors. Each book is a separate and distinct product and its financial success depends upon many factors, including public acceptance.
Major new title releases represent a significant portion of the Book Publishing segment’s sales throughout the fiscal year. Print-based consumer books are generally sold on a fully returnable basis, resulting in the return of unsold books. In the domestic and international markets, the Book Publishing segment is subject to global trends and local economic conditions. Operating expenses for the Book Publishing segment include costs related to paper, printing, freight, authors’ royalties, editorial, promotional, art and design expenses. Selling, general and administrative expenses include salaries, employee benefits, rent and other routine overhead costs.
News Media
Revenue at the News Media segment is derived primarily from circulation and subscriptions, the sale of advertising, as well as licensing. Circulation and subscription revenues can be greatly affected by changes in the prices of the Company’s and/or competitors’ products, as well as by promotional activities and news cycles. Adverse changes in general market conditions for advertising have affected, and may continue to affect, revenues. Advertising revenues at the News Media segment are also subject to seasonality, with revenues typically being highest in the Company’s second fiscal quarter due to the end-of-year holiday season in its main operating geographies.
Operating expenses include costs related to paper, production, distribution, third-party printing, editorial, commissions, technology and radio sports rights. Selling, general and administrative expenses include promotional expenses, salaries, employee benefits, rent and other routine overhead. The cost of paper is a key operating expense whose fluctuations can have a material effect on the results of the segment. The News Media segment’s expenses are affected by the cyclical changes in the price of paper and other factors that may affect paper prices, including, among other things, inflation, supply chain disruptions, industry trends or economics (including the closure or conversion of newsprint mills and consolidation among suppliers) and tariffs. Paper prices remained elevated in fiscal 2024 relative to historical trends due to these factors.

The News Media segment’s products compete for readership, audience and advertising with local and national competitors and also compete with other media alternatives in their respective markets. Competition for circulation and subscriptions is based on the content of the products provided, pricing and, from time to time, various promotions. The success of these products also depends upon advertisers’ judgments as to the most effective use of their advertising budgets. Competition for advertising is based upon product reach and engagement, advertising rates, advertiser results, availability of alternative media and quality of consumer demographics. As a result of rapidly changing and evolving technologies (including recent developments in AI, particularly generative AI), distribution platforms and business models, and corresponding changes in consumer behavior, the News Media segment continues to face increasing competition for both circulation and advertising revenue, particularly in its print business. Advertising, in particular, has been impacted by the shift in spending from print to digital, which has increased advertising choices and formats, resulting in audience fragmentation and increased competition. Technologies, standards, regulations, policies and practices have been and will continue to be developed and implemented that make it more difficult to target and measure the effectiveness of digital advertising, which may impact rates or revenues.
As multi-platform news providers, the businesses within the News Media segment seek to maximize revenues from a variety of media formats and platforms, including leveraging their content through licensing arrangements with third-party platforms and developing new advertising models, and continue to invest in their digital products. Mobile devices and apps and other technologies provide continued opportunities for the businesses within the News Media segment to make their content available to a new audience of readers, introduce new or different pricing schemes and develop their products to continue to attract advertisers and/or affect the relationship between content providers and consumers.
Other
The Other segment primarily consists of general corporate overhead expenses, strategy costs and costs related to the U.K. Newspaper Matters.
Other Business Developments
Announced Headcount Reduction
In response to the macroeconomic challenges facing many of the Company’s businesses, the Company implemented cost savings initiatives, including the 5% headcount reduction announced in February 2023. The headcount reduction was substantially completed as of December 31, 2023 and the Company recognized associated cash restructuring charges of approximately $98 million. Based on the actions taken, the Company generated annualized gross cost savings in excess of $160 million, the majority of which was reflected in fiscal 2024. See Note 6—Restructuring Programs in the accompanying Consolidated Financial Statements.
Combination of U.K. Printing Operations
In October 2023, News UK and DMG Media announced a proposed arrangement to combine certain printing operations of both companies within a separate joint venture. The Company believes this arrangement will help improve the efficiency of News UK and DMG Media’s print operations and establish a sustainable business model for national newspaper printing in the U.K. The arrangement received regulatory approval in March 2024 and the joint venture arrangement was effectuated in June 2024.
During the fiscal year ended June 30, 2024, the Company recognized non-cash impairment charges of $22 million related to the write-down of fixed assets associated with the combination.
Russian and Ukrainian Conflict
The Company takes extensive steps to ensure the safety of its journalists and other personnel in Ukraine and Russia. Despite these measures, a reporter for The Wall Street Journal was detained by Russian authorities in March 2023 while on assignment in the country. The Company engaged legal counsel for the reporter and provided continuing support to help facilitate his release in August 2024. The Company prioritizes the health, safety, security and well-being of its employees and will continue to support affected employees in the region.

Sale of Foxtel Group
During the second quarter of fiscal 2025, the Company entered into a definitive agreement to sell the Foxtel Group (“Foxtel”) to DAZN Group Limited (“DAZN”), a global sports streaming platform, which closed in April 2025. Divestitures involve significant risks and uncertainties that could adversely affect the Company’s business, results of operations and financial condition, including those discussed in the risk factor titled “The Company Has Made and May Continue to Make Strategic Acquisitions, Investments and Divestitures That Introduce Significant Risks and Uncertainties” included in the Annual Report.
The assets and liabilities of Foxtel have been classified as held for sale and the results of operations and cash flows have been classified as discontinued operations for all periods presented as the disposition reflects a strategic shift that has, and will have, a major effect on the Company’s operations and financial results. Furthermore, upon reclassification of Foxtel’s results, the Subscription Video Services segment ceased to be a reportable segment and the residual results of the segment were aggregated into the News Media segment. News Media segment results have been recast to reflect this change for all periods presented.
Results of Operations—Fiscal 2024 versus Fiscal 2023
The following table sets forth the Company’s operating results for fiscal 2024 as compared to fiscal 2023.

	For the fiscal years ended June 30,
	2024	2023	Change	% Change
(in millions, except %)			Better/(Worse)
Revenues:
Circulation and subscription	$2,909	$2,818	$91	3%
Advertising	1,400	1,473	(73)	(5)%
Consumer	2,000	1,899	101	5%
Real estate	1,284	1,189	95	8%
Other	659	633	26	4%
Total Revenues	8,252	8,012	240	3%
Operating expenses	(3,814)	(3,911)	97	2%
Selling, general and administrative	(3,197)	(3,012)	(185)	(6)%
Depreciation and amortization	(440)	(415)	(25)	(6)%
Impairment and restructuring charges	(133)	(121)	(12)	(10)%
Equity losses of affiliates	(6)	(127)	121	95%
Interest expense, net	(18)	(49)	31	63%
Other, net	(59)	3	(62)	**
Income before income tax expense from continuing operations	585	380	205	54%
Income tax expense from continuing operations	(206)	(152)	(54)	(36)%
Net income from continuing operations	379	228	151	66%
Net loss from discontinued operations, net of tax	(25)	(41)	16	39%
Net income	354	187	167	89%
Net income attributable to noncontrolling interests from continuing operations	(110)	(65)	(45)	(69)%
Net loss attributable to noncontrolling interests from discontinued operations	22	27	(5)	(19)%
Net income attributable to News Corporation stockholders	$266	$149	$117	79%
** not meaningful
Revenues—Revenues increased $240 million, or 3%, for the fiscal year ended June 30, 2024 as compared to fiscal 2023. The increase was driven by higher revenues at the Digital Real Estate Services segment primarily due to higher Australian residential revenues at REA Group, partially offset by lower revenues at Move driven by the continued impact of the macroeconomic environment on the U.S. housing market, at the Book Publishing segment primarily due to improved returns in the U.S. and higher digital book sales and at the Dow Jones segment driven by higher professional information business revenues. These increases were partially offset by lower revenues at the News Media segment driven by lower advertising revenues. The impact of foreign currency fluctuations of the U.S. dollar against local currencies resulted in a revenue increase of $14 million for the fiscal year ended June 30, 2024 as compared to fiscal 2023.

The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.
Operating expenses—Operating expenses decreased $97 million, or 2%, for the fiscal year ended June 30, 2024 as compared to fiscal 2023. The decrease in operating expenses for the fiscal year ended June 30, 2024 was driven by lower expenses at the Book Publishing segment primarily due to lower manufacturing, freight and distribution costs driven by product mix and the absence of prior year supply chain challenges and inventory and inflationary pressures, at the Dow Jones segment due to lower newsprint, production and distribution costs, at the News Media segment driven by lower production costs at News UK due to lower print volume and newsprint prices and at the Digital Real Estate Services segment primarily due to lower employee costs at Move. The Company also benefited from gross cost savings related to the announced 5% headcount reduction initiative. The impact of foreign currency fluctuations of the U.S. dollar against local currencies resulted in an Operating expense increase of $23 million, or 1%, for the fiscal year ended June 30, 2024 as compared to fiscal 2023.
Selling, general and administrative—Selling, general and administrative increased $185 million, or 6%, for the fiscal year ended June 30, 2024 as compared to fiscal 2023. The increase in Selling, general and administrative for the fiscal year ended June 30, 2024 was primarily driven by higher expenses at the Digital Real Estate Services segment largely due to higher employee costs and broker commissions at REA Group and increased marketing spend at Move, at the Dow Jones segment driven by increased technology and marketing spend and at the Book Publishing segment driven by higher employee costs. These increases were partially offset by gross cost savings related to the announced 5% headcount reduction initiative. The impact of foreign currency fluctuations of the U.S. dollar against local currencies resulted in a Selling, general and administrative decrease of $1 million for the fiscal year ended June 30, 2024 as compared to fiscal 2023.
Depreciation and amortization—Depreciation and amortization expense increased $25 million, or 6%, for the fiscal year ended June 30, 2024 as compared to fiscal 2023, primarily due to higher depreciation at the Digital Real Estate Services segment.
Impairment and restructuring charges—During the fiscal years ended June 30, 2024 and 2023, the Company recorded restructuring charges of $89 million and $119 million, respectively. See Note 6—Restructuring Programs in the accompanying Consolidated Financial Statements.
During the fiscal year ended June 30, 2024, the Company recognized non-cash impairment charges of $44 million, primarily related to the write-down of fixed assets associated with the combination of certain U.K. printing operations with those of a third party at the News Media segment.
During the fiscal year ended June 30, 2023, the Company recognized non-cash impairment charges of $2 million related to the impairment of certain indefinite-lived intangible assets during the Company’s annual impairment assessment.
See Note 8—Property, Plant and Equipment and Note 9—Goodwill and Other Intangible Assets in the accompanying Consolidated Financial Statements.
Equity losses of affiliates—Equity losses of affiliates improved by $121 million for the fiscal year ended June 30, 2024 as compared to fiscal 2023, primarily due to the absence of a non-cash write-down of REA Group’s investment in PropertyGuru of approximately $81 million and losses from an investment in an Australian sports wagering venture recognized in the prior year. See Note 7—Investments in the accompanying Consolidated Financial Statements.

Interest expense, net—Interest expense, net for the fiscal year ended June 30, 2024 decreased $31 million, or 63%, as compared to fiscal 2023, driven by higher interest income as a result of higher interest rates on cash balances. See Note 10—Borrowings and Note 12—Financial Instruments and Fair Value Measurements in the accompanying Consolidated Financial Statements.
Other, net—The Company recorded Other, net of $(59) million for the fiscal year ended June 30, 2024 as compared to $3 million for fiscal 2023. See Note 22—Additional Financial Information in the accompanying Consolidated Financial Statements.
Income tax expense from continuing operations—For the fiscal year ended June 30, 2024, the Company recorded income tax expense of $206 million on pre-tax income of $585 million, resulting in an effective tax rate of 35%, which was higher than the U.S. statutory tax rate. The tax rate was impacted by foreign operations which are subject to higher tax rates, asset impairments and investment write-downs with lower tax benefits and valuation allowances recorded against tax benefits in certain businesses.

For the fiscal year ended June 30, 2023, the Company recorded income tax expense of $152 million on pre-tax income of $380 million, resulting in an effective tax rate of 40%, which was higher than the U.S. statutory tax rate. The tax rate was impacted by foreign operations which are subject to higher tax rates, impairments and valuation allowances recorded against tax benefits in certain businesses. See Note 20—Income Taxes in the accompanying Consolidated Financial Statements.

Net income from continuing operations—Net income from continuing operations was $379 million for the fiscal year ended June 30, 2024, as compared to $228 million for the fiscal year ended June 30, 2023, an increase of $151 million, or 66%, primarily driven by the factors discussed above.

Net loss from discontinued operations, net of tax—Net loss from discontinued operations, net of tax was $25 million for the fiscal year ended June 30, 2024, as compared to $41 million for the fiscal year ended June 30, 2023. The amounts recognized in both fiscal years relate to the reclassification of Foxtel to discontinued operations. See Note 3—Discontinued Operations in the accompanying Consolidated Financial Statements.

Net income attributable to noncontrolling interests from continuing operations—Net income attributable to noncontrolling interests from continuing operations was $110 million for the fiscal year ended June 30, 2024, as compared to $65 million for the fiscal year ended June 30, 2023, an increase of $45 million, or 69%, primarily due to the absence of the non-cash write-down of the investment in PropertyGuru in the prior year and higher earnings at REA Group.
Segment Analysis
Segment EBITDA is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of, and allocate resources within, the Company’s businesses. Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: depreciation and amortization, impairment and restructuring charges, equity losses of affiliates, interest (expense) income, net, other, net, income tax (expense) benefit and net income (loss) from discontinued operations, net of tax. Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what items should be included in the calculation of Segment EBITDA. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).
Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss) from continuing operations, cash flow from continuing operations and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that the presentation of Total Segment EBITDA provides useful information regarding the Company’s operations and other factors that affect the Company’s reported results. Specifically, the Company believes that by excluding certain one-time or non-cash items such as impairment and restructuring charges and depreciation and amortization, as well as potential distortions between periods caused by factors such as financing and capital structures and changes in tax positions or regimes, the Company provides users of its consolidated financial statements with insight into both its core operations as well as the factors that affect reported results between periods but which the Company believes are not representative of its core business. As a result, users of the Company’s consolidated financial statements are better able to evaluate changes in the core operating results of the Company across different periods.

The following table reconciles Net income from continuing operations to Total Segment EBITDA for the fiscal years ended June 30, 2024 and 2023:

	For the fiscal years ended June 30,
	2024	2023
(in millions)
Net income from continuing operations	$379	$228
Add:
Income tax expense from continuing operations	206	152
Other, net	59	(3)
Interest expense, net	18	49
Equity losses of affiliates	6	127
Impairment and restructuring charges	133	121
Depreciation and amortization	440	415
Total Segment EBITDA	$1,241	$1,089
The following table sets forth the Company’s Revenues and Segment EBITDA by reportable segment for the fiscal years ended June 30, 2024 and 2023:

	For the fiscal years ended June 30,
	2024		2023
(in millions)	Revenues	Segment EBITDA	Revenues	Segment EBITDA
Dow Jones	$2,231	$542	$2,153	$494
Digital Real Estate Services	1,658	508	1,539	457
Book Publishing	2,093	269	1,979	167
News Media	2,270	133	2,341	173
Other	—	(211)	—	(202)
Total	$8,252	$1,241	$8,012	$1,089
Dow Jones (27% of the Company’s consolidated revenues in both fiscal 2024 and 2023)

	For the fiscal years ended June 30,
	2024	2023	Change	% Change
(in millions, except %)			Better/(Worse)
Revenues:
Circulation and subscription	$1,771	$1,689	$82	5%
Advertising	405	413	(8)	(2)%
Other	55	51	4	8%
Total Revenues	2,231	2,153	78	4%
Operating expenses	(919)	(934)	15	2%
Selling, general and administrative	(770)	(725)	(45)	(6)%
Segment EBITDA	$542	$494	$48	10%
For the fiscal year ended June 30, 2024, revenues at the Dow Jones segment increased $78 million, or 4%, as compared to fiscal 2023, primarily due to higher professional information business revenues. Digital revenues at the Dow Jones segment represented 80% of total revenues for the fiscal year ended June 30, 2024, as compared to 78% in fiscal 2023. The impact of foreign currency fluctuations of the U.S. dollar against local currencies resulted in a revenue increase of $7 million, or 1%, for the fiscal year ended June 30, 2024 as compared to fiscal 2023.

Circulation and Subscription Revenues

	For the fiscal years ended June 30,
	2024	2023	Change	% Change
(in millions, except %)			Better/(Worse)
Circulation and subscription revenues:
Circulation and other	$927	$929	$(2)	—%
Risk and Compliance	294	253	41	16%
Dow Jones Energy	251	217	34	16%
Other information services	299	290	9	3%
Professional information business	844	760	84	11%
Total circulation and subscription revenues	$1,771	$1,689	$82	5%
Circulation and subscription revenues increased $82 million, or 5%, during the fiscal year ended June 30, 2024 as compared to fiscal 2023. Professional information business revenues increased $84 million, or 11%, primarily driven by the $41 million increase in Risk & Compliance revenues and the $34 million increase in Dow Jones Energy revenues driven by new products and customers and price increases and the $9 million increase in Other information services revenues due to higher revenues at Factiva. Circulation and other revenues decreased $2 million, driven by print circulation declines and lower content licensing revenues, partially offset by growth in digital-only subscriptions, primarily at The Wall Street Journal, which included a benefit from an increase in bundle offers. Digital revenues represented 71% of circulation revenue for the fiscal year ended June 30, 2024, as compared to 69% in fiscal 2023.
The following table summarizes average daily consumer subscriptions during the three months ended June 30, 2024 and 2023 for select publications and for all consumer subscription products.(a)

	For the three months ended June 30(b),
	2024	2023	Change	% Change
(in thousands, except %)			Better/(Worse)
The Wall Street Journal
Digital-only subscriptions(c)	3,788	3,406	382	11%
Total subscriptions	4,256	3,966	290	7%
Barron’s Group(d)
Digital-only subscriptions(c)	1,290	1,018	272	27%
Total subscriptions	1,419	1,168	251	21%
Total Consumer(e)
Digital-only subscriptions(c)	5,226	4,510	716	16%
Total subscriptions	5,842	5,242	600	11%
(a)Based on internal data for the periods from April 1, 2024 to June 30, 2024 and April 3, 2023 to July 2, 2023, respectively, with independent verification procedures performed by PricewaterhouseCoopers LLP UK.
(b)Subscriptions include individual consumer subscriptions, as well as subscriptions purchased by companies, schools, businesses and associations for use by their respective employees, students, customers or members. Subscriptions exclude single-copy sales and copies purchased by hotels, airlines and other businesses for limited distribution or access to customers.
(c)For some publications, including The Wall Street Journal and Barron’s, Dow Jones sells bundled print and digital products. For bundles that provide access to both print and digital products every day of the week, only one unit is reported each day and is designated as a print subscription. For bundled products that provide access to the print product only on specified days and full digital access, one print subscription is reported for each day that a print copy is served and one digital subscription is reported for each remaining day of the week.
(d)Barron’s Group consists of Barron’s, MarketWatch, Financial News and Private Equity News.
(e)Total Consumer consists of The Wall Street Journal, Barron’s Group and Investor’s Business Daily.
Advertising Revenues
Advertising revenues decreased $8 million, or 2%, during the fiscal year ended June 30, 2024 as compared to fiscal 2023, primarily due to the $17 million decrease in print advertising revenues, partially offset by the $9 million increase in digital advertising. Digital advertising revenues represented 64% of advertising revenue for the fiscal year ended June 30, 2024, as compared to 61% in fiscal 2023.

Segment EBITDA
For the fiscal year ended June 30, 2024, Segment EBITDA at the Dow Jones segment increased $48 million, or 10%, as compared to fiscal 2023 primarily due to the increase in revenues discussed above and lower newsprint, production and distribution costs, partially offset by higher technology and marketing costs and higher employee costs, which were mitigated by ongoing cost savings initiatives.
Digital Real Estate Services (20% and 19% of the Company’s consolidated revenues in fiscal 2024 and 2023, respectively)

	For the fiscal years ended June 30,
	2024	2023	Change	% Change
(in millions, except %)			Better/(Worse)
Revenues:
Circulation and subscription	$10	$12	$(2)	(17)%
Advertising	136	140	(4)	(3)%
Real estate	1,284	1,189	95	8%
Other	228	198	30	15%
Total Revenues	1,658	1,539	119	8%
Operating expenses	(190)	(201)	11	5%
Selling, general and administrative	(960)	(881)	(79)	(9)%
Segment EBITDA	$508	$457	$51	11%
For the fiscal year ended June 30, 2024, revenues at the Digital Real Estate Services segment increased $119 million, or 8%, as compared to fiscal 2023. Revenues at REA Group increased $177 million, or 19%, to $1,114 million for the fiscal year ended June 30, 2024 from $937 million in fiscal 2023 primarily due to higher Australian residential revenues driven by price increases, increased depth penetration, favorable geographic mix and growth in national listings, higher financial services revenues, which included the benefit from the absence of a negative valuation adjustment related to expected future trail commissions in the prior year, and higher revenues from REA India. These increases were partially offset by the $28 million, or 3%, negative impact of foreign currency fluctuations. Revenues at Move decreased $58 million, or 10%, to $544 million for the fiscal year ended June 30, 2024 from $602 million in fiscal 2023, primarily driven by the continued impact of the macroeconomic environment on the U.S. housing market, including higher interest rates. The market downturn resulted in lower lead volumes, which decreased 3%, and lower transaction volumes. These factors adversely impacted revenues from both the referral model, which includes the ReadyConnect Concierge℠ product, and the core lead generation product. The decline was partially offset by revenue growth in seller, new homes and rentals including the partnership with Zillow.
For the fiscal year ended June 30, 2024, Segment EBITDA at the Digital Real Estate Services segment increased $51 million, or 11%, as compared to fiscal 2023, due to an increased contribution from REA Group, partially offset by the adverse impact from Move and the $13 million, or 3%, negative impact of foreign currency fluctuations. The contribution from REA Group increased primarily due to the higher revenues discussed above, partially offset by higher employee costs, higher broker commissions due to higher financial services revenues and the absence of the valuation adjustment related to expected future trail commissions in the prior year and higher costs from REA India. The adverse impact from Move was driven by the lower revenues discussed above and slightly higher costs, primarily due to marketing spend, partially offset by gross cost savings related to the announced 5% headcount reduction initiative.
Book Publishing (25% of the Company’s consolidated revenues in both fiscal 2024 and 2023, respectively)

	For the fiscal years ended June 30,
	2024	2023	Change	% Change
(in millions, except %)			Better/(Worse)
Revenues:
Consumer	$2,000	$1,899	$101	5%
Other	93	80	13	16%
Total Revenues	2,093	1,979	114	6%
Operating expenses	(1,441)	(1,469)	28	2%
Selling, general and administrative	(383)	(343)	(40)	(12)%
Segment EBITDA	$269	$167	$102	61%

For the fiscal year ended June 30, 2024, revenues at the Book Publishing segment increased $114 million, or 6%, as compared to fiscal 2023, primarily due to improved returns in the U.S. driven by recovering consumer demand industry-wide and the absence of the impact of Amazon’s reset of its inventory levels and rightsizing of its warehouse footprint in the prior year, as well as higher digital book sales. These improvements were partially offset by lower physical book sales. Digital sales increased by 9% as compared to fiscal 2023 driven by strong market growth for audiobooks, including the contribution from the Spotify partnership. Digital sales represented approximately 23% of consumer revenues in fiscal 2024 as compared to 22% in fiscal 2023, and backlist sales represented approximately 61% of consumer revenues during the fiscal year ended June 30, 2024, as compared to 60% in fiscal 2023. The impact of foreign currency fluctuations of the U.S. dollar against local currencies resulted in a revenue increase of $16 million, or 1%, for the fiscal year ended June 30, 2024 as compared to fiscal 2023.
For the fiscal year ended June 30, 2024, Segment EBITDA at the Book Publishing segment increased $102 million, or 61%, as compared to fiscal 2023, primarily due to the higher revenues discussed above and lower manufacturing, freight and distribution costs driven by product mix and the absence of prior year supply chain challenges and inventory and inflationary pressures, partially offset by higher employee costs.
News Media (28% and 29% of the Company’s consolidated revenues in fiscal 2024 and 2023, respectively)

	For the fiscal years ended June 30,
	2024	2023	Change	% Change
(in millions, except %)			Better/(Worse)
Revenues:
Circulation and subscription	$1,128	$1,117	$11	1%
Advertising	859	920	(61)	(7)%
Other	283	304	(21)	(7)%
Total Revenues	2,270	2,341	(71)	(3)%
Operating expenses	(1,264)	(1,307)	43	3%
Selling, general and administrative	(873)	(861)	(12)	(1)%
Segment EBITDA	$133	$173	$(40)	(23)%
For the fiscal year ended June 30, 2024, revenues at the News Media segment decreased $71 million, or 3%, as compared to fiscal 2023. Advertising revenues decreased $61 million, or 7%, as compared to fiscal 2023, primarily due to lower print advertising revenues at News Corp Australia and News UK and lower digital advertising revenues, mainly due to a decline in traffic at some mastheads due to platform-related changes, partially offset by the $5 million positive impact of foreign currency fluctuations. Circulation and subscription revenues increased $11 million, or 1%, as compared to fiscal 2023, due to the $14 million, or 1%, positive impact of foreign currency fluctuations, as cover price increases and digital subscriber growth were more than offset by print volume declines. The impact of foreign currency fluctuations of the U.S. dollar against local currencies resulted in a revenue increase of $19 million for the fiscal year ended June 30, 2024 as compared to fiscal 2023.
For the fiscal year ended June 30, 2024, Segment EBITDA at the News Media segment decreased $40 million, or 23%, as compared to fiscal 2023, which includes $6 million of one-time costs at News UK pertaining to the combination of printing operations with DMG Media. The decrease is primarily due to the adverse impact from News Corp Australia, partially offset by lower production costs at News UK driven by lower print volume and newsprint prices and gross cost savings related to the announced 5% headcount reduction initiative.
News Corp Australia
Revenues were $929 million for the fiscal year ended June 30, 2024, a decrease of $69 million, or 7%, as compared to fiscal 2023 revenues of $998 million. Advertising revenues decreased $46 million, or 11%, due to lower print and digital advertising revenues and the $10 million, or 2%, negative impact of foreign currency fluctuations. Circulation and subscription revenues decreased $21 million, or 5%, driven by print volume declines and the $11 million, or 3%, negative impact of foreign currency fluctuations, partially offset by cover price increases and digital subscriber growth. The impact of foreign currency fluctuations of the U.S. dollar against local currencies resulted in a revenue decrease of $25 million, or 3%, for the fiscal year ended June 30, 2024 as compared to fiscal 2023.

News UK
Revenues were $929 million for the fiscal year ended June 30, 2024, a decrease of $4 million as compared to fiscal 2023 revenues of $933 million. Circulation and subscription revenues increased $33 million, or 6%, driven by cover price increases, the $25 million, or 5%, positive impact of foreign currency fluctuations and digital subscriber growth, partially offset by print volume declines. Advertising revenues decreased $26 million, or 9%, due to lower digital and print advertising revenues, partially offset by the $10 million, or 4%, positive impact of foreign currency fluctuations. The impact of foreign currency fluctuations of the U.S. dollar against local currencies resulted in a revenue increase of $39 million, or 5%, for the fiscal year ended June 30, 2024 as compared to fiscal 2023.
Results of Operations—Fiscal 2023 versus Fiscal 2022
The following table sets forth the Company’s operating results for fiscal 2023 as compared to fiscal 2022.

	For the fiscal years ended June 30,
	2023	2022	Change	% Change
(in millions, except %)			Better/(Worse)
Revenues:
Circulation and subscription	$2,818	$2,714	$104	4%
Advertising	1,473	1,594	(121)	(8)%
Consumer	1,899	2,106	(207)	(10)%
Real estate	1,189	1,347	(158)	(12)%
Other	633	676	(43)	(6)%
Total Revenues	8,012	8,437	(425)	(5)%
Operating expenses	(3,911)	(3,892)	(19)	—%
Selling, general and administrative	(3,012)	(3,221)	209	6%
Depreciation and amortization	(415)	(372)	(43)	(12)%
Impairment and restructuring charges	(121)	(105)	(16)	(15)%
Equity losses of affiliates	(127)	(13)	(114)	(877)%
Interest expense, net	(49)	(44)	(5)	(11)%
Other, net	3	47	(44)	(94)%
Income before income tax expense from continuing operations	380	837	(457)	(55)%
Income tax expense from continuing operations	(152)	(64)	(88)	(138)%
Net income from continuing operations	228	773	(545)	(71)%
Net loss from discontinued operations, net of tax	(41)	(13)	(28)	(215)%
Net income	187	760	(573)	(75)%
Net income attributable to noncontrolling interests from continuing operations	(65)	(154)	89	58%
Net loss attributable to noncontrolling interests from discontinued operations	27	17	10	59%
Net income attributable to News Corporation stockholders	$149	$623	$(474)	(76)%
Revenues—Revenues decreased $425 million, or 5%, for the fiscal year ended June 30, 2023 as compared to fiscal 2022. The decrease, which includes the approximately $110 million impact of the absence of the 53rd week in fiscal 2023, was driven in part by lower revenues at the Book Publishing segment primarily due to lower print and digital book sales, mainly in the U.S. market, driven by lower consumer demand industry-wide, weak frontlist performance, Amazon’s reset of its inventory levels and rightsizing of its warehouse footprint and the negative impact of foreign currency fluctuations. The decrease was also driven by lower revenues at the Digital Real Estate Services segment primarily due to lower real estate revenues at Move, the negative impact of foreign currency fluctuations and lower financial services revenue at REA Group and at the News Media segment due to the negative impact of foreign currency fluctuations. These decreases were partially offset by higher revenues at the Dow Jones segment primarily due to the acquisitions of OPIS and CMA. Digital revenues accounted for approximately 50% of total revenues for the fiscal year ended June 30, 2023.

The impact of foreign currency fluctuations of the U.S. dollar against local currencies resulted in a revenue decrease of $343 million, or 4%, for the fiscal year ended June 30, 2023 as compared to fiscal 2022. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.
Operating expenses—Operating expenses increased $19 million for the fiscal year ended June 30, 2023 as compared to fiscal 2022. Operating expenses at the Dow Jones segment increased due to the impact from recent acquisitions. The increase was partially offset by lower operating expenses at the Book Publishing segment driven by the positive impact of foreign currency fluctuations, as the impact of lower sales volumes offset higher manufacturing, freight and distribution costs, and at the News Media segment due to the positive impact of foreign currency fluctuations, as the $60 million impact of higher pricing on newsprint costs and higher costs for TalkTV and other digital investments, primarily at News Corp Australia, were partially offset by cost savings initiatives. The impact of foreign currency fluctuations of the U.S. dollar against local currencies resulted in an Operating expense decrease of $146 million, or 4%, for the fiscal year ended June 30, 2023 as compared to fiscal 2022.
Selling, general and administrative—Selling, general and administrative decreased $209 million, or 6%, for the fiscal year ended June 30, 2023 as compared to fiscal 2022. The decrease in Selling, general and administrative for the fiscal year ended June 30, 2023 was primarily driven by lower expenses at the Digital Real Estate Services segment mainly due to the positive impact of foreign currency fluctuations, lower broker commissions at REA Group’s financial services business and lower discretionary spending and employee costs at Move and at the News Media segment due to the positive impact of foreign currency fluctuations and cost savings initiatives, partially offset by higher employee and marketing costs. Selling, general and administrative also decreased at the Book Publishing segment primarily due to lower employee costs and the positive impact of foreign currency fluctuations. Selling, general and administrative declined at the Other segment primarily due to the absence of one-time legal settlement costs, partially offset by $10 million of one-time costs related to the professional fees incurred by the Special Committee and the Company in connection with evaluating the proposal from the Murdoch Family Trust, as well as fees related to the potential sale of Move. Selling, general and administrative at the Dow Jones segment benefited from the absence of $25 million of OPIS and CMA-related transaction costs incurred in fiscal 2022 and the positive impact of foreign currency fluctuations, offset by higher employee costs due to recent acquisitions. The impact of foreign currency fluctuations of the U.S. dollar against local currencies resulted in a Selling, general and administrative decrease of $145 million, or 4%, for the fiscal year ended June 30, 2023 as compared to fiscal 2022.
Depreciation and amortization—Depreciation and amortization expense increased $43 million, or 12%, for the fiscal year ended June 30, 2023 as compared to fiscal 2022, primarily driven by higher amortization expense resulting from the Company’s recent acquisitions. The impact of foreign currency fluctuations of the U.S. dollar against local currencies resulted in a depreciation and amortization expense decrease of $11 million, or 3%, for the fiscal year ended June 30, 2023 as compared to fiscal 2022.
Impairment and restructuring charges—During the fiscal years ended June 30, 2023 and 2022, the Company recorded restructuring charges of $119 million and $90 million, respectively.
During the fiscal year ended June 30, 2023, the Company recognized non-cash impairment charges of $2 million related to the impairment of certain indefinite-lived intangible assets during the Company’s annual impairment assessment.
During the fiscal year ended June 30, 2022, the Company recognized non-cash impairment charges of $15 million related to the write-down of fixed assets associated with the shutdown and sale of certain U.S. printing facilities at the Dow Jones segment.
See Note 6—Restructuring Programs, Note 8—Property, Plant and Equipment and Note 9—Goodwill and Other Intangible Assets in the accompanying Consolidated Financial Statements.
Equity losses of affiliates—Equity losses of affiliates increased by $114 million for the fiscal year ended June 30, 2023 as compared to fiscal 2022, primarily due to a non-cash write-down of REA Group’s investment in PropertyGuru of approximately $81 million and losses from an investment in an Australian sports wagering venture. See Note 7—Investments in the accompanying Consolidated Financial Statements.
Interest expense, net—Interest expense, net for the fiscal year ended June 30, 2023 increased $5 million, or 11%, as compared to fiscal 2022. See Note 10—Borrowings in the accompanying Consolidated Financial Statements.

Other, net—The Company recorded Other, net of $3 million for the fiscal year ended June 30, 2023 as compared to $47 million for fiscal 2022. Fiscal 2022 included REA Group’s gain on disposition of its entities in Malaysia and Thailand. See Note 22—Additional Financial Information in the accompanying Consolidated Financial Statements.
Income tax expense from continuing operations—The Company’s income tax expense and effective tax rate for the fiscal year ended June 30, 2023 were $152 million and 40%, respectively, as compared to an income tax expense and effective tax rate of $64 million and 8%, respectively, for fiscal 2022.
For the fiscal year ended June 30, 2023, the Company recorded income tax expense of $152 million on pre-tax income of $380 million, resulting in an effective tax rate of 40%, which was higher than the U.S. statutory tax rate. The tax rate was impacted by foreign operations which are subject to higher tax rates, impairments and valuation allowances recorded against tax benefits in certain businesses.
For the fiscal year ended June 30, 2022, the Company recorded income tax expense of $64 million on pre-tax income of $837 million, resulting in an effective tax rate that was lower than the U.S. statutory tax rate. The tax rate was impacted by foreign operations which are subject to higher tax rates, offset by the reversal of valuation allowances, including $149 million related to certain foreign deferred tax assets that are more likely than not to be realized, the lower tax impact related to the sale of REA Group’s Malaysia and Thailand businesses and the remeasurement of deferred taxes in the U.K.
Management assesses available evidence to determine whether sufficient future taxable income will be generated to permit the use of existing deferred tax assets. Based on management’s assessment of available evidence, it has been determined that it is more likely than not that deferred tax assets in certain foreign jurisdictions may not be realized and therefore, a valuation allowance has been established against those tax assets. See Note 20—Income Taxes in the accompanying Consolidated Financial Statements.

Net income from continuing operations—Net income from continuing operations was $228 million for the fiscal year ended June 30, 2023, as compared to $773 million for the fiscal year ended June 30, 2022, a decrease of $545 million, or 71%, primarily driven by the factors discussed above.

Net loss from discontinued operations, net of tax—Net loss from discontinued operations, net of tax was $41 million for the fiscal year ended June 30, 2023, as compared to $13 million for the fiscal year ended June 30, 2022. The amounts recognized in both fiscal years relate to the reclassification of Foxtel to discontinued operations. Note 3—Discontinued Operations in the accompanying Consolidated Financial Statements.

Net income attributable to noncontrolling interests from continuing operations—Net income attributable to noncontrolling interests from continuing operations was $65 million for the fiscal year ended June 30, 2023, as compared to $154 million for the fiscal year ended June 30, 2022, a decrease of $89 million, or 58%, primarily driven by the write-down of REA Group’s investment in PropertyGuru in the fiscal year ended June 30, 2023 and the impact of the absence of REA Group’s gain on disposition of its entities in Malaysia and Thailand recognized in fiscal 2022.
Segment Analysis
Segment EBITDA is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of, and allocate resources within, the Company’s businesses. Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: depreciation and amortization, impairment and restructuring charges, equity losses of affiliates, interest (expense) income, net, other, net, income tax (expense) benefit and net income (loss) from discontinued operations, net of tax. Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what items should be included in the calculation of Segment EBITDA. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).

Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss) from continuing operations, cash flow from continuing operations and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that the presentation of Total Segment EBITDA provides useful information regarding the Company’s operations and other factors that affect the Company’s reported results. Specifically, the Company believes that by excluding certain one-time or non-cash items such as impairment and restructuring charges and depreciation and amortization, as well as potential distortions between periods caused by factors such as financing and capital structures and changes in tax positions or regimes, the Company provides users of its consolidated financial statements with insight into both its core operations as well as the factors that affect reported results between periods but which the Company believes are not representative of its core business. As a result, users of the Company’s consolidated financial statements are better able to evaluate changes in the core operating results of the Company across different periods.
The following table reconciles Net income from continuing operations to Total Segment EBITDA for the fiscal years ended June 30, 2023 and 2022:

	For the fiscal years ended June 30,
	2023	2022
(in millions)
Net income from continuing operations	$228	$773
Add:
Income tax expense from continuing operations	152	64
Other, net	(3)	(47)
Interest expense, net	49	44
Equity losses of affiliates	127	13
Impairment and restructuring charges	121	105
Depreciation and amortization	415	372
Total Segment EBITDA	$1,089	$1,324
The following table sets forth the Company’s Revenues and Segment EBITDA by reportable segment for the fiscal years ended June 30, 2023 and 2022

	For the fiscal years ended June 30,
	2023		2022
(in millions)	Revenues	Segment EBITDA	Revenues	Segment EBITDA
Dow Jones	$2,153	$494	$2,004	$433
Digital Real Estate Services	1,539	457	1,741	574
Book Publishing	1,979	167	2,191	306
News Media	2,341	173	2,501	238
Other	—	(202)	—	(227)
Total	$8,012	$1,089	$8,437	$1,324

Dow Jones (27% and 24% of the Company’s consolidated revenues in fiscal 2023 and 2022, respectively)

	For the fiscal years ended June 30,
	2023	2022	Change	% Change
(in millions, except %)			Better/(Worse)
Revenues:
Circulation and subscription	$1,689	$1,516	$173	11%
Advertising	413	449	(36)	(8)%
Other	51	39	12	31%
Total Revenues	2,153	2,004	149	7%
Operating expenses	(934)	(845)	(89)	(11)%
Selling, general and administrative	(725)	(726)	1	—%
Segment EBITDA	$494	$433	$61	14%
For the fiscal year ended June 30, 2023, revenues at the Dow Jones segment increased $149 million, or 7%, as compared to fiscal 2022, primarily due to the $97 million and $68 million impacts from the acquisitions of OPIS and CMA in the third and fourth quarters of fiscal 2022, respectively, partially offset by the approximately $40 million impact of the absence of the 53rd week in fiscal 2023 and the decrease in advertising revenues. Digital revenues at the Dow Jones segment represented 78% of total revenues for the fiscal year ended June 30, 2023, as compared to 75% in fiscal 2022. The impact of foreign currency fluctuations of the U.S. dollar against local currencies resulted in a revenue decrease of $18 million, or 1%, for the fiscal year ended June 30, 2023 as compared to fiscal 2022.
Circulation and Subscription Revenues

	For the fiscal years ended June 30,
	2023	2022	Change	% Change
(in millions, except %)			Better/(Worse)
Circulation and subscription revenues:
Circulation and other	$929	$937	$(8)	(1)%
Risk and Compliance	253	228	25	11%
Dow Jones Energy	217	53	164	309%
Other information services	290	298	(8)	(3)%
Professional information business	760	579	181	31%
Total circulation and subscription revenues	$1,689	$1,516	$173	11%
Circulation and subscription revenues increased $173 million, or 11%, during the fiscal year ended June 30, 2023 as compared to fiscal 2022. Revenues at the professional information business increased $181 million, or 31%, primarily driven by the acquisitions of OPIS and CMA and the $25 million increase in Risk & Compliance revenues. Circulation and other revenues decreased $8 million, or 1%, driven by the impact of the absence of the 53rd week in fiscal 2023, as growth in digital-only subscriptions, primarily at The Wall Street Journal, more than offset print circulation declines. During the fourth quarter of fiscal 2023, average daily digital-only subscriptions at The Wall Street Journal increased 10% to 3.4 million as compared to fiscal 2022, and digital revenues represented 69% of circulation revenue for the fiscal year ended June 30, 2023, as compared to 67% in fiscal 2022. The impact of the absence of the 53rd week in fiscal 2023 resulted in a circulation and subscription revenue decrease of approximately $31 million.
The following table summarizes average daily consumer subscriptions during the three months ended June 30, 2023 and 2022 for select publications and for all consumer subscription products.(a)

	For the three months ended June 30(b),
	2023	2022	Change	% Change
(in thousands, except %)			Better/(Worse)
The Wall Street Journal
Digital-only subscriptions(c)	3,406	3,095	311	10%
Total subscriptions	3,966	3,749	217	6%
Barron’s Group(d)
Digital-only subscriptions(c)	1,018	848	170	20%
Total subscriptions	1,168	1,038	130	13%
Total Consumer(e)
Digital-only subscriptions(c)	4,510	4,029	481	12%
Total subscriptions	5,242	4,898	344	7%
(a)Based on internal data for the periods from April 3, 2023 to July 2, 2023 and March 28, 2022 to July 3, 2022, respectively, with independent verification procedures performed by PricewaterhouseCoopers LLP UK.
(b)Subscriptions include individual consumer subscriptions, as well as subscriptions purchased by companies, schools, businesses and associations for use by their respective employees, students, customers or members. Subscriptions exclude single-copy sales and copies purchased by hotels, airlines and other businesses for limited distribution or access to customers.
(c)For some publications, including The Wall Street Journal and Barron’s, Dow Jones sells bundled print and digital products. For bundles that provide access to both print and digital products every day of the week, only one unit is reported each day and is designated as a print subscription. For bundled products that provide access to the print product only on specified days and full digital access, one print subscription is reported for each day that a print copy is served and one digital subscription is reported for each remaining day of the week.
(d)Barron’s Group consists of Barron’s, MarketWatch, Financial News and Private Equity News.
(e)Total Consumer consists of The Wall Street Journal, Barron’s Group and Investor’s Business Daily.
Advertising Revenues
Advertising revenues decreased $36 million, or 8%, during the fiscal year ended June 30, 2023 as compared to fiscal 2022. Print and digital advertising revenues decreased by $22 million and $14 million, respectively, primarily due to lower advertising spend within the technology and finance sectors. Digital advertising revenues represented 61% of advertising revenue for the fiscal year ended June 30, 2023, as compared to 59% in fiscal 2022. The impact of the absence of the 53rd week in fiscal 2023 resulted in an advertising revenue decrease of approximately $9 million.
Segment EBITDA
For the fiscal year ended June 30, 2023, Segment EBITDA at the Dow Jones segment increased $61 million, or 14%, as compared to fiscal 2022, including the $33 million and $26 million contributions from the acquisitions of OPIS and CMA, respectively, primarily due to the increase in revenues discussed above and the absence of $25 million of OPIS and CMA-related transaction costs incurred in fiscal 2022, partially offset by $84 million of higher employee costs primarily due to recent acquisitions.
Digital Real Estate Services (19% and 21% of the Company’s consolidated revenues in fiscal 2023 and 2022, respectively)

	For the fiscal years ended June 30,
	2023	2022	Change	% Change
(in millions, except %)			Better/(Worse)
Revenues:
Circulation and subscription	$12	$13	$(1)	(8)%
Advertising	140	135	5	4%
Real estate	1,189	1,347	(158)	(12)%
Other	198	246	(48)	(20)%
Total Revenues	1,539	1,741	(202)	(12)%
Operating expenses	(201)	(208)	7	3%
Selling, general and administrative	(881)	(959)	78	8%
Segment EBITDA	$457	$574	$(117)	(20)%

For the fiscal year ended June 30, 2023, revenues at the Digital Real Estate Services segment decreased $202 million, or 12%, as compared to fiscal 2022, including an approximately $14 million impact from the absence of the 53rd week in fiscal 2023. Revenues at Move decreased $110 million, or 15%, to $602 million for the fiscal year ended June 30, 2023 from $712 million in fiscal 2022, primarily driven by the continued impact of the macroeconomic environment on the housing market, including higher interest rates, and the impact of the absence of the 53rd week in fiscal 2023, partially offset by the $10 million increase in advertising revenues. The market downturn resulted in lower lead volumes, which decreased 29%, and lower transaction volumes. Revenues from the referral model, which includes the ReadyConnect Concierge℠ product, and the traditional lead generation product decreased due to these factors, partially offset by improved lead optimization. The referral model generated approximately 26% of total Move revenues in fiscal 2023 as compared to approximately 31% in fiscal 2022. At REA Group, revenues decreased $92 million, or 9%, to $937 million for the fiscal year ended June 30, 2023 from $1,029 million in fiscal 2022 primarily driven by the $74 million negative impact of foreign currency fluctuations. The impact of lower national listings on Australian residential revenues and lower financial services revenue driven by lower settlements and the $15 million adverse impact from a valuation adjustment related to expected future trail commissions were partially offset by price increases, increased depth penetration for Australian residential products due to the contribution of Premiere Plus, increased depth penetration for commercial products and higher revenues at REA India.
For the fiscal year ended June 30, 2023, Segment EBITDA at the Digital Real Estate Services segment decreased $117 million, or 20%, as compared to fiscal 2022, primarily due to the lower revenues discussed above, the $34 million, or 6%, negative impact of foreign currency fluctuations and higher costs at REA India, partially offset by lower broker commissions at REA Group due to the valuation adjustment related to expected future trail commissions and lower settlements and lower discretionary and employee costs at Move.
Book Publishing (25% and 26% of the Company’s consolidated revenues in fiscal 2023 and 2022, respectively)

	For the fiscal years ended June 30,
	2023	2022	Change	% Change
(in millions, except %)			Better/(Worse)
Revenues:
Consumer	$1,899	$2,106	$(207)	(10)%
Other	80	85	(5)	(6)%
Total Revenues	1,979	2,191	(212)	(10)%
Operating expenses	(1,469)	(1,512)	43	3%
Selling, general and administrative	(343)	(373)	30	8%
Segment EBITDA	$167	$306	$(139)	(45)%
For the fiscal year ended June 30, 2023, revenues at the Book Publishing segment decreased $212 million, or 10%, as compared to fiscal 2022, driven by lower print and digital book sales, mainly in the U.S. market, driven by lower consumer demand industry-wide, weak frontlist performance, Amazon’s reset of its inventory levels and rightsizing of its warehouse footprint, which negatively impacted print book sales, the negative impact of foreign currency fluctuations and the approximately $20 million impact of the absence of the 53rd week in fiscal 2023. Digital sales decreased by 5% as compared to fiscal 2022 primarily due to lower e-book sales. Digital sales represented approximately 22% of consumer revenues, as compared to 21% in fiscal 2022, and backlist sales represented approximately 60% of total revenues during the fiscal year ended June 30, 2023. The impact of foreign currency fluctuations of the U.S. dollar against local currencies resulted in a revenue decrease of $58 million, or 3%, for the fiscal year ended June 30, 2023 as compared to fiscal 2022.
For the fiscal year ended June 30, 2023, Segment EBITDA at the Book Publishing segment decreased $139 million, or 45%, as compared to fiscal 2022, primarily due to the lower revenues discussed above and higher manufacturing, freight and distribution costs related to ongoing supply chain challenges and inventory and inflationary pressures, partially offset by lower costs due to lower sales volumes and lower employee costs. These supply chain challenges and inventory and inflationary pressures are expected to continue to impact the business in the near term, but are expected to moderate in fiscal 2024. To mitigate these pressures, the Company has implemented price increases, begun to reduce headcount and continues to evaluate its cost base.

News Media (29% of the Company’s consolidated revenues in both fiscal 2023 and 2022)

	For the fiscal years ended June 30,
	2023	2022	Change	% Change
(in millions, except %)			Better/(Worse)
Revenues:
Circulation and subscription	$1,117	$1,185	$(68)	(6)%
Advertising	920	1,010	(90)	(9)%
Other	304	306	(2)	(1)%
Total Revenues	2,341	2,501	(160)	(6)%
Operating expenses	(1,307)	(1,327)	20	2%
Selling, general and administrative	(861)	(936)	75	8%
Segment EBITDA	$173	$238	$(65)	(27)%
For the fiscal year ended June 30, 2023, revenues at the News Media segment decreased $160 million, or 6%, as compared to fiscal 2022. Advertising revenues decreased $90 million as compared to fiscal 2022, primarily driven by the $71 million negative impact of foreign currency fluctuations. Lower print advertising revenues at News UK, the impact of the absence of the 53rd week in fiscal 2023 and lower digital and print advertising revenues at News Corp Australia were partially offset by digital advertising revenue growth at News UK. Circulation and subscription revenues decreased $68 million as compared to fiscal 2022, driven by the $96 million negative impact of foreign currency fluctuations, as cover price increases, digital subscriber growth across key mastheads and higher content licensing revenues were partially offset by print volume declines and the impact of the absence of the 53rd week in fiscal 2023. The impact of foreign currency fluctuations of the U.S. dollar against local currencies resulted in a revenue decrease of $193 million, or 7%, for the fiscal year ended June 30, 2023 as compared to fiscal 2022. The impact of the absence of the 53rd week in fiscal 2023 resulted in a revenue decrease of approximately $36 million.
For the fiscal year ended June 30, 2023, Segment EBITDA at the News Media segment decreased $65 million, or 27%, as compared to fiscal 2022, including the $14 million, or 6%, negative impact of foreign currency fluctuations, primarily due to the lower revenues described above, the $60 million impact of higher pricing on newsprint costs and approximately $50 million of increased costs associated with TalkTV and other digital investments, mainly at News Corp Australia, partially offset by cost savings initiatives.
News Corp Australia
Revenues were $998 million for the fiscal year ended June 30, 2023, a decrease of $90 million, or 8%, as compared to fiscal 2022 revenues of $1,088 million. Advertising revenues decreased $54 million mainly due to the $32 million negative impact of foreign currency fluctuations, lower digital and print advertising revenues and the impact of the absence of the 53rd week in fiscal 2023. Circulation and subscription revenues decreased $34 million due to the $34 million negative impact of foreign currency fluctuations, as print volume declines and the impact of the absence of the 53rd week in fiscal 2023 were offset by cover price increases, digital subscriber growth and higher content licensing revenues. The impact of the absence of the 53rd week in fiscal 2023 resulted in a revenue decrease of approximately $15 million. The impact of foreign currency fluctuations of the U.S. dollar against local currencies resulted in a revenue decrease of $77 million, or 7%, for the fiscal year ended June 30, 2023 as compared to fiscal 2022.
News UK
Revenues were $933 million for the fiscal year ended June 30, 2023, a decrease of $74 million, or 7%, as compared to fiscal 2022 revenues of $1,007 million. Circulation and subscription revenues decreased $41 million due to the $58 million negative impact of foreign currency fluctuations. Higher revenues from cover price increases and digital subscriber growth were partially offset by print volume declines and the impact of the absence of the 53rd week in fiscal 2023. Advertising revenues decreased $25 million due to the $25 million negative impact of foreign currency fluctuations, as lower print advertising revenues and the impact of the absence of the 53rd week in fiscal 2023 were offset by higher digital advertising revenues, mainly at The Sun. The impact of the absence of the 53rd week in fiscal 2023 resulted in a revenue decrease of approximately $18 million. The impact of foreign currency fluctuations of the U.S. dollar against local currencies resulted in a revenue decrease of $94 million, or 9%, for the fiscal year ended June 30, 2023 as compared to fiscal 2022.

LIQUIDITY AND CAPITAL RESOURCES
Current Financial Condition
The Company’s principal source of liquidity is internally generated funds and cash and cash equivalents on hand. As of June 30, 2024, the Company’s cash and cash equivalents were $1,872 million. The Company also has available borrowing capacity under its revolving credit facility (the “Revolving Facility”) and certain other facilities, as described below, and expects to have access to the worldwide credit and capital markets, subject to market conditions, in order to issue additional debt if needed or desired. The Company currently expects these elements of liquidity will enable it to meet its liquidity needs for at least the next twelve months, including repayment of indebtedness. Although the Company believes that its cash on hand and future cash from operations, together with its access to the credit and capital markets, will provide adequate resources to fund its operating and financing needs for at least the next twelve months, its access to, and the availability of, financing on acceptable terms in the future will be affected by many factors, including: (i) the financial and operational performance of the Company and/or its operating subsidiaries, as applicable; (ii) the Company’s credit ratings and/or the credit rating of its operating subsidiaries, as applicable; (iii) the provisions of any relevant debt instruments, credit agreements, indentures and similar or associated documents; (iv) the liquidity of the overall credit and capital markets; and (v) the state of the economy. There can be no assurances that the Company will continue to have access to the credit and capital markets on acceptable terms.
As of June 30, 2024, the Company’s consolidated assets included $887 million in cash and cash equivalents that were held by its foreign subsidiaries. Of this amount, $136 million is cash not readily accessible by the Company as it is held by REA Group, a majority owned but separately listed public company. REA Group must declare a dividend in order for the Company to have access to its share of REA Group’s cash balance. Prior to the enactment of the Tax Cuts and Jobs Act (“Tax Act”), the Company’s undistributed foreign earnings were considered permanently reinvested and as such, United States federal and state income taxes were not previously recorded on these earnings. As a result of the Tax Act, substantially all of the Company’s earnings in foreign subsidiaries generated prior to the enactment of the Tax Act were deemed to have been repatriated and taxed accordingly. As of June 30, 2024, the Company has approximately $1 billion of undistributed foreign earnings that it intends to reinvest permanently. It is not practicable to estimate the amount of tax that might be payable if these earnings were repatriated. The Company may repatriate future earnings of certain foreign subsidiaries in which case the Company may be required to accrue and pay additional taxes, including any applicable foreign withholding taxes and income taxes.
The principal uses of cash that affect the Company’s liquidity position include the following: operational expenditures including employee costs and paper purchases; capital expenditures; income tax payments; investments in associated entities; acquisitions; the repurchase of shares; dividends; and the repayment of debt and related interest. In addition to the acquisitions and dispositions disclosed elsewhere, the Company has evaluated, and expects to continue to evaluate, possible future acquisitions and dispositions of certain businesses. Such transactions may be material and may involve cash, the issuance of the Company’s securities or the assumption of indebtedness.
Issuer Purchases of Equity Securities
The Company’s Board of Directors (the “Board of Directors”) has authorized a Repurchase Program to purchase up to $1 billion in the aggregate of the Company’s outstanding Class A Common Stock and Class B Common Stock. The manner, timing, number and share price of any repurchases will be determined by the Company at its discretion and will depend upon such factors as the market price of the stock, general market conditions, applicable securities laws, alternative investment opportunities and other factors. The Repurchase Program has no time limit and may be modified, suspended or discontinued at any time. As of June 30, 2024, the remaining authorized amount under the Repurchase Program was approximately $460 million.
Stock repurchases under the Repurchase Program commenced on November 9, 2021. The following table summarizes the shares repurchased and subsequently retired and the related consideration paid during the fiscal years ended June 30, 2024 and 2023:

	For the fiscal years ended June 30,
	2024		2023
	Shares	Amount	Shares	Amount
	(in millions)
Class A Common Stock	3.4	$79	9.5	$159
Class B Common Stock	1.6	38	4.7	81
Total	5.0	$117	14.2	$240

Dividends
The following table summarizes the dividends declared and paid per share on both the Company’s Class A Common Stock and Class B Common Stock:

	For the fiscal years ended June 30,
	2024	2023
Cash dividends paid per share	$0.20	$0.20
The timing, declaration, amount and payment of future dividends to stockholders, if any, is within the discretion of the Board of Directors. The Board of Directors’ decisions regarding the payment of future dividends will depend on many factors, including the Company’s financial condition, earnings, capital requirements and debt facility covenants, other contractual restrictions, as well as legal requirements, regulatory constraints, industry practice, market volatility and other factors that the Board of Directors deems relevant.
Sources and Uses of Cash—Fiscal 2024 versus Fiscal 2023
Net cash provided by operating activities from continuing operations for the fiscal years ended June 30, 2024 and 2023 was as follows (in millions):

For the fiscal years ended June 30,	2024	2023
Net cash provided by operating activities from continuing operations	$897	$777
Net cash provided by operating activities from continuing operations increased by $120 million for the fiscal year ended June 30, 2024 as compared to fiscal 2023. The increase was primarily due to higher Total Segment EBITDA and lower working capital, partially offset by higher restructuring payments.
Net cash used in investing activities from continuing operations for the fiscal years ended June 30, 2024 and 2023 was as follows (in millions):

For the fiscal years ended June 30,	2024	2023
Net cash used in investing activities from continuing operations	$(410)	$(423)
Net cash used in investing activities from continuing operations was $410 million for the fiscal year ended June 30, 2024 as compared to net cash used in investing activities of $423 million for fiscal 2023.
During the fiscal year ended June 30, 2024, the Company used $357 million of cash for capital expenditures and $134 million of cash for investments and acquisitions. During the fiscal year ended June 30, 2023, the Company used $347 million of cash for capital expenditures and $141 million of cash for investments and acquisitions.
Net cash used in financing activities for the fiscal years ended June 30, 2024 and 2023 was as follows (in millions):

For the fiscal years ended June 30,	2024	2023
Net cash used in financing activities	$(483)	$(525)
The Company had net cash used in financing activities of $483 million for the fiscal year ended June 30, 2024 as compared to net cash used in financing activities of $525 million for fiscal 2023.
During the fiscal year ended June 30, 2024, the Company had $409 million of borrowing repayments, primarily related to the refinancing of REA Group’s debt portfolio, $117 million of repurchases of outstanding Class A and Class B Common Stock under the Repurchase Program and dividend payments of $172 million to News Corporation stockholders and REA Group minority stockholders. The net cash used in financing activities was partially offset by new borrowings of $278 million primarily related to the refinancing of REA Group’s debt portfolio.
During the fiscal year ended June 30, 2023, the Company had $243 million of repurchases of outstanding Class A and Class B Common Stock under the Repurchase Program, dividend payments of $174 million to News Corporation stockholders and REA Group minority stockholders and $65 million of borrowing repayments. See Note 10—Borrowings in the accompanying Consolidated Financial Statements.

Net cash provided by discontinued operations for the fiscal years ended June 30, 2024 and 2023 was as follows (in millions):

For the fiscal years ended June 30,	2024	2023
Net cash provided by discontinued operations	$129	$187
Net cash provided by discontinued operations does not include intercompany payments related to the shareholder loans with the Company which are eliminated in consolidation.
Sources and Uses of Cash—Fiscal 2023 versus Fiscal 2022
Net cash provided by operating activities from continuing operations for the fiscal years ended June 30, 2023 and 2022 was as follows (in millions):

For the fiscal years ended June 30,	2023	2022
Net cash provided by operating activities from continuing operations	$777	$953
Net cash provided by operating activities from continuing operations decreased by $176 million for the fiscal year ended June 30, 2023 as compared to fiscal 2022. The decrease was primarily due to lower Total Segment EBITDA.
Net cash used in investing activities from continuing operations for the fiscal years ended June 30, 2023 and 2022 was as follows (in millions):

For the fiscal years ended June 30,	2023	2022
Net cash used in investing activities from continuing operations	$(423)	$(1,887)
Net cash used in investing activities from continuing operations was $423 million for the fiscal year ended June 30, 2023 as compared to $1,887 million for fiscal 2022.
During the fiscal year ended June 30, 2023, the Company used $347 million of cash for capital expenditures and $141 million of cash for investments and acquisitions. During the fiscal year ended June 30, 2022, the Company used $1,639 million of cash for acquisitions and investments, of which $1,146 million and $288 million related to the acquisitions of OPIS and CMA in February and June 2022, respectively. The Company also used $310 million of cash for capital expenditures.
Net cash (used in) provided by financing activities from continuing operations for the fiscal years ended June 30, 2023 and 2022 was as follows (in millions):

For the fiscal years ended June 30,	2023	2022
Net cash (used in) provided by financing activities from continuing operations	$(525)	$578
The Company had net cash used in financing activities of $525 million for the fiscal year ended June 30, 2023 as compared to net cash provided by financing activities of $578 million for fiscal 2022.
During the fiscal year ended June 30, 2023, the Company had $243 million of repurchases of outstanding Class A and Class B Common Stock under the Repurchase Program, dividend payments of $174 million to News Corporation stockholders and REA Group minority stockholders and $65 million of borrowing repayments.
During the fiscal year ended June 30, 2022, the Company issued $500 million of 2022 Senior Notes and incurred $500 million of Term A Loans and had new borrowings for REA Group of $305 million. The net cash provided by financing activities was partially offset by $306 million of borrowing repayments, primarily related to the REA Group’s refinancing of its bridge facility, $179 million of repurchases of outstanding Class A and Class B Common Stock under the Repurchase Program and dividend payments of $175 million to News Corporation stockholders and REA Group minority stockholders. See Note 10—Borrowings in the accompanying Consolidated Financial Statements.

Net cash provided by discontinued operations for the fiscal years ended June 30, 2023 and 2022 was as follows (in millions):

For the fiscal years ended June 30,	2023	2022
Net cash provided by discontinued operations	$187	$32
Net cash provided by discontinued operations does not include intercompany payments related to the shareholder loans with the Company which are eliminated in consolidation.
Reconciliation of Free Cash Flow
Free cash flow is a non-GAAP financial measure. Free cash flow is defined as net cash provided by (used in) operating activities from continuing operations less capital expenditures. Free cash flow excludes cash flows from discontinued operations. Free cash flow may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what items should be included in the calculation of free cash flow.
Free cash flow does not represent the total increase or decrease in the cash balance for the period and should be considered in addition to, not as a substitute for, the net change in cash and cash equivalents as presented in the Company’s consolidated Statements of Cash Flows prepared in accordance with GAAP, which incorporates all cash movements during the period. The Company believes free cash flow provides useful information to management and investors about the Company’s liquidity and cash flow trends.
The following table presents a reconciliation of net cash provided by operating activities to free cash flow:

	For the fiscal years ended June 30,
	2024	2023	2022
	(in millions)
Net cash provided by operating activities from continuing operations	$897	$777	$953
Less: Capital expenditures	(357)	(347)	(310)
Free cash flow	540	430	643
Free cash flow in the fiscal year ended June 30, 2024 was $540 million compared to $430 million in fiscal 2023. Free cash flow increased primarily due to higher cash provided by operating activities, as discussed above.
Free cash flow in the fiscal year ended June 30, 2023 was $430 million compared to $643 million in fiscal 2022. Free cash flow decreased primarily due to lower cash provided by operating activities, as discussed above.
Borrowings
As of June 30, 2024, the Company and REA Group and certain of its subsidiaries (REA Group and certain of its subsidiaries, the “REA Debt Group”) had total borrowings of $2.1 billion, including the current portion. REA Group is a consolidated but non wholly-owned subsidiary of News Corp, and its indebtedness is only guaranteed by members of the REA Debt Group and is non-recourse to News Corp.
News Corporation Borrowings
As of June 30, 2024, the Company had (i) borrowings of $1,968 million, consisting of its outstanding 2021 Senior Notes, 2022 Senior Notes and Term A Loans and (ii) $750 million of undrawn commitments available under the Revolving Facility.
REA Group Borrowings
As of June 30, 2024, REA Group had (i) borrowings of approximately $134 million, consisting of amounts outstanding under the 2024 REA Credit Facility (described below) and 2024 Subsidiary Facility (described below) and (ii) A$481 million of undrawn commitments available under the 2024 REA Credit Facility and the 2024 Subsidiary Facility.

During the fiscal year ended June 30, 2024, REA Group entered into a new unsecured syndicated credit facility (the “2024 REA Credit Facility”) which replaced the 2022 Credit Facility and consists of two sub-facilities: (i) a five-year A$400 million revolving loan facility (the “2024 REA Credit Facility—tranche 1”) which was used to refinance tranche 1 of the 2022 Credit Facility and (ii) an A$200 million revolving loan facility representing the continuation of tranche 2 of the 2022 Credit Facility (the “2024 REA Credit Facility—tranche 2”). REA Group may request increases in the amount of the 2024 REA Credit Facility up to a maximum amount of A$500 million, subject to the terms and limitations set forth in the syndicated facility agreement.
Borrowings under the 2024 REA Credit Facility — tranche 1 accrue interest at a rate of the Australian BBSY plus a margin of between 1.45% and 2.35%, depending on REA Group’s net leverage ratio. Borrowings under the 2024 REA Credit Facility — tranche 2 continue to accrue interest at a rate of the Australian BBSY plus a margin of between 1.15% and 2.25%, depending on REA Group’s net leverage ratio. Both tranches carry a commitment fee of 40% of the applicable margin on any undrawn balance.
The syndicated facility agreement governing the 2024 REA Credit Facility requires REA Group to maintain (i) a net leverage ratio of not more than 3.5 to 1.0 and (ii) an interest coverage ratio of not less than 3.0 to 1.0. The agreement also contains certain other customary affirmative and negative covenants and events of default. Subject to certain exceptions, these covenants restrict or prohibit REA Group and its subsidiaries from, among other things, incurring or guaranteeing debt, disposing of certain properties or assets, merging or consolidating with any other person, making financial accommodation available, entering into certain other financing arrangements, creating or permitting certain liens, engaging in non-arms’ length transactions with affiliates, undergoing fundamental business changes and making restricted payments.
During the fiscal year ended June 30, 2024, REA Group also entered into an A$83 million unsecured bilateral revolving credit facility (the “2024 Subsidiary Facility”). Proceeds of the 2024 Subsidiary Facility were used to refinance an existing facility at one of its subsidiaries and to fund its business of providing short-term financing to real estate agents and vendors. Borrowings under the 2024 Subsidiary Facility accrue interest at a rate of the Australian BBSY plus a margin of 1.40% and undrawn balances carry a commitment fee of 40% of the applicable margin. The facility agreement governing the 2024 Subsidiary Facility permits the lender to cancel its commitment and declare all outstanding amounts immediately due and payable after a consultation period in specified circumstances, including if certain key operating measures of its subsidiary fall below the budgeted amount for two consecutive quarters. The agreement also contains certain other customary affirmative and negative covenants and events of default that are similar to those governing the 2024 REA Credit Facility.
All of the Company’s borrowings contain customary representations, covenants and events of default. The Company was in compliance with all such covenants at June 30, 2024.
See Note 10—Borrowings in the accompanying Consolidated Financial Statements for further details regarding the Company’s outstanding debt, including additional information about interest rates, amortization (if any), maturities and covenants related to such debt arrangements.
Commitments
The Company has commitments under certain firm contractual arrangements to make future payments. These firm commitments secure the current and future rights to various assets and services to be used in the normal course of operations.
The following table summarizes the Company’s material firm commitments as of June 30, 2024:

	As of June 30, 2024
	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in millions)
Purchase obligations(a)	$1,093	$409	$426	$162	$96
Operating leases(b)	1,442	135	229	137	941
Borrowings(c)	2,119	9	610	1,000	500
Interest payments on borrowings(d)	454	85	163	129	77
Total commitments and contractual obligations	$5,108	$638	$1,428	$1,428	$1,614
(a)The Company has commitments under purchase obligations related to printing contracts, capital projects, marketing agreements, production services and other legally binding commitments.

(b)The Company leases office facilities, warehouse facilities, printing plants and equipment. These leases, which are classified as operating leases, are expected to be paid at certain dates through fiscal 2048. Amounts reflected represent only the Company’s lease obligations for which it has firm commitments.
(c)See Note 10—Borrowings in the accompanying Consolidated Financial Statements.
(d)Reflects the Company’s expected future interest payments based on borrowings outstanding and interest rates applicable at June 30, 2024. Such rates are subject to change in future periods. See Note 10—Borrowings in the accompanying Consolidated Financial Statements.
The Company has certain contracts to purchase newsprint, ink and plates that require the Company to purchase a percentage of its total requirements for production. Since the quantities purchased annually under these contracts are not fixed and are based on the Company’s total requirements, the amount of the related payments for these purchases is excluded from the table above.
The table also excludes the Company’s pension obligations, other postretirement benefits (“OPEB”) obligations and the liabilities for unrecognized tax benefits for uncertain tax positions as the Company is unable to reasonably predict the ultimate amount and timing of the commitments. The Company made contributions of $23 million and $14 million to its pension plans in fiscal 2024 and fiscal 2023, respectively. Future plan contributions are dependent upon actual plan asset returns, interest rates and statutory requirements. The Company anticipates that it will make required contributions of approximately $1 million in fiscal 2025, assuming that actual plan asset returns are consistent with the Company’s returns in fiscal 2024 and those expected beyond, and that interest rates remain constant. The Company will continue to make voluntary contributions as necessary to improve the funded status of the plans. Payments due to participants under the Company’s pension plans are primarily paid out of underlying trusts. Payments due under the Company’s OPEB plans are not required to be funded in advance, but are paid as medical costs are incurred by covered retiree populations, and are principally dependent upon the future cost of retiree medical benefits under the Company’s OPEB plans. The Company expects its OPEB payments to approximate $7 million in fiscal 2025. See Note 18—Retirement Benefit Obligations and Note 19—Other Postretirement Benefits in the accompanying Consolidated Financial Statements.
Other significant ongoing expenses or cash requirements for each of the Company’s segments are discussed above in “Overview of the Company’s Businesses.” The Company generally expects to fund these short and long-term cash requirements with internally-generated funds and cash and cash equivalents on hand.
Contingencies
The Company routinely is involved in various legal proceedings, claims and governmental inspections or investigations, including those discussed in Note 17—Commitments and Contingencies in the accompanying Consolidated Financial Statements. The outcome of these matters and claims is subject to significant uncertainty, and the Company often cannot predict what the eventual outcome of pending matters will be or the timing of the ultimate resolution of these matters. Fees, expenses, fines, penalties, judgments or settlement costs which might be incurred by the Company in connection with the various proceedings could adversely affect its results of operations and financial condition.
The Company establishes an accrued liability for legal claims when it determines that a loss is probable and the amount of the loss can be reasonably estimated. Once established, accruals are adjusted from time to time, as appropriate, in light of additional information. The amount of any loss ultimately incurred in relation to matters for which an accrual has been established may be higher or lower than the amounts accrued for such matters. Legal fees associated with litigation and similar proceedings are expensed as incurred. The Company recognizes gain contingencies when the gain becomes realized or realizable. See Note 17—Commitments and Contingencies in the accompanying Consolidated Financial Statements.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
An accounting policy is considered to be critical if it is important to the Company’s financial condition and results of operations and if it requires significant judgment and estimates on the part of management in its application. The development and selection of these critical accounting policies have been determined by management of the Company. See Note 2—Summary of Significant Accounting Policies in the accompanying Consolidated Financial Statements.

Goodwill and Indefinite-Lived Intangible Assets
The Company tests goodwill and indefinite-lived intangible assets for impairment on an annual basis in the fourth quarter and at other times if a significant event or change in circumstances indicates that it is more likely than not that the fair value of these assets has been reduced below their carrying value. The Company uses its judgment in assessing whether assets may have become impaired between annual impairment assessments. Indicators such as unexpected adverse economic factors, unanticipated technological changes or competitive activities, loss of key personnel and acts by governments and courts, may signal that an asset has become impaired.
Under ASC 350, Intangibles—Goodwill and Other (“ASC 350”), in assessing goodwill for impairment, the Company has the option to first perform a qualitative assessment to determine whether events or circumstances exist that lead to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company is not required to perform any additional tests in assessing goodwill for impairment. However, if the Company concludes otherwise or elects not to perform the qualitative assessment, then it is required to perform a quantitative analysis to determine the fair value of the reporting unit, and compare the calculated fair value of a reporting unit with its carrying amount, including goodwill. The Company determines the fair value of a reporting unit primarily by using both a discounted cash flow analysis and market-based valuation approach.
Determining fair value requires the exercise of significant judgments, including judgments about appropriate discount rates, long-term growth rates, relevant comparable company earnings multiples and the amount and timing of expected future cash flows. During the fourth quarter of fiscal 2024, as part of the Company’s long-range planning process, the Company completed its annual goodwill and indefinite-lived intangible asset impairment test.
The performance of the Company’s annual impairment analysis resulted in $18 million of impairments to an indefinite-lived intangible asset and goodwill in fiscal 2024. Significant unobservable inputs utilized in the income approach valuation method were discount rates (ranging from 8.0% to 18.5%), long-term growth rates (ranging from 1.0% to 3.5%) and royalty rates (ranging from 0.25% to 7.0%). Significant unobservable inputs utilized in the market approach valuation method were EBITDA and revenue multiples from guideline public companies operating in similar industries (ranging from 5.5x to 11.8x and 2.0x to 2.8x, respectively) and control premiums (ranging from 5.0% to 10.0%). Significant increases (decreases) in royalty rates, growth rates, control premiums and multiples, assuming no change in discount rates, would result in a significantly higher (lower) fair value measurement. Significant decreases (increases) in discount rates, assuming no changes in royalty rates, growth rates, control premiums and multiples, would result in a significantly higher (lower) fair value measurement. See Note 9—Goodwill and Other Intangible Assets in the accompanying Consolidated Financial Statements for further details regarding changes in these inputs and assumptions compared to prior fiscal years.
As of June 30, 2024, there were no reporting units with goodwill at-risk for future impairment. The Company will continue to monitor its goodwill for possible future impairment.
Income Taxes
The Company is subject to income taxes in the U.S. and various foreign jurisdictions in which it operates and records its tax provision for the anticipated tax consequences in its reported results of operations. Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining the Company’s tax expense and in evaluating its tax positions including evaluating uncertainties as promulgated under ASC 740, Income Taxes (“ASC 740”).
The Company’s annual tax rate is based primarily on its geographic income and statutory tax rates in the various jurisdictions in which it operates. Significant management judgment is required in determining the Company’s provision for income taxes, deferred tax assets and liabilities and the valuation allowance recorded against the Company’s deferred tax assets. In assessing the likelihood of realization of deferred tax assets, management considers estimates of the amount and character of future taxable income. The Company’s actual effective tax rate and income tax expense could vary from estimated amounts due to the future impacts of various items, including changes in income tax laws, tax planning and the Company’s forecasted financial condition and results of operations in future periods. Although the Company believes its current estimates are reasonable, actual results could differ from these estimates.

The Company recognizes tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the Consolidated Financial Statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Significant management judgment is required to determine whether the recognition threshold has been met and, if so, the appropriate amount of unrecognized tax benefits to be recorded in the Consolidated Financial Statements. Management re-evaluates its tax positions each period in which new information about recognition or measurement becomes available. The Company’s policy is to recognize, when applicable, interest and penalties on unrecognized income tax benefits as part of Income tax (expense) benefit.
See Note 20—Income Taxes in the accompanying Consolidated Financial Statements for further details regarding these estimates and assumptions and changes compared to prior fiscal years.
Retirement Benefit Obligations
The Company’s employees participate in various defined benefit pension and postretirement plans sponsored by the Company and its subsidiaries. See Note 18—Retirement Benefit Obligations in the accompanying Consolidated Financial Statements.
The Company records amounts relating to its pension and other postretirement benefit plans based on calculations specified by GAAP. The measurement and recognition of the Company’s pension and other postretirement benefit plans, including the net periodic benefit costs (income) and projected benefit obligation, require the use of significant management judgments, including discount rates, expected return on plan assets, mortality and other actuarial assumptions. Current market conditions, including changes in investment returns and interest rates, were considered in making these assumptions. In developing the expected long-term rate of return, the pension portfolio’s past average rate of returns and future return expectations of the various asset classes were considered. The weighted average expected long-term rate of return of 5.9% for fiscal 2025 is based on a weighted average target asset allocation assumption of 14% equities, 83% fixed-income securities and 3% cash and other investments.
The Company recorded $28 million and $13 million in net periodic benefit costs (income) in the Statements of Operations for the fiscal years ended June 30, 2024 and 2023, respectively. The Company utilizes the full yield-curve approach to estimate the service and interest cost components of net periodic benefit costs (income) for its pension and other postretirement benefit plans.
Although the discount rate used for each plan will be established and applied individually, a weighted average discount rate of 5.3% will be used in calculating the fiscal 2025 net periodic benefit costs (income). The discount rate reflects the market rate for high-quality fixed-income investments on the Company’s annual measurement date of June 30 and is subject to change each fiscal year. The discount rate assumptions used to account for pension and other postretirement benefit plans reflect the rates at which the benefit obligations could be effectively settled. The rate was determined by matching the Company’s expected benefit payments for the plans to a hypothetical yield curve developed using a portfolio of several hundred high-quality non-callable corporate bonds. The weighted average discount rate is volatile from year to year because it is determined based upon the prevailing rates in the U.S., the U.K., Australia and other foreign countries as of the measurement date.
The key assumptions used in developing the Company’s fiscal 2024 and 2023 net periodic benefit costs (income) for its plans consist of the following:

	2024	2023
	(in millions, except %)
Weighted average assumptions used to determine net periodic benefit costs (income):
Discount rate for PBO	5.4%	4.1%
Discount rate for service cost	5.4%	4.8%
Discount rate for interest on PBO	5.6%	4.0%
Assets:
Expected rate of return	5.6%	4.3%
Expected return	$49	$43
Actual return	$45	$(92)
Loss	$(4)	$(135)
One year actual return	5.2%	(8.7)%
Five year actual return	(1.8)%	(1.7)%

The Company will use a weighted average long-term rate of return of 5.9% for fiscal 2025 based principally on a combination of current asset mix and an expectation of future long term investment returns. The accumulated net pre-tax losses on the Company’s pension plans as of June 30, 2024 were approximately $438 million which decreased from approximately $467 million for the Company’s pension plans as of June 30, 2023. This net decrease of $29 million was primarily due to unrecognized losses amortized during fiscal 2024 and the settlement of certain plans. Lower discount rates increase present values of benefit obligations, the Company’s deferred losses and subsequent-year benefit costs. Higher discount rates decrease the present values of benefit obligations, reduce the Company’s accumulated net loss and decrease subsequent-year benefit costs. These deferred losses are being systematically recognized in future net periodic benefit costs (income) in accordance with ASC 715, Compensation—Retirement Benefits (“ASC 715”). Unrecognized losses for the primary plans in excess of 10% of the greater of the market-related value of plan assets or the plan’s projected benefit obligation are recognized over the average life expectancy for plan participants for the primary plans.
The Company made contributions of $23 million and $14 million to its pension plans in fiscal 2024 and 2023, respectively. Future plan contributions are dependent upon actual plan asset returns, statutory requirements and interest rate movements. Assuming that actual plan asset returns are consistent with the Company’s returns in fiscal 2024 and those expected beyond, and that interest rates remain constant, the Company anticipates that it will make required pension contributions of approximately $1 million in fiscal 2025. The Company will continue to make voluntary contributions as necessary to improve the funded status of the plans. See Note 18—Retirement Benefit Obligations and Note 19—Other Postretirement Benefits in the accompanying Consolidated Financial Statements.
Changes in net periodic benefit costs may occur in the future due to changes in the Company’s expected rate of return on plan assets and discount rate resulting from economic events. The following table highlights the sensitivity of the Company’s pension obligations and expense to changes in these assumptions, assuming all other assumptions remain constant:

Changes in Assumption	Impact on Annual Pension Expense	Impact on Projected Benefit Obligation
0.25 percentage point decrease in discount rate	—	Increase $21 million
0.25 percentage point increase in discount rate	—	Decrease $20 million
0.25 percentage point decrease in expected rate of return on assets	Increase $2 million	—
0.25 percentage point increase in expected rate of return on assets	Decrease $2 million	—

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
NEWS CORPORATION

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of News Corporation
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of News Corporation (the Company) as of June 30, 2024 and 2023, the related consolidated statements of operations, comprehensive income (loss), equity and cash flows for each of the three years in the period ended June 30, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at June 30, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2024, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of June 30, 2024, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated August 13, 2024 expressed an unqualified opinion thereon.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the account or disclosure to which it relates.

Valuation of goodwill

Description of the Matter
As of June 30, 2024, the Company’s goodwill was $5,186 million. As disclosed in Note 9 to the consolidated financial statements, goodwill is tested for impairment at least annually or more frequently if indicators of impairment require the performance of an interim impairment assessment. During the second quarter of fiscal 2025, subsequent to the initial issuance of the June 30, 2024 consolidated financial statements, the Company entered into a definitive agreement to sell the Foxtel Group (“Foxtel”). As a result, the assets and liabilities of Foxtel have been classified as held for sale on the consolidated balance sheets for all periods presented. Therefore, the Company’s goodwill of $5,186 million as of June 30, 2024 is comprised of $4,336 million presented as goodwill and $850 million included within non-current assets held for sale on the consolidated balance sheet.
Auditing management’s impairment test of goodwill was complex and highly judgmental due to the significant measurement uncertainty in determining the fair values of the reporting units. In particular, the fair value estimates of the reporting units were sensitive to changes in significant assumptions such as discount rates, projected revenue growth rates earnings before interest, taxes, depreciation, and amortization (“EBITDA”) margins, and comparable company earnings multiples. All of these assumptions are affected by expected future market or economic conditions.

How We Addressed the Matter in Our Audit
We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the Company’s goodwill impairment assessment process. For example, we tested controls over management’s review of the significant assumptions and methodologies used in estimating the fair values of the reporting units. We also tested management’s controls to validate that the data used in the valuation models was complete and accurate.
To test the fair values of the reporting units, our audit procedures included, among others, assessing methodologies and testing the completeness and accuracy of the underlying data used by the Company. We performed sensitivity analyses over the significant assumptions to evaluate the change in the fair value of the reporting units resulting from changes in the assumptions. Our testing procedures over the significant assumptions included, among others, comparing projected revenue growth rates and EBITDA margins to historical trends, while also considering changes in the Company’s business model. We also involved an internal valuation professional to assist in evaluating the Company’s models, valuation methodology, and significant assumptions used in the fair value estimates. In addition, we tested management’s reconciliation of the fair value of the reporting units to the market capitalization of the Company.

/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2012.
New York, New York

August 13, 2024,

except for the presentation of the Foxtel Group as discontinued operations as described in Notes 1 and 3, as to which the date is

May 13, 2025

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)

		For the fiscal years ended June 30,
	Notes	2024	2023	2022
Revenues:
Circulation and subscription		$2,909	$2,818	$2,714
Advertising		1,400	1,473	1,594
Consumer		2,000	1,899	2,106
Real estate		1,284	1,189	1,347
Other		659	633	676
Total Revenues	4	8,252	8,012	8,437
Operating expenses		(3,814)	(3,911)	(3,892)
Selling, general and administrative		(3,197)	(3,012)	(3,221)
Depreciation and amortization		(440)	(415)	(372)
Impairment and restructuring charges	6, 8, 9	(133)	(121)	(105)
Equity losses of affiliates	7	(6)	(127)	(13)
Interest expense, net		(18)	(49)	(44)
Other, net	22	(59)	3	47
Income before income tax expense from continuing operations		585	380	837
Income tax expense from continuing operations	20	(206)	(152)	(64)
Net income from continuing operations		379	228	773
Net loss from discontinued operations, net of tax	3	(25)	(41)	(13)
Net income		354	187	760
Net income attributable to noncontrolling interests from continuing operations		(110)	(65)	(154)
Net loss attributable to noncontrolling interests from discontinued operations		22	27	17
Net income attributable to News Corporation stockholders		$266	$149	$623

Net income (loss) attributable to News Corporation stockholders per share:	15
Basic
Continuing operations		$0.47	$0.28	$1.05
Discontinued operations		$—	$(0.02)	$0.01
		$0.47	$0.26	$1.06
Diluted
Continuing operations		$0.47	$0.28	$1.04
Discontinued operations		$(0.01)	$(0.02)	$0.01
		$0.46	$0.26	$1.05
The accompanying notes are an integral part of these audited consolidated financial statements.

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In millions)

	For the fiscal years ended June 30,
	2024	2023	2022
Net income	$354	$187	$760
Other comprehensive (loss) income:
Foreign currency translation adjustments	(13)	—	(518)
Net change in the fair value of cash flow hedges(a)	(11)	12	21
Benefit plan adjustments, net(b)	19	(7)	71
Other comprehensive (loss) income	(5)	5	(426)
Comprehensive income	349	192	334
Net income attributable to noncontrolling interests	(88)	(38)	(137)
Other comprehensive loss attributable to noncontrolling interests(c)	1	18	97
Comprehensive income attributable to News Corporation stockholders	$262	$172	$294
(a)Net of income tax expense (benefit) of $(4) million, $4 million and $7 million for the fiscal years ended June 30, 2024, 2023 and 2022, respectively.
(b)Net of income tax expense (benefit) of $6 million, $(2) million and $19 million for the fiscal years ended June 30, 2024, 2023 and 2022, respectively.
(c)Primarily consists of foreign currency translation adjustments.
The accompanying notes are an integral part of these audited consolidated financial statements.

NEWS CORPORATION
CONSOLIDATED BALANCE SHEETS
(In millions, except share and per share amounts)

		As of June 30,
	Notes	2024	2023
Assets:
Current assets:
Cash and cash equivalents		$1,872	$1,761
Receivables, net	2	1,420	1,347
Inventory, net		266	290
Other current assets		474	352
Current assets held for sale	3	340	303
Total current assets		4,372	4,053
Non-current assets:
Investments	7	429	427
Property, plant and equipment, net	8	1,272	1,281
Operating lease right-of-use assets		805	865
Intangible assets, net	9	1,948	2,060
Goodwill	9	4,336	4,291
Deferred income tax assets, net	20	332	393
Other non-current assets	22	957	1,066
Non-current assets held for sale	3	2,233	2,485
Total assets		$16,684	$16,921
Liabilities and Equity:
Current liabilities:
Accounts payable		$254	$292
Accrued expenses		986	920
Deferred revenue	4	483	554
Current borrowings	10	9	—
Other current liabilities	22	772	804
Current liabilities held for sale	3	551	595
Total current liabilities		3,055	3,165
Non-current liabilities:
Borrowings	10	2,093	2,189
Retirement benefit obligations	18	125	134
Deferred income tax liabilities, net	20	21	32
Operating lease liabilities		912	996
Other non-current liabilities		472	425
Non-current liabilities held for sale	3	995	1,035
Commitments and contingencies	17
Class A common stock(a)		4	4
Class B common stock(b)		2	2
Additional paid-in capital		11,254	11,449
Accumulated deficit		(1,889)	(2,144)
Accumulated other comprehensive loss	22	(1,251)	(1,247)
Total News Corporation stockholders’ equity		8,120	8,064
Noncontrolling interests		891	881
Total equity		9,011	8,945
Total liabilities and equity		$16,684	$16,921

(a)Class A common stock, $0.01 par value per share (“Class A Common Stock”), 1,500,000,000 shares authorized, 378,670,671 and 379,945,907 shares issued and outstanding, net of 27,368,413 treasury shares at par, at June 30, 2024 and June 30, 2023, respectively.
(b)Class B common stock, $0.01 par value per share (“Class B Common Stock”), 750,000,000 shares authorized, 190,423,250 and 192,013,909 shares issued and outstanding, net of 78,430,424 treasury shares at par, at June 30, 2024 and June 30, 2023, respectively.
The accompanying notes are an integral part of these audited consolidated financial statements.

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

		For the fiscal years ended June 30,
	Notes	2024	2023	2022
Operating activities:
Net income		$354	$187	$760
Less: Income from discontinued operations, net of tax		25	41	13
Income (loss) from continuing operations		379	228	773
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and amortization		440	415	372
Operating lease expense		72	83	97
Equity losses of affiliates	7	6	127	13
Impairment charges	8,9	44	2	15
Deferred income taxes	20	31	12	(113)
Other, net		64	6	(27)
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets		(85)	(181)	(119)
Inventories, net		27	5	(70)
Accounts payable and other liabilities		(81)	80	12
Net cash provided by operating activities from continuing operations		897	777	953
Investing activities:
Capital expenditures		(357)	(347)	(310)
Proceeds from sales of property, plant and equipment		—	37	6
Acquisitions, net of cash acquired		(38)	(17)	(1,501)
Purchases of investments in equity affiliates and other		(96)	(124)	(138)
Proceeds from sales of investments in equity affiliates and other		81	50	26
Other, net		—	(22)	30
Net cash used in investing activities from continuing operations		(410)	(423)	(1,887)
Financing activities:
Borrowings	10	278	—	1,305
Repayment of borrowings	10	(409)	(65)	(306)
Repurchase of shares	13	(117)	(243)	(179)
Dividends paid		(172)	(174)	(175)
Other, net		(63)	(43)	(67)
Net cash (used in) provided by financing activities from continuing operations		(483)	(525)	578
Cash flows from discontinued operations:
Net cash provided by operating activities from discontinued operations		201	314	395
Net cash used in investing activities from discontinued operations		(114)	(151)	(189)
Net cash provided by (used in) financing activities from discontinued operations		42	24	(174)
Net cash provided by discontinued operations		129	187	32
Net change in cash and cash equivalents		133	16	(324)
Cash, cash equivalents and restricted cash, beginning of year		1,833	1,822	2,236
Effect of exchange rate changes on cash and cash equivalents		(6)	(5)	(90)
Cash, cash equivalents and restricted cash, end of year		1,960	1,833	1,822
Less: Cash and cash equivalents at end of period of discontinued operations		(88)	(72)	(51)
Cash and cash equivalents		$1,872	$1,761	$1,771
The accompanying notes are an integral part of these audited consolidated financial statements.

NEWS CORPORATION
CONSOLIDATED STATEMENTS OF EQUITY
(In millions)

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total News Corporation Equity	Noncontrolling Interests	Total Equity
	Shares	Amount	Shares	Amount
Balance, June 30, 2021	391	$4	200	$2	$12,057	$(2,911)	$(941)	$8,211	$935	$9,146
Net income	—	—	—	—	—	623	—	623	137	760
Other comprehensive loss	—	—	—	—	—	—	(329)	(329)	(97)	(426)
Dividends	—	—	—	—	(118)	—	—	(118)	(57)	(175)
Share repurchases	(6)	—	(3)	—	(178)	(5)	—	(183)	—	(183)
Other	3	—	—	—	18	—	—	18	3	21
Balance, June 30, 2022	388	4	197	2	11,779	(2,293)	(1,270)	8,222	921	9,143
Net income	—	—	—	—	—	149	—	149	38	187
Other comprehensive income (loss)	—	—	—	—	—	—	23	23	(18)	5
Dividends	—	—	—	—	(116)	—	—	(116)	(58)	(174)
Share repurchases	(10)	—	(5)	—	(240)	—	—	(240)	—	(240)
Other	2	—	—	—	26	—	—	26	(2)	24
Balance, June 30, 2023	380	4	192	2	11,449	(2,144)	(1,247)	8,064	881	8,945
Net income	—	—	—	—	—	266	—	266	88	354
Other comprehensive loss	—	—	—	—	—	—	(4)	(4)	(1)	(5)
Dividends	—	—	—	—	(114)	—	—	(114)	(58)	(172)
Share repurchases	(3)	—	(2)	—	(106)	(11)	—	(117)	—	(117)
Other	2	—	—	—	25	—	—	25	(19)	6
Balance, June 30, 2024	379	$4	190	$2	$11,254	$(1,889)	$(1,251)	$8,120	$891	$9,011
The accompanying notes are an integral part of these audited consolidated financial statements.

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
News Corporation (together with its subsidiaries, “News Corporation,” “News Corp,” the “Company,” “we” or “us”) is a global diversified media and information services company comprised of businesses across a range of media, including: information services and news, digital real estate services and book publishing.
The assets and liabilities of the Foxtel Group (“Foxtel”) have been classified as held for sale and the results of operations and cash flows have been classified as discontinued operations for all periods presented. Furthermore, upon reclassification of Foxtel’s results, the Subscription Video Services segment ceased to be a reportable segment and the residual results of the segment were aggregated into the News Media segment. Unless indicated otherwise, the information in the notes to the Consolidated Financial Statements relates to the Company’s continuing operations. See Note 3—Discontinued Operations.
Basis of Presentation
The accompanying consolidated financial statements of the Company, which are referred to herein as the “Consolidated Financial Statements,” have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The Company’s financial statements as of June 30, 2024 and 2023 and for the three fiscal years ended June 30, 2024 are presented on a consolidated basis.
The consolidated statements of operations are referred to herein as the “Statements of Operations.” The consolidated balance sheets are referred to herein as the “Balance Sheets.” The consolidated statements of cash flows are referred to herein as the “Statements of Cash Flows.”
The Company maintains a 52-53 week fiscal year ending on the Sunday closest to June 30 in each year. Fiscal 2024, fiscal 2023 and fiscal 2022 included 52, 52 and 53 weeks, respectively. All references to the fiscal years ended June 30, 2024, 2023 and 2022 relate to the fiscal years ended June 30, 2024, July 2, 2023 and July 3, 2022, respectively. For convenience purposes, the Company continues to date its consolidated financial statements as of June 30.
Certain reclassifications have been made to the prior period consolidated financial statements to conform to the current fiscal year presentation.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation
The Consolidated Financial Statements include the accounts of all majority-owned and controlled subsidiaries. All significant intercompany accounts and transactions with the exception of those pertaining to Foxtel that are expected to continue after the sale have been eliminated in consolidation, including the intercompany portion of transactions with equity method investees.
In addition, the Company evaluates its relationships with other entities to identify whether they are variable interest entities (“VIEs”) as defined by ASC 810-10, Consolidation (“ASC 810-10”), and whether the Company is the primary beneficiary. In determining whether the Company is the primary beneficiary of a VIE, it assesses whether it has the power to direct matters that most significantly impact the activities of the VIE and has the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company would consolidate any investments in which it was determined to be the primary beneficiary of a VIE.
Changes in the Company’s ownership interest in a consolidated subsidiary where a controlling financial interest is retained are accounted for as capital transactions. When the Company ceases to have a controlling interest in a consolidated subsidiary the Company will recognize a gain or loss in the Statements of Operations upon deconsolidation.
Use of Estimates
The preparation of the Company’s Consolidated Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts that are reported in the Consolidated Financial Statements and accompanying disclosures. Actual results could differ from those estimates.

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Cash and Cash Equivalents
Cash and cash equivalents consist of cash on hand and other investments that are readily convertible into cash with original maturities of three months or less. The Company’s cash and cash equivalents balance as of June 30, 2024 and 2023 also includes $136 million and $173 million, respectively, which is not readily accessible by the Company as it is held by REA Group Limited (“REA Group”), a majority owned but separately listed public company. REA Group must declare a dividend in order for the Company to have access to its share of REA Group’s cash balance. The Company classifies cash as restricted when the cash is unavailable for use in its general operations. The Company had no restricted cash as of June 30, 2024 and 2023.
Concentration of Credit Risk
Cash and cash equivalents are maintained with multiple financial institutions. The Company has deposits held with banks that exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions of reputable credit and, therefore, bear minimal credit risk.
Receivables, Net
Receivables are presented net of allowances. Allowance for doubtful accounts is calculated by pooling receivables with similar credit risks such as the level of delinquency, types of products or services and geographical locations and reflects the Company’s expected credit losses based on historical experience as well as current and expected economic conditions.
Receivables, net consist of:

	As of June 30,
	2024	2023
	(in millions)
Receivables	$1,478	$1,399
Less: allowances	(58)	(52)
Receivables, net	$1,420	$1,347
The Company’s receivables did not represent significant concentrations of credit risk as of June 30, 2024 or June 30, 2023 due to the wide variety of customers, markets and geographic areas to which the Company’s products and services are sold.
Inventory, Net
Inventory primarily consists of books and newsprint. Inventory for books and newsprint are valued at the lower of cost or net realizable value. Cost for inventory is determined by the weighted average cost method. The Company records a reserve for excess and obsolete inventory based upon a calculation using the historical usage rates, sales patterns of its products and specifically identified obsolete inventory.
Investments
Investments in and advances to equity investments or joint ventures in which the Company has significant influence, but is not the primary beneficiary, and has less than a controlling voting interest, are accounted for using the equity method. Significant influence is generally presumed to exist when the Company owns an interest between 20% and 50% or when the Company has the ability to exercise significant influence. Under the equity method of accounting, the Company includes its investments and amounts due to and from such investments in its Balance Sheets. The Company’s Statements of Operations include the Company’s share of the investees’ earnings (losses) and the Company’s Statements of Cash Flows include all cash received from or paid to the investee.
The difference between the Company’s investment and its share of the fair value of the underlying net tangible assets of the investee upon acquisition is first allocated to either finite-lived intangibles, indefinite-lived intangibles or other assets and liabilities and the balance is attributed to goodwill. The Company follows ASC 350, Intangibles—Goodwill and Other which requires that equity method finite-lived intangibles be amortized over their estimated useful life. Such amortization is reflected in Equity (losses) earnings of affiliates in the Statements of Operations. Indefinite-lived intangibles and goodwill are not amortized.

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Investments in which the Company is presumed not to have significant influence (generally less than a 20% ownership interest) or does not have the ability to exercise significant influence are accounted for in accordance with ASC 825-10, Recognition and Measurement of Financial Assets and Financial Liabilities (“ASC 825-10”). Gains and losses on equity securities with readily determinable fair market values are recorded in Other, net in the Statement of Operations based on the closing price at the end of each reporting period. Equity securities without readily determinable fair market values are valued at cost, less any impairment, plus or minus changes in fair value resulting from observable price changes in orderly transactions for an identical or similar investment of the same issuer.
Equity method investments and investments in equity and other securities for which the measurement alternative has been selected are regularly reviewed to determine whether a significant event or change in circumstances has occurred that may impact the fair value of each investment. If the fair value of the investment has dropped below the carrying amount, management considers several factors when determining whether an other-than-temporary decline in market value has occurred, including the length of time and extent to which the market value has been below cost, the financial condition and near-term prospects of the issuer, the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in market value and other factors influencing the fair market value, such as general market conditions. See Note 7—Investments.
Financial Instruments and Derivatives
The carrying value of the Company’s financial instruments, including cash and cash equivalents, approximate fair value. The fair value of financial instruments is generally determined by reference to market values resulting from trading on a national securities exchange, trading in an over-the-counter market which are considered to be Level 2 measurements or unobservable inputs that require the Company to use its own best estimates about market participant assumptions which are considered to be Level 3 measurements. See Note 12—Financial Instruments and Fair Value Measurements.
ASC 815, Derivatives and Hedging (“ASC 815”) requires derivative instruments to be recorded on the balance sheet at fair value as either an asset or a liability. ASC 815 also requires that changes in the fair value of recorded derivatives be recognized currently in the Statements of Operations unless specific hedge accounting criteria are met.
For derivatives that will be accounted for as hedging instruments, the Company formally designates and documents, at inception, the financial instrument as a hedge of a specific underlying exposure, the risk management objective, the strategy for undertaking the hedge transaction and the effectiveness of the hedge. On an ongoing basis, the Company assesses whether the financial instruments used in hedging transactions continue to be highly effective.
The Company determines the fair values of its derivatives using standard valuation models. The notional amounts of the derivative financial instruments do not necessarily represent amounts exchanged by the parties and, therefore, are not a direct measure of the Company’s exposure to the financial risks. The amounts exchanged are calculated by reference to the notional amounts and by other terms of the derivatives, such as interest rates. The Company does not view the fair values of its derivatives in isolation, but rather in relation to the fair values or cash flows of the underlying hedged transactions or other exposures. All of the Company’s derivatives are over-the-counter instruments with liquid markets. As the Company does not intend to settle any derivatives at their net positions, derivative instruments are presented gross in the Balance Sheets and do not reflect the impact of master netting agreements which allow the Company to net settle positive and negative positions with the same counterparty, if applicable. See Note 12—Financial Instruments and Fair Value Measurements.
The Company monitors its positions with, and the credit quality of, the financial institutions which are counterparties to its financial instruments. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the agreements. As of June 30, 2024, the Company did not anticipate nonperformance by any of the counterparties.
Cash Flow Hedges
Cash flow hedges are used to mitigate the Company’s exposure to variability in cash flows that is attributable to particular risk associated with a highly probable forecasted transaction or a recognized asset or liability which could affect income or expenses. The gain or loss on the hedging instrument is recognized directly in Accumulated other comprehensive loss. Amounts recorded in Accumulated other comprehensive loss are recognized in the Statements of Operations when the hedged forecasted transaction impacts income or if the forecasted transaction is no longer expected to occur.

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Property, Plant and Equipment
Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over an estimated useful life which ranges from 2 to 50 years. Leasehold improvements are amortized using the straight-line method over the shorter of their useful lives or the life of the lease. Costs associated with the repair and maintenance of property, plant and equipment are expensed as incurred. Changes in circumstances, such as technological advances or changes to the Company’s business model or capital strategy, could result in the actual useful lives differing from the Company’s estimates. In those cases where the Company determines that the useful life of buildings and equipment should be changed, the Company would depreciate the asset over its revised remaining useful life, thereby increasing or decreasing depreciation expense. Refer to Note 8—Property, Plant and Equipment for further detail.
ASC 360, Property, Plant, and Equipment and ASC 350 require the Company to periodically review the carrying amounts of its long-lived assets, including property, plant and equipment and finite-lived intangible assets, to determine whether current events or circumstances indicate that such carrying amounts may not be recoverable. If the carrying amount of the asset is greater than the expected undiscounted cash flows to be generated by such asset, an impairment adjustment is recognized if the carrying value of such asset exceeds its fair value. The Company generally measures fair value by considering sale prices for similar assets or by discounting estimated future cash flows using an appropriate discount rate. Considerable management judgment is necessary to estimate the fair value of assets; accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value, less their costs to sell.
Capitalized Software
In accordance with ASC 350-40, Internal-use Software, the Company capitalizes certain costs incurred in connection with developing or obtaining internal-use software. Costs incurred in the preliminary project stage are expensed. All direct costs incurred to develop internal-use software during the development stage are capitalized and amortized using the straight-line method over the estimated useful life, generally ranging from 2 to 15 years. Costs such as maintenance and training are expensed as incurred. Research and development costs are also expensed as incurred.
In accordance with ASC 350-24, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract, the Company evaluates upfront costs, including implementation, set-up or other costs (collectively, “implementation costs”), for hosting arrangements under the internal-use software framework. Costs related to preliminary project activities and post implementation activities are expensed as incurred, whereas costs incurred in the development stage are generally capitalized as prepaid assets within Other Current Assets in the Balance Sheet. Capitalized implementation costs are amortized on a straight-line basis over the expected term of the hosting arrangement, which includes consideration of the non-cancellable contractual term and reasonably certain renewals. Amortization of capitalized implementation costs is included in the same line item in the Statements of Operations as the expense for fees for the associated hosting arrangement. Refer to Note 8—Property, Plant and Equipment for further detail.
Leases
Leases are classified as either finance leases or operating leases. A lease is classified as a finance lease if any one of the following criteria are met: the lease transfers ownership of the asset by the end of the lease term, the lease contains an option to purchase the asset that is reasonably certain to be exercised, the lease term is for a major part of the remaining useful life of the asset or the present value of the lease payments equals or exceeds substantially all of the fair value of the asset. A lease is classified as an operating lease if it does not meet any one of these criteria. The Company’s operating leases primarily consist of real estate, including office space, warehouse space and printing facilities.
For operating leases, minimum lease payments, including minimum scheduled rent increases, are recognized as rent expense on a straight-line basis over the applicable lease terms. For finance leases, lease expense consists of the depreciation of the right-of-use asset, as well as interest expense recognized on the lease liability based on the effective interest method using the rate implicit in the lease or the Company's incremental borrowing rate. A lease's term begins on the date that the Company obtains possession of the leased premises and goes through the expected lease termination date. See Note 11—Leases.

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Royalty Advances to Authors
Royalty advances are initially capitalized and subsequently expensed as related revenues are earned or when the Company determines future recovery is not probable. The Company has a long history of providing authors with royalty advances, and it tracks each advance earned with respect to the sale of the related publication. Historically, the longer the unearned portion of the advance remains outstanding, the less likely it is that the Company will recover the advance through the sale of the publication. The Company applies this historical experience to its existing outstanding royalty advances to estimate the likelihood of recovery and a provision is established to write-off the unearned advance, usually between 12 and 24 months after initial publication of the first format. Additionally, the Company reviews its portfolio of royalty advances for unpublished titles to determine if individual royalty advances are not recoverable for discrete reasons, such as the death of an author prior to completion of a title or titles, a Company decision to not publish a title, poor market demand or other relevant factors that could impact recoverability. Based on this information, the portion of any advance that the Company believes is not recoverable is expensed.
Business Combinations
The purchase price of each acquisition is attributed to the assets acquired and liabilities assumed based on their fair values at the date of acquisition, with certain exceptions in accordance with GAAP. Determining the fair value of assets acquired and liabilities assumed involves the use of significant judgments, including judgments about appropriate discount rates, attrition rates, royalty rates and future cash flows. The excess purchase price over the fair value of net tangible and identifiable intangible assets acquired is recorded as goodwill and is assigned to the reporting unit that is expected to benefit from the business combination as of the acquisition date. Refer to Note 5—Acquisitions, Disposals and Other Transactions for further detail.
Goodwill and Intangible Assets
The Company has goodwill and intangible assets, including trademarks and tradenames, newspaper mastheads, publishing imprints, radio broadcast licenses, publishing rights and customer relationships. Goodwill is recorded as the difference between the cost of acquiring entities or businesses and amounts assigned to their tangible and identifiable intangible net assets. In accordance with ASC 350, the Company’s goodwill and indefinite-lived intangible assets are tested annually during the fourth quarter for impairment or earlier if events occur or circumstances change that would more likely than not reduce the fair values below their carrying amounts. Intangible assets with finite lives are amortized over their estimated useful lives. Refer to the Property, Plant and Equipment section above for discussion of impairment considerations for finite-lived intangible assets.
Goodwill is reviewed for impairment at a reporting unit level. Reporting units are determined based on an evaluation of the Company’s operating segments and the components making up those operating segments. For purposes of its goodwill impairment review, the Company has identified REA Group, Move, Inc. (“Move”), Australian News Channel (“ANC”), Dow Jones, HarperCollins, the Australian newspapers, the U.K. newspapers, Talk in the U.K., the New York Post, Storyful Limited (“Storyful”) and Wireless Group plc (“Wireless Group”) as its reporting units.
The Company also performs impairment reviews on its indefinite-lived intangible assets, including trademarks and tradenames, newspaper mastheads, publishing imprints and radio broadcast licenses. Certain of the Company’s newspaper mastheads and book publishing imprints are reviewed on an aggregated basis in accordance with ASC 350. Trademarks and tradenames and radio broadcast licenses are reviewed individually.
In accordance with ASC 350, in assessing goodwill or indefinite-lived intangible assets for impairment, the Company has the option to first perform a qualitative assessment to determine whether events or circumstances exist that lead to a determination that it is more likely than not that the fair value of a reporting unit or an indefinite-lived intangible asset is less than its carrying amount. If the Company determines that it is not more likely than not that the fair value is less than its carrying amount, the Company is not required to perform any additional tests for impairment. However, if the Company concludes otherwise or elects not to perform the qualitative assessment, then it is required to perform a quantitative analysis. For reporting units, the calculated fair value of the reporting unit is compared with its carrying amount, including goodwill, and for indefinite-lived intangible assets, the calculated fair value is compared to its carrying value. If through a quantitative analysis the Company determines the fair value of a reporting unit or indefinite-lived intangible asset exceeds its carrying amount, the reporting unit’s goodwill or the indefinite-lived intangible asset, as applicable, is considered not to be impaired. If the Company concludes that the fair value of the reporting unit or the indefinite-lived intangible asset is less than its carrying value, an impairment will be recognized for the amount by which the carrying amount exceeds its fair value.

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The methods used to estimate the fair value measurements of the Company’s reporting units and indefinite-lived intangible assets include those based on the income approach (including the discounted cash flow and relief-from-royalty methods) and those based on the market approach (primarily the guideline public company method). The resulting fair value measurements of the assets are considered to be Level 3 measurements. Determining fair value requires the exercise of significant judgments, including judgments about appropriate discount rates, long-term growth rates, relevant comparable company earnings multiples and the amount and timing of expected future cash flows. The cash flows employed in the analyses are based on the Company’s estimated outlook and various growth rates are assumed for years beyond the long-term business plan period. Discount rate assumptions are based on an assessment of the risk inherent in the future cash flows of the respective reporting units. In assessing the reasonableness of its determined fair values, the Company evaluates its results against other value indicators, such as comparable public company trading values.
When a business within a reporting unit is disposed of, goodwill is allocated to the disposed business using the relative fair value method. See Note 9—Goodwill and Other Intangible Assets.
Borrowings
Loans and borrowings are initially recognized at the fair value of the consideration received. Transaction costs are recorded within current borrowings (current portion) and non-current borrowings (long-term portion) in the Consolidated Balance Sheets. They are subsequently recognized at amortized cost using the effective interest method. Debt may be considered extinguished when it has been modified and the terms of the new debt instruments and old debt instruments are substantially different, as that term is defined in the debt modification guidance in ASC 470-50, Debt—Modifications and Extinguishments (“ASC 470-50”). The Company classifies the current portion of long term debt as non-current liabilities on the Balance Sheets when it has the intent and ability to refinance the obligation on a long-term basis, in accordance with ASC 470, Debt. See Note 10—Borrowings.
Retirement Benefit Obligations
The Company provides defined benefit pension, postretirement healthcare and defined contribution benefits to the Company’s eligible employees and retirees. The Company accounts for its defined benefit pension, postretirement healthcare and defined contribution plans in accordance with ASC 715, Compensation—Retirement Benefits (“ASC 715”). The expense recognized by the Company is determined using certain assumptions, including the discount rate, expected long-term rate of return of pension assets and mortality rates, among others. The Company recognizes the funded status of its defined benefit plans (other than multiemployer plans) as either an asset or liability in the Balance Sheets and recognizes changes in the funded status in the year in which the changes occur through Accumulated other comprehensive loss in the Balance Sheets. The service cost component of net periodic benefit costs is recognized in Selling, general and administrative expenses while the non-service cost components of net periodic benefit costs are recognized in Other, net in the Statements of Operations. See Note 18—Retirement Benefit Obligations.
Fair Value Measurements
The Company has various financial instruments that are measured at fair value on a recurring basis, including certain marketable securities and derivatives. The Company also applies the provisions of fair value measurement to various non-recurring measurements for the Company’s non-financial assets and liabilities. With the exception of investments measured using the net asset value per share practical expedient in accordance with ASC 820, Fair Value Measurements (“ASC 820”), or ASC 825-10 described above, the Company measures assets and liabilities in accordance with ASC 820, using inputs from the following three levels of the fair value hierarchy: (i) inputs that are quoted prices in active markets for identical assets or liabilities (“Level 1”); (ii) inputs other than quoted prices included within Level 1 that are observable, including quoted prices for similar assets or liabilities (“Level 2”); and (iii) unobservable inputs that require the entity to use its own best estimates about market participant assumptions (“Level 3”). See Note 12—Financial Instruments and Fair Value Measurements.
The Company’s assets measured at fair value on a nonrecurring basis include investments, long-lived assets, indefinite-lived intangible assets and goodwill. The Company reviews the carrying amounts of such assets whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable or at least annually during the fourth quarter for indefinite-lived intangible assets and goodwill. Any resulting asset impairment would require that the asset be recorded at its fair value. The resulting fair value measurements of the assets are considered to be Level 3 measurements.

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Treasury Stock
The Company accounts for treasury stock using the cost method. Upon the retirement of treasury stock, the Company allocates the value of treasury shares between common stock, additional paid-in capital and accumulated deficit. All shares repurchased to date under the current stock repurchase program have been retired. See Note 13—Stockholders' Equity.
Revenue Recognition
Circulation and Subscription Revenues
Circulation and subscription revenues include subscription and single-copy sales of digital and print news products and information services subscription revenues. Circulation revenues are based on the number of copies of the printed news products (through home-delivery subscriptions and single-copy sales) and/or digital subscriptions sold, and the associated rates charged to the customers. Single-copy revenue is recognized at a point in time on the date the news products are sold to distribution outlets, net of provisions for related returns.
Revenues from home delivery and digital subscriptions are recognized over the subscription term as the news products and/or digital subscriptions are delivered. Information services subscription revenues are recognized over time as the subscriptions are delivered. Payments from subscribers are generally due at the beginning of the month and are recorded as deferred revenue. Such amounts are recognized as revenue as the associated subscription is delivered.
Advertising Revenues
Revenue from print advertising is recognized at the point in time the print advertisement is published. Broadcast advertising revenue is recognized at the point in time that the broadcast advertisement is aired. For impressions-based digital advertising, revenues are recognized as impressions are delivered over the term of the arrangement, while revenue from non-impressions-based digital advertising is recognized at the point in time that the advertisements are displayed. Such amounts are recognized net of agency commissions and provisions for estimated sales incentives, including rebates, rate adjustments or discounts.
The Company enters into transactions that involve the exchange of advertising, in part, for other products and services, which are recorded at the estimated fair value of the product or service received. If the fair value of the product or service received cannot be reliably determined, the value is measured indirectly by reference to the standalone selling price of the advertising provided by the Company. Revenue from nonmonetary transactions is recognized when services are performed, and expenses are recognized when products are received or services are incurred.
Billings to clients and payments received in advance of performance of services or delivery of products are recorded as deferred revenue until the services are performed or the product is delivered. Payment for advertising services is typically due shortly after the Company has satisfied its performance obligation to print, broadcast or place the advertising specified in the contract. For advertising campaigns that extend beyond one month, the Company generally invoices the advertiser in arrears based on the number of advertisements that were printed, broadcast or placed, or impressions delivered during the month.
Consumer Revenues
Revenue from the sale of physical books and e-books or downloadable and streaming audiobooks (“digital formats”) is recognized at the point in time of physical receipt by the customer or electronic delivery. Such amounts are recorded net of provisions for returns and payments to customers. If the Company prohibits its customer from selling a physical book until a future date, it recognizes revenue when that restriction lapses.
Revenue is recognized net of any amounts billed to customers for taxes remitted to government authorities. Payments for the sale of physical books and digital formats are generally collected within one to three months of sale or delivery and are based on the number of physical books or digital formats sold.
Real Estate Revenues
Real estate revenues are derived from the sale of digital real estate listing and lead generation products, as well as services to agents, brokers and developers. Revenue is typically recognized over the contractual period during which the services are provided. Payments are generally due monthly over the subscription term.

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The Company also provides certain leads to agents and brokers at no upfront cost with the Company receiving a portion of the agent sales commission at the time a home transaction is closed. As the amount of revenues is based on several factors outside of the Company’s control including home prices, revenue is recognized when a real estate transaction is closed.
Other Revenues
Other revenues are recognized when the related services are performed or the product has been delivered.
Contracts with Multiple Performance Obligations
The Company has certain revenue contracts which contain multiple performance obligations such as print and digital advertising bundles, and digital and print newspaper subscription bundles. Revenues derived from sales contracts that contain multiple products and services are allocated based on the relative standalone selling price of each performance obligation to be delivered. Standalone selling price is typically determined based on prices charged to customers for the same or similar goods or services on a standalone basis. If observable standalone prices are not available, the Company estimates standalone selling price by maximizing the use of observable inputs to most accurately reflect the price of each individual performance obligation. Revenue is recognized as each performance obligation included in the contract is satisfied.
Identification of a Customer and Gross versus Net Revenue Recognition
In the normal course of business, the Company acts as or uses an intermediary or agent in executing transactions with third parties. When the intermediary or agent is determined to be the Company’s customer, the Company records revenue based on the amount it expects to receive from the agent or intermediary.
In other circumstances, the determination of whether revenue should be reported on a gross or net basis is based on an assessment of whether the Company is acting as the principal or an agent in the transaction. If the Company is acting as a principal in a transaction, the Company reports revenue on a gross basis. If the Company is acting as an agent in a transaction, the Company reports revenue on a net basis. The determination of whether the Company is acting as a principal or an agent in a transaction involves judgment and is based on an evaluation of the terms of the arrangement. The Company serves as the principal in transactions in which it controls the goods or services prior to being transferred to the ultimate customer.
Sales Returns
Certain of the Company’s products, such as books and newspapers, are sold with the right of return. The Company records the estimated impact of such returns as a reduction of revenue. To estimate product sales that will be returned and the related products that are expected to be placed back into inventory, the Company analyzes historical returns, current economic trends, changes in customer demand and acceptance of the Company’s products. Based on this information, the Company reserves a percentage of each dollar of product sales that provide the customer with the right of return.
Advertising Expenses
The Company expenses advertising costs as incurred in accordance with ASC 720-35, Other Expenses—Advertising Cost. Advertising and promotional expenses recognized totaled $491 million, $459 million and $530 million for the fiscal years ended June 30, 2024, 2023 and 2022, respectively.
Shipping and Handling
Costs incurred for shipping and handling are reflected in Operating expenses in the Statements of Operations.
Translation of Foreign Currencies
The financial results and position of foreign subsidiaries and affiliates are translated into U.S. dollars using the current rate method, whereby operating results are converted at the average rate of exchange for the period and assets and liabilities are converted at the closing rates on the period end date. The resulting translation adjustments are accumulated as a component of Accumulated other comprehensive loss. Gains and losses from foreign currency transactions are generally included in income for the period.

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Income Taxes
The Company accounts for income taxes in accordance with ASC 740, Income Taxes (“ASC 740”). ASC 740 requires an asset and liability approach for financial accounting and reporting for income taxes. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowances are established where management determines that it is more likely than not that some portion or all of a deferred tax asset will not be realized. The Company recognizes interest and penalty charges related to unrecognized tax benefits as income tax expense. See Note 20—Income Taxes.
Equity-Based Compensation
Equity-based awards are accounted for in accordance with ASC 718, Compensation—Stock Compensation (“ASC 718”). ASC 718 requires that the cost resulting from all share-based payment transactions be recognized in the Consolidated Financial Statements. ASC 718 establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all companies to apply a fair-value-based measurement method in accounting for generally all share-based payment transactions with employees. See Note 14—Equity-Based Compensation.
Earnings (Loss) per Share
Basic earnings (loss) per share for Class A Common Stock and Class B Common Stock is calculated by dividing Net income (loss) attributable to News Corporation stockholders by the weighted average number of shares of Class A Common Stock and Class B Common Stock outstanding during the period. Diluted earnings (loss) per share for Class A Common Stock and Class B Common Stock is calculated similarly, except that the calculation includes the dilutive effect of the assumed issuance of shares issuable under the Company’s equity-based compensation plans. See Note 15—Earnings (Loss) Per Share.
Recently Issued Accounting Pronouncements
In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”). The amendments in ASU 2023-07 expand public entities’ segment disclosures by requiring disclosure of significant segment expenses that are regularly provided to the chief operating decision maker and included within each reported measure of segment profit or loss, an amount and description of other segment items and expanded interim disclosures that align with those required annually, among other provisions. ASU 2023-07 requires the amendments to be applied retrospectively and is effective for the Company for annual reporting periods beginning on July 1, 2024 and interim reporting periods beginning on July 1, 2025, with early adoption permitted. The Company is currently evaluating the impact ASU 2023-07 will have on its consolidated financial statements.
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). The amendments in ASU 2023-09 require a disaggregated approach to disclosure of material categories in effective tax rate reconciliations as well as disclosure of income taxes paid by specific domestic and foreign jurisdictions. Additionally, the amendments eliminate certain disclosures currently required under Topic 740. ASU 2023-09 is effective for the Company for annual reporting periods beginning on July 1, 2025, with early adoption permitted. The Company is currently evaluating the impact ASU 2023-09 will have on its consolidated financial statements.
NOTE 3. DISCONTINUED OPERATIONS
Foxtel
During the second quarter of fiscal 2025, the Company entered into a definitive agreement to sell Foxtel to DAZN Group Limited (“DAZN”), a global sports streaming platform, and the transaction closed on April 2, 2025. Under the terms of the agreement, all amounts outstanding under Foxtel’s shareholder loans with News Corp (A$592 million) were repaid in full in cash at closing. Foxtel’s third-party borrowings transferred with the business, and News Corp received a minority equity interest in DAZN of approximately 6% and holds one seat on its Board of Directors. Telstra Group Ltd also sold its minority interest in Foxtel.

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The assets and liabilities of Foxtel have been classified as held for sale and the results of operations and cash flows have been classified as discontinued operations for all periods presented in accordance with ASC 205-20, Discontinued Operations (“ASC 205-20”), as the disposition reflects a strategic shift that has, and will have, a major effect on the Company’s operations and financial results. Upon reclassification of Foxtel’s results, the Company determined that the Subscription Video Services segment was no longer a reportable segment and the residual results of the segment were aggregated into the News Media segment. News Media segment results have been recast to reflect this change for all periods presented. See Note 21—Segment Information.
In all periods presented, transactions between Foxtel and the continuing operations of the Company that are not expected to continue after the sale are eliminated, whereas those expected to continue are no longer eliminated.
The following table summarizes the assets and liabilities of Foxtel classified to held for sale (in millions):

	As of June 30,
	2024	2023
Assets held for sale:
Current assets:
Cash and cash equivalents	$88	$72
Receivables, net	83	78
Inventory, net	30	21
Other current assets	139	132
Total current assets	340	303
Non-current assets:
Investments	1	—
Property, plant and equipment, net	642	761
Operating lease right-of-use assets	153	171
Intangible assets, net	374	429
Goodwill	850	849
Other non-current assets	213	275
Total non-current assets	2,233	2,485
Total assets held for sale	$2,573	$2,788

Liabilities held for sale:
Current liabilities:
Accounts payable	$60	$148
Accrued expenses	245	203
Deferred revenue	68	68
Current borrowings	45	27
Other current liabilities	133	149
Total current liabilities	551	595
Non-current liabilities:
Borrowings	762	751
Deferred income tax liabilities, net	98	131
Operating lease liabilities	115	132
Other non-current liabilities	20	21
Total non-current liabilities	995	1,035
Total liabilities held for sale	$1,546	$1,630

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The following table summarizes the results of operations from the discontinued operations of Foxtel for the fiscal years ended June 30, 2024, 2023 and 2022 (in millions):

	For the fiscal year ended June 30, 2024
	2024	2023	2022
Total Revenues	$1,908	$1,928	$2,013
Operating expenses	(1,285)	(1,259)	(1,280)
Selling, general and administrative	(325)	(338)	(388)
Depreciation and amortization	(294)	(299)	(316)
Impairment and restructuring charges	(5)	(29)	(4)
Interest expense, net	(67)	(51)	(55)
Other, net	29	(2)	5
Loss before income tax benefit	(39)	(50)	(25)
Income tax benefit	14	9	12
Net loss	(25)	(41)	(13)
Net loss attributable to noncontrolling interests	22	27	17
Net (loss) income attributable to News Corporation stockholders	(3)	(14)	4
NOTE 4. REVENUES
Disaggregated Revenue
The following tables present the Company’s disaggregated revenues by type and segment for the fiscal years ended June 30, 2024, 2023 and 2022:

	For the fiscal year ended June 30, 2024
	Dow Jones	Digital Real Estate Services	Book Publishing	News Media	Other	Total Revenues
	(in millions)
Revenues:
Circulation and subscription	$1,771	$10	$—	$1,128	$—	$2,909
Advertising	405	136	—	859	—	1,400
Consumer	—	—	2,000	—	—	2,000
Real estate	—	1,284	—	—	—	1,284
Other	55	228	93	283	—	659
Total Revenues	$2,231	$1,658	$2,093	$2,270	$—	$8,252

	For the fiscal year ended June 30, 2023
	Dow Jones	Digital Real Estate Services	Book Publishing	News Media	Other	Total Revenues
	(in millions)
Revenues:
Circulation and subscription	$1,689	$12	$—	$1,117	$—	$2,818
Advertising	413	140	—	920	—	1,473
Consumer	—	—	1,899	—	—	1,899
Real estate	—	1,189	—	—	—	1,189
Other	51	198	80	304	—	633
Total Revenues	$2,153	$1,539	$1,979	$2,341	$—	$8,012

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	For the fiscal year ended June 30, 2022
	Dow Jones	Digital Real Estate Services	Book Publishing	News Media	Other	Total Revenues
	(in millions)
Revenues:
Circulation and subscription	$1,516	$13	$—	$1,185	$—	$2,714
Advertising	449	135	—	1,010	—	1,594
Consumer	—	—	2,106	—	—	2,106
Real estate	—	1,347	—	—	—	1,347
Other	39	246	85	306	—	676
Total Revenues	$2,004	$1,741	$2,191	$2,501	$—	$8,437
Contract Liabilities and Assets
The Company’s deferred revenue balance primarily relates to amounts received from customers for subscriptions paid in advance of the services being provided. The following table presents changes in the deferred revenue balance for the fiscal years ended June 30, 2024 and 2023:

	For the fiscal years ended June 30,
	2024	2023
	(in millions)
Beginning balance	$554	$529
Deferral of revenue	2,953	2,913
Recognition of deferred revenue (a)	(3,019)	(2,891)
Other	(5)	3
Ending balance	$483	$554
(a)For the fiscal years ended June 30, 2024 and 2023, the Company recognized approximately $504 million and $488 million, respectively, of revenue which was included in the opening deferred revenue balance.
Contract assets were immaterial for disclosure as of June 30, 2024 and 2023.
Other Revenue Disclosures
The Company typically expenses sales commissions to obtain a customer contract as incurred as the amortization period is twelve months or less. These costs are recorded within Selling, general and administrative in the Statements of Operations. The Company also does not capitalize significant financing components when the transfer of the good or service is paid within twelve months or less, or the consideration is received within twelve months or less of the transfer of the good or service.
During the fiscal year ended June 30, 2024, the Company recognized approximately $435 million in revenues related to performance obligations that were satisfied or partially satisfied in a prior reporting period. The remaining transaction price related to unsatisfied performance obligations as of June 30, 2024 was approximately $1,409 million, of which approximately $507 million is expected to be recognized during fiscal 2025, $331 million is expected to be recognized in fiscal 2026 and $222 million is expected to be recognized in fiscal 2027, with the remainder to be recognized thereafter. These amounts do not include (i) contracts with an expected duration of one year or less, (ii) contracts for which variable consideration is determined based on the customer’s subsequent sale or usage and (iii) variable consideration allocated to performance obligations accounted for under the series guidance that meets the allocation objective under ASC 606, Revenue from Contracts with Customers.

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 5. ACQUISITIONS, DISPOSALS AND OTHER TRANSACTIONS
Fiscal 2022
OPIS
In February 2022, the Company acquired the Oil Price Information Service business and related assets (“OPIS”) from S&P Global Inc. (“S&P”) and IHS Markit Ltd. for $1.15 billion in cash, subject to customary purchase price adjustments. OPIS is a global industry standard for benchmark and reference pricing and news and analytics for the oil, natural gas liquids and biofuels industries. The business also provides pricing and news and analytics for the coal, mining and metals end markets and insights and analytics in renewables and carbon pricing. The acquisition enables Dow Jones to become a leading provider of energy and renewables information and furthers its goal of building the leading global business news and information platform for professionals. OPIS is a subsidiary of Dow Jones, and its results are included in the Dow Jones segment.
As a result of the acquisition, the Company recorded net tangible liabilities of approximately $1 million primarily related to deferred revenue and accounts receivable and $620 million of identifiable intangible assets, consisting primarily of $528 million of customer relationships with a useful life of 20 years, $54 million in tradenames, including $48 million related to the OPIS tradename with an indefinite life, and $38 million related to technology with a weighted average useful life of six years. In accordance with ASC 350, the excess of the total consideration over the fair values of the net tangible and intangible assets of $538 million was recorded as goodwill on the transaction.
REA Group Sale of Malaysia and Thailand Businesses
In August 2021, REA Group acquired an 18% interest (16.6% on a diluted basis) in PropertyGuru Pte. Ltd., now PropertyGuru Group Ltd. (“PropertyGuru”), a leading digital property technology company operating marketplaces in Southeast Asia, in exchange for all shares of REA Group’s entities in Malaysia and Thailand. The transaction was completed after REA Group entered into an agreement to sell its 27% interest in its existing venture with 99.co. The transaction creates a leading digital real estate services company in Southeast Asia, new opportunities for collaboration and access to a deeper pool of expertise, technology and investment in the region. REA Group received one seat on the board of directors of PropertyGuru as part of the transaction.
In March 2022, PropertyGuru completed its merger with Bridgetown 2 Holdings Limited. As a result of the merger and subsequent investments made in connection with the transaction, REA Group’s ownership interest in PropertyGuru was 17.5% and a gain of approximately $15 million was recorded in Other, net.
Base Chemicals
In June 2022, the Company acquired the Base Chemicals (rebranded Chemical Market Analytics, “CMA”) business from S&P for $295 million in cash, subject to customary purchase price adjustments. CMA provides pricing data, insights, analysis and forecasting for key base chemicals through its leading Market Advisory and World Analysis services. The acquisition enables Dow Jones to become a leading provider of base chemicals information and furthers its goal of building the leading global business news and information platform for professionals. CMA is operated by Dow Jones, and its results are included in the Dow Jones segment.
As a result of the acquisition, the Company recorded net tangible liabilities of approximately $22 million primarily related to deferred revenue and accounts receivable and $189 million of identifiable intangible assets, consisting primarily of $145 million of customer relationships with a useful life of 20 years, $31 million related to technology with a weighted average useful life of 14 years and $13 million in tradenames with a useful life of 20 years. In accordance with ASC 350, the excess of the total consideration over the fair values of the net tangible and intangible assets of $121 million was recorded as goodwill on the transaction.

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
UpNest
In June 2022, the Company acquired UpNest, Inc. (rebranded RealChoiceTM Selling) for closing cash consideration of approximately $45 million, subject to customary purchase price adjustments, and up to $15 million in future cash consideration based upon the achievement of certain performance objectives over the next two years. The Company recorded an $8 million liability related to the contingent consideration, representing the estimated fair value. RealChoiceTM Selling is a real estate agent marketplace that matches home sellers and buyers with top local agents who compete for their business. The RealChoiceTM Selling acquisition helps Realtor.com® further expand its services and support for home sellers and listing agents and brokers. RealChoiceTM Selling is a subsidiary of Move, and its results are included within the Digital Real Estate Services segment.
As a result of the acquisition, the Company recorded approximately $16 million of identifiable intangible assets, consisting primarily of customer relationships and technology platforms. In accordance with ASC 350, the excess of the total consideration over the fair values of the net tangible and intangible assets of approximately $40 million was recorded as goodwill on the transaction.
NOTE 6. RESTRUCTURING PROGRAMS
The Company recorded restructuring charges of $89 million, $119 million and $90 million for the fiscal years ended June 30, 2024, 2023 and 2022, respectively.
Fiscal 2024 Restructuring
The restructuring charges in fiscal 2024 primarily related to employee termination benefits, including those recorded in the first half of the fiscal year resulting from actions taken by the Company’s businesses in response to the headcount reduction initiative announced in February 2023.
Fiscal 2023 Restructuring
The restructuring charges in fiscal 2023 primarily related to employee termination benefits resulting from actions taken by the Company’s businesses in response to the headcount reductions announced in February 2023.
Fiscal 2022 Restructuring
The restructuring charges in fiscal 2022 primarily related to employee termination benefits.
Changes in restructuring program liabilities were as follows:

	One-time employee termination benefits	Other costs	Total
	(in millions)
Balance, June 30, 2021	$50	$35	$85
Additions	65	25	90
Payments	(89)	(19)	(108)
Other	(3)	—	(3)
Balance, June 30, 2022	$23	$41	$64
Additions	110	9	119
Payments	(86)	(9)	(95)
Other	1	—	1
Balance, June 30, 2023	$48	$41	$89
Additions	83	6	89
Payments	(106)	(12)	(118)
Other	(1)	—	(1)
Balance, June 30, 2024	$24	$35	$59

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
As of June 30, 2024 and June 30, 2023 restructuring liabilities of approximately $33 million and $59 million, respectively, were included in the Balance Sheet in Other current liabilities and $26 million and $30 million, respectively, were included in Other non-current liabilities.
NOTE 7. INVESTMENTS
The Company’s investments were comprised of the following:

	Ownership Percentage as of June 30, 2024	As of June 30,
		2024	2023
		(in millions)
Equity method investments(a)	various	$215	$192
Equity and other securities(b)	various	214	235
Total Investments		$429	$427
(a)Equity method investments are primarily comprised of REA Group’s ownership interest in PropertyGuru.
(b)Equity and other securities are primarily comprised of Nexxen International, Ltd. (formerly Tremor International Ltd.), certain investments in China, the Company’s investment in ARN Media Limited, which operates a portfolio of Australian radio media assets, and Dow Jones’ investment in an artificial intelligence-focused data analytics company.
The Company has equity securities with quoted prices in active markets as well as equity securities without readily determinable fair market values. Equity securities without readily determinable fair market values are valued at cost, less any impairment, plus or minus changes in fair value resulting from observable price changes in orderly transactions for an identical or similar investment of the same issuer.
The components comprising total gains and losses on equity securities are set forth below:

	For the fiscal years ended June 30,
	2024	2023	2022
	(in millions)
Total losses recognized on equity securities	$(13)	$(9)	$(59)
Less: Net gains (losses) recognized on equity securities sold or impaired	—	2	—
Unrealized losses recognized on equity securities held at end of period	$(13)	$(11)	$(59)
Equity Losses of Affiliates
The Company’s share of the losses of its equity affiliates was $6 million, $127 million and $13 million for the fiscal years ended June 30, 2024, 2023 and 2022, respectively. In fiscal 2023, the losses primarily reflect the non-cash write-down of REA Group’s investment in PropertyGuru of approximately $81 million and losses from an investment in an Australian sports wagering venture.

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 8. PROPERTY, PLANT AND EQUIPMENT

	Original Useful Lives	As of June 30,
		2024	2023
		(in millions)
Property, plant and equipment:
Land		$121	$121
Buildings and leaseholds	3 to 50 years	1,479	1,468
Machinery and equipment	2 to 20 years	782	1,155
Capitalized software	2 to 15 years	1,715	1,552
Construction in progress		86	98
Total Property, plant and equipment		4,183	4,394
Accumulated depreciation and amortization(a)		(2,911)	(3,113)
Total Property, plant and equipment, net		$1,272	$1,281
(a)Includes accumulated amortization of capitalized software of approximately $1,175 million and $1,038 million as of June 30, 2024 and 2023, respectively.
Depreciation and amortization related to property, plant and equipment was $341 million, $309 million and $289 million for the fiscal years ended June 30, 2024, 2023 and 2022, respectively. This includes amortization of capitalized software of $252 million, $215 million and $192 million for the fiscal years ended June 30, 2024, 2023 and 2022, respectively.
Fixed Asset Impairments
During the fiscal year ended June 30, 2024, the Company recognized non-cash impairment charges of $22 million at the News Media segment related to the write-down of fixed assets associated with the combination of certain United Kingdom (“U.K.”) printing operations with those of a third party.
During the fiscal year ended June 30, 2022, the Company recognized non-cash impairment charges of $15 million related to the write-down of fixed assets associated with the shutdown and sale of certain U.S. printing facilities at the Dow Jones segment.

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 9. GOODWILL AND OTHER INTANGIBLE ASSETS
The carrying values of the Company’s intangible assets and related accumulated amortization for the fiscal years ended June 30, 2024 and June 30, 2023 were as follows:

	As of June 30,
	2024	2023
	(in millions)
Intangible Assets Not Subject to Amortization
Trademarks and tradenames	$267	$267
Newspaper mastheads	281	281
Imprints	222	225
Radio broadcast licenses	113	122
Total intangible assets not subject to amortization	883	895
Intangible Assets Subject to Amortization
Publishing rights(a)	285	319
Customer relationships(b)	750	810
Other(c)	30	36
Total intangible assets subject to amortization, net	1,065	1,165
Total Intangible assets, net	$1,948	$2,060
(a)Net of accumulated amortization of $373 million and $341 million as of June 30, 2024 and 2023, respectively. The useful lives of publishing rights range from 3 to 30 years primarily based on the weighted-average remaining contractual terms of the underlying publishing contracts and the Company’s estimates of the period within those terms that the asset is expected to generate a majority of its future cash flows.
(b)Net of accumulated amortization of $607 million and $548 million as of June 30, 2024 and 2023, respectively. The useful lives of customer relationships range from 3 to 25 years. The useful lives of these assets are estimated by applying historical attrition rates and determining the resulting period over which a majority of the accumulated undiscounted cash flows related to the customer relationships are expected to be generated.
(c)Net of accumulated amortization of $95 million and $89 million as of June 30, 2024 and 2023, respectively. The useful lives of other intangible assets range from 3 to 15 years. The useful lives represent the periods over which these intangible assets are expected to contribute directly or indirectly to the Company’s future cash flows.
Amortization expense related to amortizable intangible assets was $99 million, $106 million and $83 million for the fiscal years ended June 30, 2024, 2023 and 2022, respectively.
Based on the current amount of amortizable intangible assets, the estimated amortization expense for each of the succeeding five fiscal years is as follows: 2025—$96 million; 2026—$93 million; 2027—$88 million; 2028—$84 million; and 2029—$79 million.
The changes in the carrying value of goodwill, by segment, are as follows:

	Dow Jones	Digital Real Estate Services	Book Publishing	News Media	Total Goodwill
	(in millions)
Balance, June 30, 2022	$2,191	$1,561	$407	$141	$4,300
Acquisitions	4	—	9	—	13
Foreign exchange and other	—	(19)	(3)	—	(22)
Balance, June 30, 2023	$2,195	$1,542	$413	$141	$4,291
Acquisitions	—	60	—	—	60
Impairments	—	—	—	(9)	(9)
Foreign exchange and other	—	2	(7)	(1)	(6)
Balance, June 30, 2024	$2,195	$1,604	$406	$131	$4,336

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The carrying amount of goodwill as of June 30, 2024 and 2023 both reflected accumulated impairments of $3.9 billion principally relating to impairments at the Dow Jones and News Media segments that were recognized prior to the Company’s separation of its businesses from Twenty-First Century Fox, Inc. (“21st Century Fox”) on June 28, 2013 (the “Separation”).
Annual Impairment Assessments
In accordance with ASC 350, the Company’s goodwill and indefinite-lived intangible assets are tested annually in the fourth quarter for impairment or earlier if events occur or circumstances change that would more likely than not reduce the fair values below their carrying amounts. See Note 2—Summary of Significant Accounting Policies.
Fiscal 2024
The performance of the Company’s annual impairment analysis resulted in impairments of $18 million to an indefinite-lived intangible asset and goodwill in fiscal 2024. Significant unobservable inputs utilized in the income approach valuation method were discount rates (ranging from 8.0% to 18.5%), long-term growth rates (ranging from 1.0% to 3.5%) and royalty rates (ranging from 0.25% to 7.0%). Significant unobservable inputs utilized in the market approach valuation method were EBITDA and revenue multiples from guideline public companies operating in similar industries (ranging from 5.5x to 11.8x and 2.0x to 2.8x, respectively) and control premiums (ranging from 5.0% to 10.0%). Significant increases (decreases) in royalty rates, growth rates, control premiums and multiples, assuming no change in discount rates, would result in a significantly higher (lower) fair value measurement. Significant decreases (increases) in discount rates, assuming no changes in royalty rates, growth rates, control premiums and multiples, would result in a significantly higher (lower) fair value measurement.
Fiscal 2023
The performance of the Company’s annual impairment analysis resulted in impairments of $2 million to indefinite-lived intangible assets and no impairments to goodwill in fiscal 2023. Significant unobservable inputs utilized in the income approach valuation method were discount rates (ranging from 8.5% to 18.0%), long-term growth rates (ranging from 1.0% to 3.5%) and royalty rates (ranging from 0.25% to 7.0%). Significant unobservable inputs utilized in the market approach valuation method were EBITDA and revenue multiples from guideline public companies operating in similar industries (ranging from 6.0x to 11.5x and 2.0x to 2.8x, respectively) and control premiums (ranging from 5.0% to 10.0%). Significant increases (decreases) in royalty rates, growth rates, control premiums and multiples, assuming no change in discount rates, would result in a significantly higher (lower) fair value measurement. Significant decreases (increases) in discount rates, assuming no changes in royalty rates, growth rates, control premiums and multiples, would result in a significantly higher (lower) fair value measurement.
Fiscal 2022
The performance of the Company’s annual impairment analysis resulted in no impairments to goodwill and indefinite-lived intangible assets in fiscal 2022. Significant unobservable inputs utilized in the income approach valuation method were discount rates (ranging from 8.0% to 19.0%), long-term growth rates (ranging from 1.0% to 3.0%) and royalty rates (ranging from 0.25% to 7.0%). Significant unobservable inputs utilized in the market approach valuation method were EBITDA and revenue multiples from guideline public companies operating in similar industries (ranging from 2.5x to 10.0x and 1.3x to 1.8x, respectively) and control premiums (ranging from 5.0% to 10.0%). Significant increases (decreases) in royalty rates, growth rates, control premiums and multiples, assuming no change in discount rates, would result in a significantly higher (lower) fair value measurement. Significant decreases (increases) in discount rates, assuming no changes in royalty rates, growth rates, control premiums and multiples, would result in a significantly higher (lower) fair value measurement.

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 10. BORROWINGS
The Company’s total borrowings consist of the following:

	Interest rate at June 30, 2024	Maturity at June 30, 2024	As of June 30, 2024	As of June 30, 2023
			(in millions)
News Corporation
2022 Term loan A(a)	6.935%	Mar 31, 2027	$484	$497
2022 Senior notes	5.125%	Feb 15, 2032	493	492
2021 Senior notes	3.875%	May 15, 2029	991	989
REA Group(b)
2024 REA credit facility — tranche 1(d)	5.95%	Sep 15, 2028	—	—
2024 REA credit facility — tranche 2(d)	5.65%	Sep 16, 2025	79	—
2024 Subsidiary facility(d)	5.82%	Sep 28, 2025	55	—
2022 Credit facility - tranche 1(c)	—%	Sep 16, 2024	—	211
2022 Credit facility - tranche 2(c)	—%	Sep 16, 2025	—	—
Total borrowings			2,102	2,189
Less: current portion(e)			(9)	—
Long-term borrowings			$2,093	$2,189
(a)The Company entered into an interest rate swap derivative to fix the floating rate interest component of its Term A Loans at 2.083%. For the three months ended June 30, 2024 the Company was paying interest at an effective interest rate of 3.583%. See Note 12—Financial Instruments and Fair Value Measurements.
(b)These borrowings were incurred by REA Group and certain of its subsidiaries (REA Group and certain of its subsidiaries, the “REA Debt Group”), consolidated but non wholly-owned subsidiaries of News Corp, and are only guaranteed by the REA Debt Group and are non-recourse to News Corp.
(c)These borrowings were repaid during the fiscal year ended June 30, 2024 using proceeds from the 2024 REA Credit Facility (described below), as applicable.
(d)As of June 30, 2024, REA Group had total undrawn commitments of A$481 million available under these facilities.
(e)The current portion of long term debt relates to required principal repayments on the 2022 Term Loan A.
News Corporation Borrowings
As of June 30, 2024, the Company had (i) borrowings of $1,968 million, consisting of its outstanding 2021 Senior Notes, 2022 Senior Notes (collectively, the “Senior Notes”) and Term A Loans and (ii) $750 million of undrawn commitments available under the Revolving Facility.
Senior Notes
The Senior Notes are the senior unsecured obligations of the Company and rank equally in right of payment with the Company’s other senior debt, including borrowings under its Term A and Revolving Facilities (as defined below). In the event of specified change in control events, the Company must offer to purchase the outstanding Senior Notes from the holders at a purchase price equal to 101% of the principal amount, plus any accrued and unpaid interest. There are no financial maintenance covenants with respect to the Senior Notes. The indentures governing the applicable Senior Notes contain other covenants that, among other things and subject to certain exceptions, (i) limit the Company’s ability and the ability of its subsidiaries to incur any liens securing indebtedness for borrowed money and (ii) limit the Company’s ability to consolidate or merge with or into another person or sell or otherwise dispose of all or substantially all of the assets of the Company and its subsidiaries (taken as a whole).

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Term Loan A and Revolving Credit Facilities
The Company is party to a credit agreement (the “2022 Credit Agreement”) that provides for a $500 million unsecured term loan A credit facility (the “Term A Facility” and the loans under the Term A Facility, the “Term A Loans”) and a $750 million unsecured revolving credit facility with a sublimit of $100 million available for issuances of letters of credit (the “Revolving Facility” and, together with the Term A Facility, the “Facilities”). Under the 2022 Credit Agreement, the Company may request increases with respect to either Facility in an aggregate principal amount not to exceed $250 million.
The Term A Loans amortize in equal quarterly installments in an aggregate annual amount equal to 0.0%, 2.5%, 2.5%, 5.0% and 5.0%, respectively, of the original principal amount of the Term A Facility for each 12-month period commencing on June 30, 2022. Loans under the Revolving Facility do not amortize. The Facilities have a maturity date of March 31, 2027, and under certain circumstances as set forth in the 2022 Credit Agreement, the Company may request that the maturity date of the Term A Facility be extended by at least one year and/or that the maturity date of the revolving credit commitments under the Revolving Facility be extended for up to two additional one-year periods.
Interest on borrowings is based on either (a) an Alternative Currency Term Rate formula, (b) a Term SOFR formula, (c) an Alternative Currency Daily Rate formula ((a) through (c) each, a “Relevant Rate”) or (d) the Base Rate formula, each as set forth in the 2022 Credit Agreement. The applicable margin for borrowings under the Facilities and the commitment fee for undrawn balances under the Revolving Facility vary based on the Company’s adjusted operating income net leverage ratio. At June 30, 2024, the Company was paying commitment fees of 0.225% and an applicable margin of 0.5% for a Base Rate borrowing and 1.5% for a Relevant Rate borrowing.
The 2022 Credit Agreement contains certain customary affirmative and negative covenants and events of default with customary exceptions, including limitations on the ability of the Company and the Company’s subsidiaries to engage in transactions with affiliates, incur liens, merge into or consolidate with any other entity, incur subsidiary debt or dispose of all or substantially all of its assets or all or substantially all of the stock of all subsidiaries taken as a whole. In addition, the 2022 Credit Agreement requires the Company to maintain an adjusted operating income net leverage ratio of not more than 3.0 to 1.0, subject to certain adjustments following a material acquisition, and a net interest coverage ratio of not less than 3.0 to 1.0.
REA Group Debt
As of June 30, 2024, REA Group had (i) borrowings of approximately $134 million, consisting of amounts outstanding under the 2024 REA Credit Facility and 2024 Subsidiary Facility (each as defined below) and (ii) A$481 million of undrawn commitments available under the 2024 REA Credit Facility and the 2024 Subsidiary Facility.
During the fiscal year ended June 30, 2024, REA Group entered into a new unsecured syndicated credit facility (the “2024 REA Credit Facility”) which replaced the 2022 Credit Facility and consists of two sub-facilities: (i) a five-year A$400 million revolving loan facility (the “2024 REA Credit Facility—tranche 1”) which was used to refinance tranche 1 of the 2022 Credit Facility and (ii) an A$200 million revolving loan facility representing the continuation of tranche 2 of the 2022 Credit Facility (the “2024 REA Credit Facility—tranche 2”). REA Group may request increases in the amount of the 2024 REA Credit Facility up to a maximum amount of A$500 million, subject to the terms and limitations set forth in the syndicated facility agreement.
Borrowings under the 2024 REA Credit Facility — tranche 1 accrue interest at a rate of the Australian BBSY plus a margin of between 1.45% and 2.35%, depending on REA Group’s net leverage ratio. Borrowings under the 2024 REA Credit Facility — tranche 2 continue to accrue interest at a rate of the Australian BBSY plus a margin of between 1.15% and 2.25%, depending on REA Group’s net leverage ratio. Both tranches carry a commitment fee of 40% of the applicable margin on any undrawn balance.
The syndicated facility agreement governing the 2024 REA Credit Facility requires REA Group to maintain (i) a net leverage ratio of not more than 3.5 to 1.0 and (ii) an interest coverage ratio of not less than 3.0 to 1.0. The agreement also contains certain other customary affirmative and negative covenants and events of default. Subject to certain exceptions, these covenants restrict or prohibit REA Group and its subsidiaries from, among other things, incurring or guaranteeing debt, disposing of certain properties or assets, merging or consolidating with any other person, making financial accommodation available, entering into certain other financing arrangements, creating or permitting certain liens, engaging in non-arms’ length transactions with affiliates, undergoing fundamental business changes and making restricted payments.

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
During the fiscal year ended June 30, 2024, REA Group also entered into an A$83 million unsecured bilateral revolving credit facility (the “2024 Subsidiary Facility”). Proceeds of the 2024 Subsidiary Facility were used to refinance an existing facility at one of its subsidiaries and to fund its business of providing short-term financing to real estate agents and vendors. Borrowings under the 2024 Subsidiary Facility accrue interest at a rate of the Australian BBSY plus a margin of 1.40% and undrawn balances carry a commitment fee of 40% of the applicable margin. The facility agreement governing the 2024 Subsidiary Facility permits the lender to cancel its commitment and declare all outstanding amounts immediately due and payable after a consultation period in specified circumstances, including if certain key operating measures of its subsidiary fall below the budgeted amount for two consecutive quarters. The agreement also contains certain other customary affirmative and negative covenants and events of default that are similar to those governing the 2024 REA Credit Facility.
Covenants
The Company’s borrowings and those of its consolidated subsidiaries contain customary representations, covenants and events of default, including those discussed above. If any of the events of default occur and are not cured within applicable grace periods or waived, any unpaid amounts under the applicable debt agreements may be declared immediately due and payable. The Company was in compliance with all such covenants at June 30, 2024.
Future Maturities
The following table summarizes the Company’s debt maturities, excluding debt issuance costs, as of June 30, 2024:

As of June 30, 2024
(in millions)
Fiscal 2025	$9
Fiscal 2026	160
Fiscal 2027	450
Fiscal 2028	—
Fiscal 2029	1,000
Thereafter	500
NOTE 11. LEASES
Summary of Leases
The Company's operating leases primarily consist of real estate, including office space, warehouse space and printing facilities which generally include options to extend the lease term or terminate the lease. Such options do not impact the Company’s lease term assessment until the Company is reasonably certain that the option will be exercised.
Certain of the Company’s leases include rent adjustments which may be indexed to various metrics, including the consumer price index or other inflationary indexes. As a general matter, the Company’s real estate lease arrangements typically require adjustments resulting from changes in real estate taxes and other costs to operate the leased asset.
The total lease cost for operating leases included in the Statements of Operations was as follows:

		For the fiscal years ended June 30,
		2024	2023	2022
	Income Statement Location	(in millions)
Operating lease costs	Selling, general and administrative	$104	$110	$115
Operating lease costs	Operating expenses	10	9	11
Short term lease costs	Operating expenses	21	16	12
Variable lease costs	Selling, general and administrative	24	22	20
Total lease costs		$159	$157	$158

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Additional information related to the Company’s operating leases under ASC 842, Leases:

	As of June 30,
	2024	2023
Weighted-average remaining lease term	14.1 years	14.7 years
Weighted-average incremental borrowing rate	5.28%	5.19%

	For the fiscal years ended June 30,
	2024	2023	2022
	(in millions)
Cash paid - Operating lease liabilities	$134	$132	$138
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	13	238	37
Future minimum lease payments as of June 30, 2024 are as follows:

As of June 30, 2024
Operating Leases
(in millions)
Fiscal 2025	$136
Fiscal 2026	112
Fiscal 2027	116
Fiscal 2028	80
Fiscal 2029	70
Thereafter	961
Total future minimum lease payments	$1,475
Less: interest	(474)
Present value of minimum payments	$1,001
NOTE 12. FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS
In accordance with ASC 820, fair value measurements are required to be disclosed using a three-tiered fair value hierarchy which distinguishes market participant assumptions into the following categories:
•Level 1 — Quoted prices in active markets for identical assets or liabilities.
•Level 2 — Observable inputs other than quoted prices included in Level 1. The Company could value assets and liabilities included in this level using dealer and broker quotations, certain pricing models, bid prices, quoted prices for similar assets and liabilities in active markets or other inputs that are observable or can be corroborated by observable market data.
•Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. For the Company, this primarily includes the use of forecasted financial information and other valuation related assumptions such as discount rates and long term growth rates in the income approach as well as the market approach which utilizes certain market and transaction multiples.

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Under ASC 820, certain assets and liabilities are required to be remeasured to fair value at the end of each reporting period. The following table summarizes those assets and liabilities measured at fair value on a recurring basis:

	June 30, 2024				June 30, 2023
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
	(in millions)
Assets:
Interest rate derivatives - cash flow hedges	$—	$28	$—	$28	$—	$35	$—	$35
Equity and other securities	53	39	122	214	105	—	130	235
Total assets	$53	$67	$122	$242	$105	$35	$130	$270
Equity and Other Securities
The fair values of equity and other securities with quoted prices in active markets are determined based on the closing price at the end of each reporting period. These securities are classified as Level 1 in the fair value hierarchy outlined above. The fair values of equity and other securities without readily determinable fair market values are determined based on cost, less any impairment, plus or minus changes in fair value resulting from observable price changes in orderly transactions for an identical or similar investment of the same issuer. These securities are classified as Level 3 in the fair value hierarchy outlined above.
A rollforward of the Company’s equity and other securities classified as Level 3 is as follows:

	For the fiscal years ended June 30,
	2024	2023
	(in millions)
Balance—beginning of year	$130	$103
Additions(a)	4	31
Sales	—	(3)
Returns of capital	(4)	(6)
Measurement adjustments	—	1
Foreign exchange and other	(8)	4
Balance—end of year	$122	$130
(a)The additions for the fiscal year ended June 30, 2023 primarily relate to Dow Jones’ investment in an artificial intelligence-focused data analytics company.
Derivative Instruments
The Company is directly and indirectly affected by risks associated with changes in certain market conditions. When deemed appropriate, the Company uses derivative instruments to mitigate the potential impact of these market risks. The primary market risk managed by the Company through the use of derivative instruments relates to interest rate risk arising from floating rate News Corporation borrowings.
The Company formally designates qualifying derivatives as hedge relationships and applies hedge accounting when considered appropriate. The Company does not use derivative financial instruments for trading or speculative purposes.
Derivatives are classified as current or non-current in the Balance Sheets based on their maturity dates. Refer to the table below for further details:

		Fair value as of June 30,
	Balance Sheet Classification	2024	2023
		(in millions)
Interest rate derivatives - cash flow hedges	Other current assets	$14	$15
Interest rate derivatives - cash flow hedges	Other non-current assets	14	20

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Cash Flow Hedges
The Company utilizes interest rate derivatives to mitigate interest rate risk in relation to future interest and principal payments.
The total notional value of interest rate swap derivatives designated for hedging was approximately $484 million as of June 30, 2024 for News Corporation borrowings. The maximum hedged term over which the Company is hedging exposure to variability in interest payments is to March 2027. As of June 30, 2024, the Company estimates that approximately $14 million of net derivative gains related to its interest rate swap derivative cash flow hedges included in Accumulated other comprehensive loss will be reclassified into the Statements of Operations within the next twelve months.
The following tables present the impact that changes in the fair values had on Accumulated other comprehensive loss and the Statements of Operations during the fiscal years ended June 30, 2024, 2023 and 2022 for derivatives designated as cash flow hedges:
Gains (losses) recognized in Accumulated other comprehensive loss for the fiscal years ended June 30, 2024, 2023 and 2022, by derivative instrument:

	For the fiscal years ended June 30,
	2024	2023	2022
	(in millions)
Interest rate derivatives—cash flow hedges	$10	$29	$13
(Gains) losses reclassified from Accumulated other comprehensive loss into the Statements of Operations for the fiscal years ended June 30, 2024, 2023 and 2022, by derivative instrument:

	Income Statement Classification	For the fiscal years ended June 30,
		2024	2023	2022
		(in millions)
Interest rate derivatives - cash flow hedges	Interest expense, net	$(17)	$(9)	$2
Nonrecurring Fair Value Measurements
In addition to assets and liabilities that are remeasured at fair value on a recurring basis, the Company has certain assets, primarily goodwill, intangible assets, equity method investments and property, plant and equipment, that are not required to be remeasured to fair value at the end of each reporting period. On an ongoing basis, the Company monitors whether events occur or circumstances change that would more likely than not reduce the fair values of these assets below their carrying amounts. If the Company determines that these assets are impaired, the Company would write down these assets to fair value. These nonrecurring fair value measurements are considered to be Level 3 in the fair value hierarchy.
Other Fair Value Measurements
As of June 30, 2024, the carrying value of the Company’s outstanding borrowings approximates the fair value. The 2022 Senior Notes and the 2021 Senior Notes are classified as Level 2 and the remaining borrowings are classified as Level 3 in the fair value hierarchy.
NOTE 13. STOCKHOLDERS' EQUITY
Authorized Capital Stock
The Company’s authorized capital stock consists of 1,500,000,000 shares of Class A Common Stock, par value $0.01 per share, 750,000,000 shares of Class B Common Stock, par value $0.01 per share, 25,000,000 shares of Series Common Stock, par value $0.01 per share, and 25,000,000 shares of Preferred Stock, par value $0.01 per share.

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Common Stock and Preferred Stock
Shares Outstanding—As of June 30, 2024, the Company had approximately 379 million shares of Class A Common Stock outstanding at a par value of $0.01 per share and approximately 190 million shares of Class B Common Stock outstanding at a par value of $0.01 per share. As of June 30, 2024, the Company had no shares of Series Common Stock or Preferred Stock outstanding.
Dividends—The following table summarizes the dividends declared and paid per share on both the Company’s Class A Common Stock and Class B Common Stock:

	For the fiscal years ended June 30,
	2024	2023	2022
Cash dividends paid per share	$0.20	$0.20	$0.20
The timing, declaration, amount and payment of future dividends to stockholders, if any, is within the discretion of the Company’s Board of Directors (the “Board of Directors”). The Board of Directors’ decisions regarding the payment of future dividends will depend on many factors, including the Company’s financial condition, earnings, capital requirements and debt facility covenants, other contractual restrictions, as well as legal requirements, regulatory constraints, industry practice, market volatility and other factors that the Board of Directors deems relevant.
Voting Rights—Holders of the Company’s Class A Common Stock are entitled to vote only in the limited circumstances set forth in the Company’s Restated Certificate of Incorporation (the “Charter”). Holders of the Company’s Class B Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.
Liquidation Rights—In the event of a liquidation or dissolution of the Company, holders of Class A Common Stock and Class B Common Stock shall be entitled to receive all of the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares held by Class A Common Stock holders and Class B Common Stock holders, respectively. In the event of any merger or consolidation with or into another entity, the holders of Class A Common Stock and the holders of Class B Common Stock shall generally be entitled to receive substantially identical per share consideration.
Under the Company’s Charter, the Board of Directors is authorized to issue shares of preferred stock or series common stock at any time, without stockholder approval, in one or more series and to fix the number of shares, designations, voting powers, if any, preferences and relative, participating, optional and other rights of such series, as well as any applicable qualifications, limitations or restrictions, to the full extent permitted by Delaware law, subject to the limitations set forth in the Charter, including stockholder approval requirements with respect to the issuance of preferred stock or series common stock entitling holders thereof to more than one vote per share.
Stock Repurchases
The Board of Directors has authorized a stock repurchase program to purchase up to $1 billion in the aggregate of the Company’s outstanding Class A Common Stock and Class B Common Stock (the “Repurchase Program”). The manner, timing, number and share price of any repurchases will be determined by the Company at its discretion and will depend upon such factors as the market price of the stock, general market conditions, applicable securities laws, alternative investment opportunities and other factors. The Repurchase Program has no time limit and may be modified, suspended or discontinued at any time. As of June 30, 2024, the remaining authorized amount under the Repurchase Program was approximately $460 million.

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Stock repurchases under the Repurchase Program commenced on November 9, 2021. The following table summarizes the shares repurchased and subsequently retired and the related consideration paid during the fiscal years ended June 30, 2024, 2023 and 2022:

	For the fiscal years ended June 30,
	2024		2023		2022
	Shares	Amount	Shares	Amount	Shares	Amount
	(in millions)
Class A Common Stock	3.4	$79	9.5	$159	5.8	$122
Class B Common Stock	1.6	38	4.7	81	2.9	61
Total	5.0	$117	14.2	$240	8.7	$183
Stockholders Agreement
In September 2021, the Company entered into a stockholders agreement (the “Stockholders Agreement”) with the Murdoch Family Trust (the “MFT”) pursuant to which the MFT and the Company have agreed not to take actions that (i) would result in the MFT and Murdoch family members, including K. Rupert Murdoch and Lachlan K. Murdoch, the Company’s Chair, together owning more than 44% of the outstanding voting power of the shares of the Company’s Class B Common Stock (“Class B Shares”), or (ii) would increase the MFT’s voting power by more than 1.75% in any rolling twelve-month period. The MFT would forfeit votes in connection with any Company stockholders meeting to the extent necessary to ensure that the MFT and the Murdoch family collectively do not exceed 44% of the outstanding voting power of the Class B Shares at such meeting, except where a Murdoch family member votes their own shares differently from the MFT on any matter. The Stockholders Agreement will terminate upon the MFT’s distribution of all or substantially all of its Class B Shares.
NOTE 14. EQUITY-BASED COMPENSATION
Employees, Directors and other service providers of the Company (“participants”) are eligible to participate in the News Corporation 2013 Long-Term Incentive Plan (as amended and restated, the “2013 LTIP”), which provides for equity-based compensation including performance stock units (“PSUs”), restricted stock units (“RSUs”) and other types of awards. The Company has the ability to award up to 50 million shares of Class A Common Stock under the terms of the 2013 LTIP. All shares of Class A Common Stock reserved for cancelled or forfeited equity-based compensation awards under the 2013 LTIP become available for future grants.
The following table summarizes the Company’s equity-based compensation expense reported in the Statements of Operations:

	For the fiscal years ended June 30,
	2024	2023	2022
	(in millions)
Total equity compensation expense	$91	$87	$57
As of June 30, 2024, the total compensation cost not yet recognized for all unvested awards held by participants was approximately $66 million and is expected to be recognized over a weighted average period of between one and two years. The total intrinsic value of all outstanding awards was approximately $233 million as of June 30, 2024.
The tax benefit recognized on PSUs and RSUs for participants that vested during the applicable fiscal year was $14 million, $11 million and $25 million for the fiscal years ended June 30, 2024, 2023 and 2022, respectively.
Summary of Incentive Plans
The fair value of equity-based compensation granted under the 2013 LTIP is calculated according to the type of award issued. Cash-settled awards are marked-to-market at the end of each reporting period.

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Performance Stock Units
PSU grants entitle the holder to shares of the Company’s Class A Common Stock or the cash equivalent value of such shares based on the achievement of pre-established performance metrics over the applicable performance period. The fair value of PSUs is determined on the date of grant and expensed using a straight-line method over the applicable vesting period. The expense is adjusted to reflect the number of shares expected to vest based on management’s determination of the probable achievement of the pre-established performance metrics, except no adjustments are made for awards settled in Class A Common Stock that contain a market condition (total stockholder return) based on changes in that market condition. The Company records a cumulative adjustment in periods in which its estimate of the number of shares expected to vest changes. Additionally, the Company ultimately adjusts the expense recognized to reflect the actual vested shares following the final determination of the achievement of the performance conditions. Any person who holds PSUs shall have no ownership interest in the shares or cash to which such PSUs relate unless and until the shares or cash are delivered to the holder. Each PSU is entitled to receive dividend equivalents for each regular cash dividend on the Class A Common Stock paid by the Company during the award period, subject to the same terms and conditions as apply to the underlying award.
During fiscal 2024, 2023 and 2022, certain participants in the 2013 LTIP received grants of PSUs which have a three-year performance measurement period. The number of shares that will be issued upon vesting of these PSUs can range from 0% to 200% of the target award, subject to three-year performance conditions based on a combination of cumulative business-unit-specific revenue, EBITDA (as defined in Note 10—Borrowings) and free cash flow, or the Company’s cumulative earnings per share, cumulative free cash flow and three-year total stockholder return relative to the individual companies that comprise the Standard and Poor’s 1500 Media Index.
The following table summarizes information related to grants of PSUs during the fiscal years ended June 30, 2024, 2023 and 2022:

	For the fiscal years ended June 30,
	2024	2023	2022
	(in millions)
Class A Common Stock-settled PSUs granted	0.7	0.8	0.6
Cash-settled PSUs(a) granted	0.5	0.5	0.4
Total PSUs granted	1.2	1.3	1.0
(a)Granted to executive Directors and to employees in certain foreign locations and settled in cash, assuming performance conditions are met.
The following table summarizes information related to vests of PSUs during the fiscal years ended June 30, 2024, 2023 and 2022:

	For the fiscal years ended June 30,
	2024		2023		2022
	Shares	Settlement Value(a)	Shares	Settlement Value(a)	Shares	Settlement Value(a)
	(in millions)
Class A Common Stock-settled PSUs vested	1.3	$28	1.5	$27	2.0	$42
Cash-settled PSUs vested	1.1	24	1.2	24	1.0	24
Total PSUs vested	2.4	$52	2.7	$51	3.0	$66
(a)Settlement value represents cash paid (for cash-settled PSUs) or the fair value of PSU awards at the time of vesting (for stock-settled PSUs) and does not include statutory tax withholdings.
Restricted Stock Units
RSU grants entitle the holder to shares of the Company’s Class A Common Stock or the cash equivalent value of such shares. The fair value of RSUs is based upon the fair market value of the shares underlying the awards on the grant date and expensed using a straight-line method over the applicable vesting period. Any person who holds RSUs shall have no ownership interest in the shares or cash to which such RSUs relate unless and until the shares or cash are delivered to the holder. Each RSU is entitled to receive dividend equivalents for each regular cash dividend on the Class A Common Stock paid by the Company during the award period, subject to the same terms and conditions as apply to the underlying award.

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
During fiscal 2024, 2023 and 2022, certain participants in the 2013 LTIP received grants of time-vested RSUs. Vesting of the awards is subject to the participants’ continued service with the Company through the applicable vesting date. These RSUs have graded vesting primarily over three years.
The following table summarizes information related to grants of RSUs during the fiscal years ended June 30, 2024, 2023 and 2022:

	For the fiscal years ended June 30,
	2024	2023	2022
	(in millions)
Class A Common Stock-settled RSUs granted	2.6	3.4	2.4
Cash-settled RSUs(a) granted	0.5	0.6	0.4
Total RSUs granted	3.1	4.0	2.8
(a)Granted to executive Directors and to employees in certain foreign locations.
The following table summarizes information related to vests of RSUs during the fiscal years ended June 30, 2024, 2023 and 2022:

	For the fiscal years ended June 30,
	2024		2023		2022
	Shares	Settlement Value(a)	Shares	Settlement Value(a)	Shares	Settlement Value(a)
	(in millions)
Class A Common Stock-settled RSUs vested	2.3	$50	2.0	$39	1.6	$41
Cash-settled RSUs vested	0.5	11	0.6	10	0.4	9
Total RSUs vested	2.8	$61	2.6	$49	2.0	$50
(a)Settlement value represents cash paid (for cash-settled RSUs) or the fair value of RSU awards at the time of vesting (for stock-settled RSUs) and does not include statutory tax withholdings.
The following table summarizes the activity related to the target PSUs and RSUs granted to participants that will be settled in shares of the Company (PSUs and RSUs in thousands):

	Fiscal 2024		Fiscal 2023		Fiscal 2022
	Number of shares	Weighted average grant- date fair value	Number of shares	Weighted average grant- date fair value	Number of shares	Weighted average grant- date fair value
PSUs and RSUs
Unvested units at beginning of the year	6,764	$19.40	6,297	$18.65	7,022	$14.61
Granted(a)	3,885	20.66	4,665	18.13	3,475	21.96
Vested	(3,632)	18.31	(3,487)	16.32	(3,526)	13.56
Cancelled(b)	(761)	20.12	(711)	19.59	(674)	19.12
Unvested units at the end of the year	6,256	$20.73	6,764	$19.40	6,297	$18.65
(a)For fiscal 2024, includes 0.7 million target PSUs and 2.6 million RSUs granted and a payout adjustment of 0.6 million PSUs due to the actual performance level achieved for PSUs granted in fiscal 2021 that vested during fiscal 2024.
For fiscal 2023, includes 0.8 million target PSUs and 3.4 million RSUs granted and a payout adjustment of 0.5 million PSUs due to the actual performance level achieved for PSUs granted in fiscal 2020 that vested during fiscal 2023.
For fiscal 2022, includes 0.6 million target PSUs and 2.4 million RSUs granted and a payout adjustment of 0.5 million PSUs due to the actual performance level achieved for PSUs granted in fiscal 2019 that vested during fiscal 2022.
(b)For fiscal 2024, includes 0.1 million of target PSUs and 0.7 million RSUs cancelled.
For fiscal 2023, includes 0.1 million of target PSUs and 0.6 million RSUs cancelled.
For fiscal 2022, includes 0.2 million of target PSUs and 0.5 million RSUs cancelled.

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 15. EARNINGS (LOSS) PER SHARE
The following table sets forth the computation of basic and diluted earnings (loss) per share under ASC 260, Earnings per Share:

	For the fiscal years ended June 30,
	2024	2023	2022
	(in millions, except per share amounts)
Net income from continuing operations	$379	$228	$773
Net loss from discontinued operations, net of tax	(25)	(41)	(13)
Net income	354	187	760
Net income attributable to noncontrolling interests from continuing operations	(110)	(65)	(154)
Net loss attributable to noncontrolling interests from discontinued operations	22	27	17
Net income attributable to News Corporation stockholders	$266	$149	$623

Weighted-average number of shares of common stock outstanding - basic	571.2	576.4	589.5
Dilutive effect of equity awards	2.3	2.4	3.0
Weighted-average number of shares of common stock outstanding - diluted	573.5	578.8	592.5

Net income (loss) attributable to News Corporation stockholders per share:
Basic:
Continuing operations	$0.47	$0.28	$1.05
Discontinued operations	$—	$(0.02)	$0.01
	$0.47	$0.26	$1.06
Diluted:
Continuing operations	$0.47	$0.28	$1.04
Discontinued operations	$(0.01)	$(0.02)	$0.01
	$0.46	$0.26	$1.05
NOTE 16. RELATED PARTY TRANSACTIONS
Related Party Transactions
In the ordinary course of business, the Company enters into transactions with related parties to purchase and/or sell advertising and administrative services.
The following table sets forth the net revenue (expense) from related parties included in the Statements of Operations:

	For the fiscal years ended June 30,
	2024	2023	2022
	(in millions)
Related party revenue (expense), net	$(27)	$(9)	$(5)
The following table sets forth the amount of receivables due from and payables due to related parties outstanding on the Balance Sheets:

	As of June 30,
	2024	2023
	(in millions)
Accounts receivable from related parties	$11	$8
Accounts payable to related parties	9	4
In addition, refer to Note 17—Commitments and Contingencies for discussion of the U.K. Newspaper Matters.

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 17. COMMITMENTS AND CONTINGENCIES
Commitments
The Company has commitments under certain firm contractual arrangements to make future payments. These firm commitments secure the current and future rights to various assets and services to be used in the normal course of operations. The following table summarizes the Company’s material firm commitments as of June 30, 2024:

	As of June 30, 2024
	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in millions)
Purchase obligations(a)	$1,093	$409	$426	$162	$96
Operating leases(b)	1,442	135	229	137	941
Borrowings(c)	2,119	9	610	1,000	500
Interest payments on borrowings(d)	454	85	163	129	77
Total commitments and contractual obligations	$5,108	$638	$1,428	$1,428	$1,614
(a)The Company has commitments under purchase obligations related to printing contracts, capital projects, marketing agreements, production services and other legally binding commitments.
(b)The Company leases office facilities, warehouse facilities, printing plants and equipment. These leases, which are classified as operating leases, are expected to be paid at certain dates through fiscal 2048. Amounts reflected represent only the Company’s lease obligations for which it has firm commitments.
(c)See Note 10—Borrowings.
(d)Reflects the Company’s expected future interest payments based on borrowings outstanding and interest rates applicable at June 30, 2024. Such rates are subject to change in future periods. See Note 10—Borrowings.
Contingencies
The Company routinely is involved in various legal proceedings, claims and governmental inspections or investigations, including those discussed below. The outcome of these matters and claims is subject to significant uncertainty, and the Company often cannot predict what the eventual outcome of pending matters will be or the timing of the ultimate resolution of these matters. Fees, expenses, fines, penalties, judgments or settlement costs which might be incurred by the Company in connection with the various proceedings could adversely affect its results of operations and financial condition.
The Company establishes an accrued liability for legal claims when it determines that a loss is probable and the amount of the loss can be reasonably estimated. Once established, accruals are adjusted from time to time, as appropriate, in light of additional information. The amount of any loss ultimately incurred in relation to matters for which an accrual has been established may be higher or lower than the amounts accrued for such matters. Legal fees associated with litigation and similar proceedings are expensed as incurred. Except as otherwise provided below, for the contingencies disclosed for which there is at least a reasonable possibility that a loss may be incurred, the Company was unable to estimate the amount of loss or range of loss. The Company recognizes gain contingencies when the gain becomes realized or realizable.
News America Marketing
In May 2020, the Company sold its News America Marketing business. In the transaction, the Company retained certain liabilities, including those arising from the legal proceeding with Insignia Systems, Inc. (“Insignia”). In July 2019, Insignia filed a complaint in the U.S. District Court for the District of Minnesota against News America Marketing FSI L.L.C., News America Marketing In-Store Services L.L.C. and News Corporation alleging violations of federal and state antitrust laws and common law business torts. The complaint sought treble damages, injunctive relief and attorneys’ fees and costs. In July 2022, the parties agreed to settle the litigation and Insignia’s claims were dismissed with prejudice.

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
HarperCollins
Beginning in February 2021, a number of purported class action complaints have been filed in the U.S. District Court for the Southern District of New York (the “N.Y. District Court”) against Amazon.com, Inc. (“Amazon”) and certain publishers, including the Company’s subsidiary, HarperCollins Publishers, L.L.C. (“HarperCollins” and together with the other publishers, the “Publishers”), alleging violations of antitrust and competition laws. The complaints seek treble damages, injunctive relief and attorneys’ fees and costs. In August 2023, the N.Y. District Court dismissed the complaints in one of the cases with prejudice and in March 2024, the court dismissed the complaint against the Publishers in the remaining case with prejudice. However, the plaintiffs’ time to appeal the N.Y. District Court’s decision to dismiss in the latter case does not expire until the complaint against Amazon in that case has been finally determined. While it is not possible at this time to predict with any degree of certainty the ultimate outcome of these actions, HarperCollins believes it has been compliant with applicable laws and intends to defend itself vigorously.
U.K. Newspaper Matters
Civil claims have been brought against the Company with respect to, among other things, voicemail interception and inappropriate payments to public officials at the Company’s former publication, The News of the World, and at The Sun, and related matters (the “U.K. Newspaper Matters”). The Company has admitted liability in many civil cases and has settled a number of cases. The Company also settled a number of claims through a private compensation scheme which was closed to new claims after April 8, 2013.
In connection with the Separation, the Company and 21st Century Fox agreed in the Separation and Distribution Agreement that 21st Century Fox would indemnify the Company for payments made after June 28, 2013 arising out of civil claims and investigations relating to the U.K. Newspaper Matters as well as legal and professional fees and expenses paid in connection with the previously concluded criminal matters, other than fees, expenses and costs relating to employees (i) who are not directors, officers or certain designated employees or (ii) with respect to civil matters, who are not co-defendants with the Company or 21st Century Fox. 21st Century Fox’s indemnification obligations with respect to these matters are settled on an after-tax basis. In March 2019, as part of the separation of FOX Corporation (“FOX”) from 21st Century Fox, the Company, News Corp Holdings UK & Ireland, 21st Century Fox and FOX entered into a Partial Assignment and Assumption Agreement, pursuant to which, among other things, 21st Century Fox assigned, conveyed and transferred to FOX all of its indemnification obligations with respect to the U.K. Newspaper Matters.
The net expense related to the U.K. Newspaper Matters in Selling, general and administrative was $8 million, $16 million and $11 million for the fiscal years ended June 30, 2024, June 30, 2023 and June 30, 2022, respectively. As of June 30, 2024, the Company has provided for its best estimate of the liability for the claims that have been filed and costs incurred, including liabilities associated with employment taxes, and has accrued approximately $62 million. The amount to be indemnified by FOX of approximately $65 million was recorded as a receivable in Other current assets on the Balance Sheet as of June 30, 2024. It is not possible to estimate the liability or corresponding receivable for any additional claims that may be filed given the information that is currently available to the Company. If more claims are filed and additional information becomes available, the Company will update the liability provision and corresponding receivable for such matters.
The Company is not able to predict the ultimate outcome or cost of the civil claims. It is possible that these proceedings and any adverse resolution thereof could damage its reputation, impair its ability to conduct its business and adversely affect its results of operations and financial condition.

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 18. RETIREMENT BENEFIT OBLIGATIONS
The Company’s employees participate in various defined benefit pension and postretirement plans sponsored by the Company and its subsidiaries. Plans in the U.S., U.K., Australia, and other foreign plans are accounted for as defined benefit pension plans. Accordingly, the funded and unfunded position of each plan is recorded in the Balance Sheets. Actuarial gains and losses that have not yet been recognized through net income are recorded in Accumulated other comprehensive loss, net of taxes, until they are amortized as a component of net periodic benefit cost. The determination of benefit obligations and the recognition of expenses related to the plans are dependent on various assumptions. The major assumptions primarily relate to discount rates, expected long-term rates of return on plan assets and mortality rates. Management develops each assumption using relevant company experience in conjunction with market-related data for each individual country in which such plans exist. The funded status of the plans can change from year to year, but the assets of the funded plans have been sufficient to pay all benefits that came due in each of fiscal 2024, 2023 and 2022.
Summary of Funded Status
The Company uses a June 30 measurement date for all pension and postretirement benefit plans. The combined domestic and foreign pension and postretirement benefit plans resulted in a net pension and postretirement benefits asset (liability) of $12 million and $(13) million at June 30, 2024 and 2023, respectively. The Company recognized these amounts in the Balance Sheets at June 30, 2024 and 2023 as follows:

	Pension Benefits
	Domestic		Foreign		Postretirement benefits		Total
	2024	2023	2024	2023	2024	2023	2024	2023
	(in millions)
Other non-current assets	$—	$—	$147	$134	$—	$—	$147	$134
Other current liabilities	—	—	(3)	(6)	(7)	(7)	(10)	(13)
Retirement benefit obligations	(28)	(37)	(48)	(45)	(49)	(52)	(125)	(134)
Net asset (liability) recognized	$(28)	$(37)	$96	$83	$(56)	$(59)	$12	$(13)

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The following table sets forth the change in the projected benefit obligation, change in the fair value of the Company’s plan assets and funded status:

	Pension Benefits
	Domestic		Foreign		Postretirement Benefits		Total
	As of June 30,
	2024	2023	2024	2023	2024	2023	2024	2023
	(in millions)
Projected benefit obligation, beginning of the year	$241	$260	$646	$755	$59	$68	$946	$1,083
Service cost	—	—	1	1	—	—	1	1
Interest cost	13	11	33	27	3	2	49	40
Benefits paid	(22)	(21)	(35)	(42)	(7)	(7)	(64)	(70)
Settlements(a)	—	—	(54)	(5)	—	—	(54)	(5)
Actuarial (gain) loss(b)	(4)	(9)	3	(114)	1	(4)	—	(127)
Foreign exchange rate changes	—	—	(4)	24	—	—	(4)	24
Projected benefit obligation, end of the year	228	241	590	646	56	59	874	946
Change in the fair value of plan assets for the Company’s benefit plans:
Fair value of plan assets, beginning of the year	204	220	729	831	—	—	933	1,051
Actual return on plan assets	6	5	39	(97)	—	—	45	(92)
Employer contributions	12	—	11	14	—	—	23	14
Benefits paid	(22)	(21)	(35)	(42)	—	—	(57)	(63)
Settlements(a)	—	—	(54)	(5)	—	—	(54)	(5)
Foreign exchange rate changes	—	—	(4)	28	—	—	(4)	28
Fair value of plan assets, end of the year	200	204	686	729	—	—	886	933
Funded status	$(28)	$(37)	$96	$83	$(56)	$(59)	$12	$(13)
(a)Amounts related to payments made to former employees of the Company in full settlement of their pension benefits.
(b)Actuarial gains for fiscal 2023 for domestic and international pension plans primarily relate to the increase in discount rates used in measuring plan obligations as of June 30, 2023.
Amounts recognized in Accumulated other comprehensive loss consist of:

	Pension Benefits
	Domestic		Foreign		Postretirement Benefits		Total
	As of June 30,
	2024	2023	2024	2023	2024	2023	2024	2023
	(in millions)
Actuarial losses (gains)	$116	$118	$315	$342	$(8)	$(8)	$423	$452
Prior service cost (benefit)	—	—	7	7	(24)	(28)	(17)	(21)
Net amounts recognized	$116	$118	$322	$349	$(32)	$(36)	$406	$431
Accumulated pension benefit obligations as of June 30, 2024 and 2023 were $816 million and $883 million, respectively.

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Below is information about funded and unfunded pension plans:

	Domestic Pension Benefits
	Funded Plans		Unfunded Plans		Total
	As of June 30,
	2024	2023	2024	2023	2024	2023
	(in millions)
Projected benefit obligation	$221	$234	$7	$7	$228	$241
Accumulated benefit obligation	221	234	7	7	228	241
Fair value of plan assets	200	204	—	—	200	204

	Foreign Pension Benefits
	Funded Plans		Unfunded Plans		Total
	As of June 30,
	2024	2023	2024	2023	2024	2023
	(in millions)
Projected benefit obligation	$540	$599	$50	$47	$590	$646
Accumulated benefit obligation	538	595	50	47	588	642
Fair value of plan assets	686	729	—	—	686	729
The accumulated benefit obligation exceeds the fair value of plan assets for all domestic pension plans.
Below is information about foreign pension plans in which the accumulated benefit obligation exceeds the fair value of the plan assets:

	Foreign Pension Benefits
	Funded Plans		Unfunded Plans		Total
	As of June 30,
	2024	2023	2024	2023	2024	2023
	(in millions)
Projected benefit obligation	$—	$46	$50	$47	$50	$93
Accumulated benefit obligation	—	46	50	47	50	93
Fair value of plan assets	—	43	—	—	—	43
Summary of Net Periodic Benefit Costs
The Company recorded $28 million, $13 million and nil in net periodic benefit costs in the Statements of Operations for the fiscal years ended June 30, 2024, 2023 and 2022, respectively. The Company utilizes the full yield-curve approach to estimate the service and interest cost components of net periodic benefit costs for its pension and other postretirement benefit plans.

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The amortization of amounts related to unrecognized prior service costs (credits), deferred losses and settlements, curtailments and other were reclassified out of Other comprehensive income as a component of net periodic benefit costs. The components of net periodic benefit costs were as follows:

	Pension Benefits
	Domestic			Foreign			Postretirement Benefits			Total
	For the fiscal years ended June 30,
	2024	2023	2022	2024	2023	2022	2024	2023	2022	2024	2023	2022
	(in millions)
Service cost benefits earned during the period	$—	$—	$—	$1	$1	$1	$—	$—	$—	$1	$1	$1
Interest costs on projected benefit obligations	13	11	7	33	27	17	3	2	1	49	40	25
Expected return on plan assets	(12)	(11)	(15)	(37)	(32)	(36)	—	—	—	(49)	(43)	(51)
Amortization of deferred losses	5	5	5	15	14	14	—	—	—	20	19	19
Amortization of prior service credits	—	—	—	—	—	—	(4)	(4)	(4)	(4)	(4)	(4)
Settlements, curtailments and other	—	—	8	11	—	2	—	—	—	11	—	10
Net periodic benefit costs (income) – Total	$6	$5	$5	$23	$10	$(2)	$(1)	$(2)	$(3)	$28	$13	$—

	Pension Benefits
	Domestic			Foreign			Postretirement Benefits
	For the fiscal years ended June 30,
	2024	2023	2022	2024	2023	2022	2024	2023	2022
Additional information
Weighted-average assumptions used to determine benefit obligations
Discount rate	5.6%	5.4%	4.9%	5.2%	5.4%	3.9%	5.5%	5.5%	4.6%
Rate of increase in future compensation	N/A	N/A	N/A	2.9%	3.9%	3.9%	N/A	N/A	N/A
Weighted-average assumptions used to determine net periodic benefit cost
Discount rate for PBO	5.4%	4.9%	2.9%	5.4%	3.9%	1.9%	5.5%	4.6%	2.4%
Discount rate for service cost	N/A	N/A	3.3%	5.4%	4.8%	1.8%	5.5%	4.9%	2.8%
Discount rate for interest on PBO	5.5%	4.6%	2.2%	5.7%	3.8%	1.6%	5.6%	4.3%	1.7%
Expected return on plan assets	6.0%	5.5%	5.8%	5.4%	3.9%	3.3%	N/A	N/A	N/A
Rate of increase in future compensation	N/A	N/A	N/A	3.9%	3.9%	3.6%	N/A	N/A	N/A
N/A—not applicable
The following assumed health care cost trend rates as of June 30 were also used in accounting for postretirement benefits:

	Postretirement benefits
	2024	2023
Health care cost trend rate	6.8%	6.9%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.3%	5.2%
Year that the rate reaches the ultimate trend rate	2031	2031

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The following table sets forth the estimated benefit payments for the next five fiscal years, and in aggregate for the five fiscal years thereafter. The expected benefits are estimated based on the same assumptions used to measure the Company’s benefit obligation at the end of the fiscal year and include benefits attributable to estimated future employee service:

	Expected Benefit Payments
	Pension Benefits		Postretirement Benefits	Total
	Domestic	Foreign
	(in millions)
Fiscal Year
2025	$20	$48	$7	$75
2026	19	44	7	70
2027	19	44	6	69
2028	19	44	6	69
2029	19	43	5	67
2030 to 2034	87	209	22	318
Plan Assets
The Company applies the provisions of ASC 715, which requires disclosures including: (i) investment policies and strategies; (ii) the major categories of plan assets; (iii) the inputs and valuation techniques used to measure plan assets; (iv) the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period; and (v) significant concentrations of risk within plan assets.
The table below presents the Company’s plan assets by level within the fair value hierarchy, as described in Note 2—Summary of Significant Accounting Policies, as of June 30, 2024 and 2023:

		2024					2023
		Fair Value Measurements at Reporting Date Using					Fair Value Measurements at Reporting Date Using
	Total	Level 1	Level 2	Level 3	NAV	Total	Level 1	Level 2	Level 3	NAV
	(in millions)
Assets
Pooled funds:(a)
Domestic equity funds	$42	$—	$—	$—	$42	$37	$—	$—	$—	$37
International equity funds	69	—	36	—	33	94	—	48	—	46
Domestic fixed income funds	104	—	—	—	104	112	—	—	—	112
International fixed income funds	606	—	520	—	86	546	—	444	—	102
Balanced funds	35	—	35	—	—	42	—	42	—	—
Other	30	8	—	6	16	102	78	—	6	18
Total	$886	$8	$591	$6	$281	$933	$78	$534	$6	$315
(a)Open-ended pooled funds that are registered and/or available to the general public are valued at the daily published net asset value (“NAV”). Other pooled funds are valued at the NAV provided by the fund issuer.

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The table below sets forth a summary of changes in the fair value of investments reflected as Level 3 assets as of June 30, 2024 and 2023:

Level 3 Investments
(in millions)
Balance, June 30, 2022	$7
Actual return on plan assets:
Relating to assets still held at end of period	(1)
Relating to assets sold during the period	—
Purchases, sales, settlements and issuances	—
Transfers in and out of Level 3	—
Balance, June 30, 2023	$6
Actual return on plan assets:
Relating to assets still held at end of period	1
Relating to assets sold during the period	—
Purchases, sales, settlements and issuances	(1)
Transfers in and out of Level 3	—
Balance, June 30, 2024	$6
The Company’s investment strategy for its pension plans is to maximize the long-term rate of return on plan assets within an acceptable level of risk in order to minimize the cost of providing pension benefits while maintaining adequate funding levels. The Company’s practice is to conduct a periodic strategic review of its asset allocation. The Company’s current broad strategic targets are to have a pension asset portfolio comprised of 14% equity securities, 83% fixed income securities and 3% in cash and other investments. In developing the expected long-term rate of return, the Company considered the pension asset portfolio’s past average rate of returns and future return expectations of the various asset classes. A portion of the other allocation is reserved in cash to provide for expected benefits to be paid in the short term. The Company’s equity portfolios are managed in such a way as to achieve optimal diversity. The Company’s fixed income portfolio is investment grade in the aggregate. The Company does not manage any assets internally.
The Company’s benefit plan weighted-average asset allocations, by asset category, are as follows:

	Pension Assets
	As of June 30,
	2024	2023
Asset Category
Equity securities	14%	15%
Debt securities	81%	72%
Cash and other	5%	13%
Total	100%	100%
Required pension plan contributions for the next fiscal year are expected to be approximately $1 million; however, actual contributions may be affected by pension asset and liability valuation changes during the year. The Company will continue to make voluntary contributions as necessary to improve funded status.
NOTE 19. OTHER POSTRETIREMENT BENEFITS
Defined Contribution Plans
The Company has defined contribution plans for the benefit of substantially all employees meeting certain eligibility requirements. Employer contributions to such plans were $134 million, $134 million and $129 million for the fiscal years ended June 30, 2024, 2023 and 2022, respectively.

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Deferred Compensation Plan
The Company has non-qualified deferred compensation plans for the benefit of certain management employees. The investment funds offered to the participants generally correspond to the funds offered in the Company’s 401(k) plan, and the account balance fluctuates with the investment returns on those funds. The unfunded obligations of the plans included in Other liabilities as of June 30, 2024 and 2023 were $52 million and $50 million, respectively, and the majority of these plans are closed to new employees.
NOTE 20. INCOME TAXES
Income taxes are recognized for the amount of taxes payable for the current year and for the impact of deferred tax assets and liabilities, which represent future tax consequences of events that have been recognized differently in the financial statements than for tax purposes. Deferred tax assets and liabilities are established using the enacted statutory tax rates and are adjusted for any changes in such rates in the period of change.
Income before income tax expense from continuing operations was attributable to the following jurisdictions:

	For the fiscal years ended June 30,
	2024	2023	2022
	(in millions)
U.S.	$148	$74	$194
Foreign	437	306	643
Income before income tax expense from continuing operations	$585	$380	$837
The significant components of the Company’s income tax expense were as follows:

	For the fiscal years ended June 30,
	2024	2023	2022
	(in millions)
Current
U.S.
Federal	$1	$1	$—
State & Local	10	15	9
Foreign	165	125	160
Total current tax	176	141	169
Deferred
U.S.
Federal	22	(10)	54
State & Local	3	—	4
Foreign	5	21	(163)
Total deferred tax	30	11	(105)
Total income tax expense	$206	$152	$64

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The reconciliation between the Company’s actual effective tax rate and the statutory U.S. Federal income tax rate was as follows:

	For the fiscal years ended June 30,
	2024	2023	2022
U.S. federal income tax rate	21%	21%	21%
State and local taxes, net	2	3	1
Effect of foreign operations (a)	12	15	7
Change in valuation allowance (b)	—	1	(18)
Non-deductible goodwill and asset impairments	1	2	—
Non-deductible compensation and benefits	2	2	—
Remeasurement of deferred tax assets (c)	—	—	(2)
R&D tax credits	(3)	(2)	(1)
Impact of dispositions	—	—	(2)
Other	—	(2)	2
Effective tax rate	35%	40%	8%
(a)The Company’s effective tax rate is impacted by the geographic mix of its income. The Company’s foreign operations are located primarily in Australia and the U.K., which have a higher statutory income tax rate than the U.S. The U.K. had a lower tax rate than the U.S. through the fiscal year ended June 30, 2023.
(b)For the fiscal year ended June 30, 2022, the Company released valuation allowances of $154 million, including $149 million related to certain foreign deferred tax assets.
(c)For the fiscal year ended June 30, 2022, the Company recorded a benefit of $18 million related to the remeasurement of its U.K. deferred tax assets.
The Company recognized deferred income taxes in the Balance Sheets as follows:

	As of June 30,
	2024	2023
	(in millions)
Deferred income tax assets	$332	$393
Deferred income tax liabilities	(21)	(32)
Net deferred tax assets	$311	$361

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The significant components of the Company’s deferred tax assets and liabilities were as follows:

	As of June 30,
	2024	2023
	(in millions)
Deferred tax assets
Accrued liabilities	$121	$115
Capital loss carryforwards	1,161	1,162
Net operating loss carryforwards	295	304
Business tax credits	147	131
Operating lease liabilities	241	260
Other	227	204
Total deferred tax assets	2,192	2,176
Deferred tax liabilities
Asset basis difference and amortization	(99)	(41)
Operating lease right-of-use asset	(220)	(236)
Other	(21)	(10)
Total deferred tax liabilities	(340)	(287)
Net deferred tax asset before valuation allowance	1,852	1,889
Less: valuation allowance (See Note 23—Valuation and Qualifying Accounts)	(1,541)	(1,528)
Net deferred tax assets	$311	$361
Significant judgment is applied in determining the ability to realize our deferred tax assets. Management assesses available positive and negative evidence, including historical results and future income forecasts to determine whether deferred tax assets will be realized. Based on its assessment, management has concluded that it is more likely than not that certain deferred tax assets may not be realized and therefore, a valuation allowance has been established against those tax assets. Certain of our businesses may incur losses in the future resulting in additional valuation allowances being recorded.
As of June 30, 2024, the Company had income tax net operating loss (“NOL”) carryforwards (gross, net of uncertain tax benefits) in various jurisdictions as follows:

Jurisdiction	Expiration	Amount (in millions)
U.S. Federal	2025 to 2034	$89
U.S. Federal	Indefinite	249
U.S. States	Various	548
Australia	Indefinite	158
U.K.	Indefinite	72
Other Foreign	Various	583
Utilization of the NOLs is dependent on generating sufficient taxable income from our operations in each of the respective jurisdictions to which the NOLs relate, while taking into account tax filing groups and limitations and/or restrictions on our ability to use them. Certain of our U.S. federal NOLs were acquired as part of the acquisition of Move and are subject to limitations as promulgated under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). Section 382 of the Code limits the amount of NOLs that we can use on an annual basis to offset consolidated U.S. taxable income. The NOLs are also subject to review by relevant tax authorities in the jurisdictions to which they relate.
The Company recorded a deferred tax asset of $295 million and $304 million associated with its NOLs (net of approximately $81 million and $55 million, respectively, of uncertain tax benefits recorded against deferred tax assets) as of June 30, 2024 and 2023, respectively.

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Valuation allowances of $134 million and $124 million have been established to reduce the deferred tax asset associated with the Company’s NOLs to an amount that will more likely than not be realized as of June 30, 2024 and 2023, respectively.
As of June 30, 2024, the Company had approximately $2.6 billion and $1.6 billion of capital loss carryforwards in Australia and the U.K., respectively, which may be carried forward indefinitely. The capital loss carryforwards are also subject to review by relevant tax authorities in the jurisdictions to which they relate. Realization of our capital losses is dependent on generating capital gain taxable income and satisfying certain continuity of ownership and/or business requirements. The Company recorded a deferred tax asset of $1.2 billion as of June 30, 2024 and 2023 for these capital loss carryforwards. It is more likely than not that the Company will not generate capital gain income in the normal course of business in these jurisdictions, and accordingly, valuation allowances of $1.2 billion have been established to reduce the capital loss carryforward deferred tax asset to an amount that will more likely than not be realized as of June 30, 2024 and 2023.
As of June 30, 2024, the Company had approximately $111 million of U.S. federal tax credit carryforwards which includes $35 million of foreign tax credits and $76 million of general business credits, which begin to expire in 2026 and 2036, respectively.
As of June 30, 2024, the Company had approximately $22 million of non-U.S. tax credit carryforwards which expire in various amounts beginning in 2027 and $14 million of state tax credit carryforwards (net of U.S. federal benefit), which expire in various amounts beginning in 2025.
A valuation allowance of $31 million has been established to reduce the deferred tax asset associated with the Company’s U.S. federal tax credits, non-U.S. tax credits and state tax credit carryforwards to an amount that will more likely than not be realized as of June 30, 2024.
Uncertain Tax Positions
The following table sets forth the change in the Company’s unrecognized tax benefits, excluding interest and penalties:

	For the fiscal years ended June 30,
	2024	2023	2022
	(in millions)
Balance, beginning of period	$105	$86	$69
Additions for prior year tax positions	—	14	—
Additions for current year tax positions	2	17	28
Reduction for prior year tax positions	(3)	—	(1)
Lapse of the statute of limitations	(3)	(2)	(3)
Settlement—tax attributes	—	(14)	—
Impact of currency translations	(1)	4	(7)
Balance, end of period	$100	$105	$86
The Company recognizes interest and penalty charges related to unrecognized tax benefits as income tax expense, which is consistent with the recognition in prior reporting periods. The Company recognized an expense related to interest and penalties of $1 million for each of the fiscal years ended June 30, 2024, 2023 and 2022. The Company recorded liabilities for accrued interest and penalties of approximately $7 million, $5 million and $5 million as of June 30, 2024, 2023 and 2022, respectively.
The Company’s tax returns are subject to on-going review and examination by various tax authorities. Tax authorities may not agree with the treatment of items reported in our tax returns, and therefore the outcome of tax reviews and examinations can be unpredictable. The Company is currently undergoing tax examinations in the U.S., various states and foreign jurisdictions. The Company settled its audit with the Internal Revenue Service for the fiscal year ended June 30, 2018 in June 2024 with no material adjustments. The Company believes it has appropriately accrued for the expected outcome of uncertain tax matters and believes such liabilities represent a reasonable provision for taxes ultimately expected to be paid. However, the Company may need to accrue additional income tax expense and our liability may need to be adjusted as new information becomes known and as these tax examinations continue to progress, or as settlements or litigations occur.

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
The following is a summary of major tax jurisdictions for which tax authorities may assert additional taxes based upon tax years currently under audit and subsequent years that could be audited by the respective taxing authorities.

Jurisdiction	Fiscal Years Open to Examination
U.S. Federal	2021-2023
U.S. States	Various
Australia	2020-2023
U.K.	2011-2023
It is reasonably possible that uncertain tax positions may increase or decrease in the next fiscal year, however, actual developments in this area could differ from those currently expected. As of June 30, 2024, approximately $22 million would affect the Company’s effective income tax rate, if and when recognized in future fiscal years. It is reasonably possible that the amount of uncertain tax liabilities which may be resolved within the next fiscal year is between the range of approximately nil and $48 million, a portion of which will affect our effective income tax rate, primarily as a result of the settlement of tax examinations and the lapsing of statutes of limitations.
Other
The Organization for Economic Cooperation and Development (“OECD”) continues to develop detailed rules to assist member states in the implementation of landmark reforms to the international tax system, as agreed in October 2021 by 136 members of the OECD/G20 Inclusive Framework. These rules are intended to address certain tax challenges arising from digitalization of the global economy and ensure that companies pay a global minimum level of taxation in countries where they operate.
The OECD’s recommendations call for a global minimum effective tax rate of 15% for multinational groups with annual global revenue exceeding 750 million Euros. In December 2022, European Union (“EU”) member states agreed to adopt the OECD’s minimum tax rules, which began going into effect in tax years beginning on or after January 1, 2024. The majority of the EU countries and the U.K. enacted minimum tax legislation in 2023. Several other countries, including Australia, have proposed changes to their tax law to implement the OECD’s minimum tax proposal. Global minimum tax legislation will generally be effective for the Company’s financial year beginning on July 1, 2024. The Company has assessed the potential impact of global minimum tax proposals in the jurisdictions where it operates, including available transitional safe harbor relief which provides more simplified measures, on its consolidated financial statements and related disclosures. Based on our assessment, these rules are not expected to have a material impact on the Company’s results of operations. However, the application of the rules continues to evolve, and its outcome may alter aspects of how the Company’s tax obligations are determined in countries in which it does business. The Company continues to evaluate the potential impact of these rules.
Prior to the enactment of the Tax Act, the Company’s undistributed foreign earnings were considered permanently reinvested and as such, United States federal and state income taxes were not previously recorded on these earnings. As a result of the Tax Act, substantially all of the Company’s earnings in foreign subsidiaries generated prior to the enactment of the Tax Act were deemed to have been repatriated and taxed accordingly. As of June 30, 2024, the Company has approximately $1 billion of undistributed foreign earnings that it intends to reinvest permanently. It is not practicable to estimate the amount of tax that might be payable if these earnings were repatriated. The Company may repatriate future earnings of certain foreign subsidiaries in which case the Company may be required to accrue and pay additional taxes, including any applicable foreign withholding taxes and income taxes.
During the fiscal years ended June 30, 2024, 2023 and 2022, the Company paid gross income taxes of $156 million, $149 million and $175 million, respectively, and received income tax refunds of $17 million, $13 million and $3 million, respectively.

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 21. SEGMENT INFORMATION
The Company manages and reports its businesses in the following five segments:
•Dow Jones—The Dow Jones segment consists of Dow Jones, a global provider of news and business information whose products target individual consumers and enterprise customers and are distributed through a variety of media channels including newspapers, newswires, websites, mobile apps, newsletters, magazines, proprietary databases, live journalism, video and podcasts. Dow Jones’s consumer products include premier brands such as The Wall Street Journal, Barron’s, MarketWatch and Investor’s Business Daily. Dow Jones’s professional information products, which target enterprise customers, include Dow Jones Risk & Compliance, a leading provider of data solutions to help customers identify and manage regulatory, corporate and reputational risk with tools focused on financial crime, sanctions, trade and other compliance requirements, Dow Jones Energy, a leading provider of pricing data, news, insights, analysis and other information for energy commodities and key base chemicals, Factiva, a leading provider of global business content, and Dow Jones Newswires, which distributes real-time business news, information and analysis to financial professionals and investors.
•Digital Real Estate Services—The Digital Real Estate Services segment consists of the Company’s 61.4% interest in REA Group and 80% interest in Move. The remaining 20% interest in Move is held by REA Group. REA Group is a market-leading digital media business specializing in property and is listed on the Australian Securities Exchange (“ASX”) (ASX: REA). REA Group advertises property and property-related services on its websites and mobile apps, including Australia’s leading residential, commercial and share property websites, realestate.com.au, realcommercial.com.au and Flatmates.com.au, property.com.au and property portals in India. In addition, REA Group provides property-related data to the financial sector and financial services through a digital property search and financing experience and a mortgage broking offering.
Move is a leading provider of digital real estate services in the U.S. and primarily operates Realtor.com®, a premier real estate information, advertising and services platform. Move offers real estate advertising solutions to agents and brokers, including its ConnectionsSM Plus, Market VIPSM, AdvantageSM Pro and Listing Toolkit products as well as its referral-based services, ReadyConnect ConciergeSM and RealChoiceTM Selling (formerly UpNest). Move also offers online tools and services to do-it-yourself landlords and tenants.
•Book Publishing—The Book Publishing segment consists of HarperCollins, the second largest consumer book publisher in the world, with operations in 15 countries and particular strengths in general fiction, nonfiction, children’s and religious publishing. HarperCollins owns more than 120 branded publishing imprints, including Harper, William Morrow, Mariner, HarperCollins Children’s Books, Avon, Harlequin and Christian publishers Zondervan and Thomas Nelson, and publishes works by well-known authors such as Harper Lee, George Orwell, Agatha Christie and Zora Neale Hurston, as well as global author brands including J.R.R. Tolkien, C.S. Lewis, Daniel Silva, Karin Slaughter and Dr. Martin Luther King, Jr. It is also home to many beloved children’s books and series and a significant Christian publishing business.
•News Media—The News Media segment consists primarily of News Corp Australia, News UK and the New York Post and includes The Australian, The Daily Telegraph, Herald Sun, The Courier Mail, The Advertiser and the news.com.au website in Australia, The Times, The Sunday Times, The Sun, The Sun on Sunday and thesun.co.uk in the U.K. and the-sun.com in the U.S. This segment also includes Wireless Group, operator of talkSPORT, the leading sports radio network in the U.K., Talk in the U.K., Australian News Channel, which operates the Sky News Australia network, Australia’s 24-hour multi-channel, multi-platform news service, and Storyful, a social media content agency.
•Other—The Other segment consists primarily of general corporate overhead expenses, strategy costs and costs related to the U.K. Newspaper Matters.

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Segment EBITDA is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of, and allocate resources within, the Company’s businesses. Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: depreciation and amortization, impairment and restructuring charges, equity losses of affiliates, interest (expense) income, net, other, net, income tax (expense) benefit and net income (loss) from discontinued operations, net of tax. Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what items should be included in the calculation of Segment EBITDA. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).
Segment information is summarized as follows:

	For the fiscal years ended June 30,
	2024	2023	2022
	(in millions)
Revenues:
Dow Jones	$2,231	$2,153	$2,004
Digital Real Estate Services	1,658	1,539	1,741
Book Publishing	2,093	1,979	2,191
News Media	2,270	2,341	2,501
Other	—	—	—
Total Revenues	$8,252	$8,012	$8,437
Segment EBITDA:
Dow Jones	$542	$494	$433
Digital Real Estate Services	508	457	574
Book Publishing	269	167	306
News Media	133	173	238
Other	(211)	(202)	(227)
Depreciation and amortization	(440)	(415)	(372)
Impairment and restructuring charges	(133)	(121)	(105)
Equity losses of affiliates	(6)	(127)	(13)
Interest expense, net	(18)	(49)	(44)
Other, net	(59)	3	47
Income before income tax expense from continuing operations	585	380	837
Income tax expense from continuing operations	(206)	(152)	(64)
Net income from continuing operations	379	228	773
Net loss from discontinued operations, net of tax	(25)	(41)	(13)
Net income	$354	$187	$760

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	For the fiscal years ended June 30,
	2024	2023	2022
	(in millions)
Depreciation and amortization:
Dow Jones	$153	$152	$119
Digital Real Estate Services	137	123	112
Book Publishing	54	49	49
News Media	91	84	84
Other	5	7	8
Total Depreciation and amortization	$440	$415	$372

	For the fiscal years ended June 30,
	2024	2023	2022
	(in millions)
Capital expenditures:
Dow Jones	$100	$91	$77
Digital Real Estate Services	131	130	109
Book Publishing	32	42	37
News Media	93	83	85
Other	1	1	2
Total Capital expenditures	$357	$347	$310

	As of June 30,
	2024	2023
	(in millions)
Total assets:
Dow Jones	$4,139	$4,305
Digital Real Estate Services	3,020	2,942
Book Publishing	2,647	2,629
News Media	2,018	2,047
Other(a)	1,858	1,783
Investments	429	427
Assets held for sale(b)	2,573	2,788
Total assets	$16,684	$16,921
(a)The Other segment primarily includes Cash and cash equivalents.
(b)See Note 3—Discontinued Operations.

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

	As of June 30,
	2024	2023
	(in millions)
Goodwill and intangible assets, net:
Dow Jones	$3,248	$3,298
Digital Real Estate Services	1,828	1,779
Book Publishing	914	958
News Media	294	316
Other	—	—
Total Goodwill and intangible assets, net	$6,284	$6,351
Geographic Segments

	For the fiscal years ended June 30,
	2024	2023	2022
	(in millions)
Revenues:(a)
U.S. and Canada(b)	$4,004	$3,965	$4,094
Europe(c)	1,734	1,666	1,805
Australasia and Other(d)	2,514	2,381	2,538
Total Revenues	$8,252	$8,012	$8,437
(a)Revenues are attributed to region based on location of customer.
(b)Revenues include approximately $3.9 billion for fiscal 2024, $3.8 billion for fiscal 2023 and $4.0 billion for fiscal 2022 from customers in the U.S.
(c)Revenues include approximately $1.3 billion for fiscal 2024, $1.2 billion for fiscal 2023 and $1.4 billion for fiscal 2022 from customers in the U.K.
(d)Australasia comprises Australia, Asia, Papua New Guinea and New Zealand. Revenues include approximately $2.1 billion for fiscal 2024, $2.0 billion for fiscal 2023 and $2.2 billion for fiscal 2022 from customers in Australia.

	As of June 30,
	2024	2023
	(in millions)
Long-lived assets:(a)
U.S. and Canada	$1,414	$1,623
Europe	858	843
Australasia and Other	762	746
Total long-lived assets	$3,034	$3,212
(a)Reflects total assets less current assets, goodwill, intangible assets, investments and deferred income tax assets.
There is no material reliance on any single customer. Revenues are attributed to countries based on location of customers.

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 22. ADDITIONAL FINANCIAL INFORMATION
Other Non-Current Assets
The following table sets forth the components of Other non-current assets included in the Balance Sheets:

	As of June 30,
	2024	2023
	(in millions)
Royalty advances to authors	$375	$376
Retirement benefit assets	147	134
Inventory	37	41
News America Marketing deferred consideration(a)	—	157
Other	398	358
Total Other non-current assets	$957	$1,066
(a)The balance of the News America Marketing deferred consideration was reclassified to Other current assets during the fiscal year ended June 30, 2024.
Other Current Liabilities
The following table sets forth the components of Other current liabilities included in the Balance Sheets:

	As of June 30,
	2024	2023
	(in millions)
Royalties and commissions payable	$215	$206
Current operating lease liabilities	89	81
Allowance for sales returns	141	154
Other	327	363
Total Other current liabilities	$772	$804

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Accumulated Other Comprehensive Loss
The components of Accumulated other comprehensive loss were as follows:

	For the fiscal years ended June 30,
	2024	2023	2022
	(in millions)
Accumulated other comprehensive loss, net of tax:
Cash flow hedge adjustments:
Balance, beginning of year	33	21	—
Fiscal year activity(a)	(11)	12	21
Balance, end of year	22	33	21
Benefit Plan Adjustments:
Balance, beginning of year	(328)	(321)	(392)
Fiscal year activity(b)	19	(7)	71
Balance, end of year	(309)	(328)	(321)
Foreign currency translation adjustments:
Balance, beginning of year	(952)	(970)	(549)
Fiscal year activity	(12)	18	(421)
Balance, end of year	(964)	(952)	(970)
Total accumulated other comprehensive loss, net of tax:
Balance, beginning of year	(1,247)	(1,270)	(941)
Fiscal year activity, net of income taxes(c)	(4)	23	(329)
Balance, end of year	$(1,251)	$(1,247)	$(1,270)
(a)Net of income tax expense (benefit) of $(4) million, $4 million and $7 million for the fiscal years ended June 30, 2024, 2023 and 2022 respectively.
(b)Net of income tax expense (benefit) of $6 million, $(2) million and $19 million for the fiscal years ended June 30, 2024, 2023 and 2022, respectively.
(c)Excludes $(1) million, $(18) million and $(97) million relating to noncontrolling interests for the fiscal years ended June 30, 2024, 2023 and 2022, respectively.
Other, net
The following table sets forth the components of Other, net included in the Statements of Operations:

	For the fiscal years ended June 30,
	2024	2023	2022
	(in millions)
Remeasurement of equity securities	$(13)	$(9)	$(59)
Dividends received from equity security investments	4	6	19
Gain on sale of businesses(a)	—	—	98
Gain on remeasurement of previously-held interest	5	—	3
Gain on dilution of PropertyGuru investment(b)	—	—	15
Other	(55)	6	(29)
Total Other, net	$(59)	$3	$47
(a)During the fiscal year ended June 30, 2022, REA Group acquired an 18% interest in PropertyGuru in exchange for all shares of REA Group’s entities in Malaysia and Thailand. The Company recognized a gain of $107 million on the disposition of such entities.
(b)During the fiscal year ended June 30, 2022, PropertyGuru completed its merger with Bridgetown 2 Holdings Limited. As a result of the merger and subsequent investments made in connection with the transaction, REA Group’s ownership interest in PropertyGuru was 17.5% and a gain of $15 million was recorded resulting from its ownership dilution in the transaction.

NEWS CORPORATION
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Supplemental Cash Flow Information
The following table sets forth the Company’s gross cash paid for interest and taxes:

	For the fiscal years ended June 30,
	2024	2023	2022
	(in millions)
Cash paid for interest	$97	$61	$46
Cash paid for taxes	156	149	175

NOTE 23. VALUATION AND QUALIFYING ACCOUNTS

	Balance at beginning of year	Additions	Acquisitions and disposals	Utilization	Foreign exchange	Balance at end of year
	(in millions)
Fiscal 2024
Allowances for doubtful accounts	$(52)	$(13)	$(2)	$9	$—	$(58)
Allowances for sales returns	(154)	(446)	—	458	1	(141)
Deferred tax valuation allowance	(1,528)	(9)	(7)	5	(2)	(1,541)
Fiscal 2023
Allowances for doubtful accounts	$(50)	$(12)	$—	$10	$—	$(52)
Allowances for sales returns	(173)	(516)	—	536	(1)	(154)
Deferred tax valuation allowance	(1,477)	(64)	—	15	(2)	(1,528)
Fiscal 2022
Allowances for doubtful accounts	$(53)	$(4)	$—	$5	$2	$(50)
Allowances for sales returns	(190)	(554)	(1)	564	8	(173)
Deferred tax valuation allowance	(1,602)	(251)	(8)	196	188	(1,477)
NOTE 24. SUBSEQUENT EVENTS
Dividend Declaration
In August 2024, the Company declared a semi-annual cash dividend of $0.10 per share for Class A Common Stock and Class B Common Stock. This dividend is payable on October 9, 2024 to stockholders of record as of September 11, 2024.